Exhibit 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

CLEARPOINT NEURO INC.,

IGNITE MERGER SUB, INC.,

CLEARPOINT HOLDINGS, LLC,

IRRAS HOLDINGS, INC.

AND

THE SELLER REPRESENTATIVE

NOVEMBER 6, 2025

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TABLE OF CONTENTS

Page

Article I DESCRIPTION OF THE TRANSACTION		2
1.01	Closing	2
1.02	The Mergers; Effect of the Mergers; Effective Time	3
1.03	Organizational Documents	3
1.04	Officers, Directors and Managers of the Surviving Entities.	4
1.05	Effect on Company Capital Stock at the Effective Time	4
1.06	Effect on Company Capital Stock at the Second Effective Time	5
1.07	Dissenting Shares	5
1.08	Treatment of Equity Awards.	6
1.09	Payment Procedures.	6
1.10	Working Capital Adjustment; Post-Closing Audit.	7
1.11	The Closing Deliverables	10
1.12	Closing Equity Consideration	12
1.13	Closing Payments	12
1.14	Adjustment to the Purchase Price.	13
1.15	Earnout Payment.	13
1.16	Definitions.	14
Article II REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANY		15
2.01	Organization and Power	15
2.02	Subsidiaries	15
2.03	Authorization; No Breach; Valid and Binding Agreement	15
2.04	Capitalization	16
2.05	Financial Statements	17
2.06	Absence of Certain Developments	19
2.07	Title to Properties	20
2.08	Tax Matters	22
2.09	Contracts and Commitments	26
2.10	Intellectual Property	29
2.11	Employee Benefit Plans	31
2.12	Insurance	33
2.13	Compliance with Laws	33
2.14	Health Care Matters	34
2.15	Regulatory Matters.	36
2.16	Anti-Corruption Matters	37
2.17	Environmental Compliance	38
2.18	Affiliated Transactions	38
2.19	Employees	39
2.20	Brokerage	41
2.21	Disputes, Legal Proceedings, and Investigations.	41
2.22	No Other Representations and Warranties	42
Article III REPRESENTATIONS AND WARRANTIES OF SELLERS		42
3.01	Organization	43

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3.02	Authorization; No Breach; Valid and Binding Agreement	43
3.03	Transferred Stock	43
3.04	Litigation	43
3.05	Brokerage	43
3.06	Investment Representations and Warranties.	43
3.07	Squeeze Out Compliance	45
3.08	No Other Representations and Warranties	45
Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER, FIRST MERGER SUB AND SECOND MERGER SUB		46
4.01	Organization and Power	46
4.02	Authorization; No Breach; Valid and Binding Agreement	46
4.03	Capitalization	47
4.04	SEC Filings	47
4.05	Absence of Certain Developments	48
4.06	Valid Issuance	48
4.07	No Violation	48
4.08	Governmental Authorities; Consents	48
4.09	Nasdaq Compliance	49
4.10	Litigation	49
4.11	Brokerage	49
4.12	Investment Representation	49
4.13	Tax Treatment of the Mergers	50
4.14	Anti-Money Laundering; OFAC	50
4.15	Plan Assets	50
4.16	No Other Representations and Warranties	50
Article V COVENANTS		51
5.01	Conduct of the Business	51
5.02	Efforts	53
5.03	Further Assurances	53
5.04	Publicity	53
5.05	Release.	54
5.06	Intercompany Accounts and Contracts.	55
5.07	Tax Matters	55
5.08	Securities Law Exemption; Transfer Restrictions.	59
5.09	Certain Severance Obligations	60
5.10	Stockholder Approval	60
5.11	Resale Registration Statement.	60
Article VI CONDITIONS TO CLOSING		61
6.01	Conditions to the Obligations of Purchaser	61
6.02	Conditions to the Obligations of Sellers and the Target Company	62
6.03	Frustration of Closing Conditions	63
Article VII Termination		63
7.01	Termination	63
7.02	Effect of Termination	64

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Article VIII INDEMNIFICATION		64
8.01	Survival.	64
8.02	Indemnification by Sellers.	65
8.03	Indemnification by Purchaser.	66
8.04	Limitations on Indemnification of the Purchaser Indemnified Parties.	66
8.05	Indemnification Procedures.	67
8.06	Holdback Release	68
8.07	Miscellaneous Indemnification Provisions	69
8.08	Materiality.	70
Article IX DEFINITIONS		70
9.01	Definitions	70
9.02	Other Definitional Provisions	86
Article X MISCELLANEOUS		86
10.01	Notices	86
10.02	Entire Agreement	87
10.03	Expenses	87
10.04	Amendment; Waiver; Severability	87
10.05	Binding Effect; Assignment	88
10.06	Counterparts	88
10.07	Interpretation; Disclosure Schedules	88
10.08	Governing Law; Interpretation	89
10.09	Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial	89
10.10	Specific Performance	90
10.11	Arm’s Length Negotiations; Drafting	90
10.12	Non-Recourse Parties	90
10.13	Conflict Waiver	91
Article XI THE SELLER REPRESENTATIVE		92
11.01	Approval	92
11.02	Authority	92
11.03	Binding Decisions; Rights	93
11.04	Resignation	93
11.05	Exculpation; Indemnification	93

EXHIBITS

Exhibit A Form of Joinder Agreement

Exhibit B Form of Written Consent

Exhibit C Form of First Certificate of Merger

Exhibit D Form of Second Certificate of Merger

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of November [  ], 2025, is entered into by and among ClearPoint Neuro Inc., a Delaware corporation (“Purchaser”), Ignite Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Purchaser (“First Merger Sub”), ClearPoint Holdings, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Purchaser (“Second Merger Sub”), and IRRAS Holdings, Inc., a Delaware corporation (the “Target Company”), Marios Fotiadis, in his capacity as a representative, and Olof Clausson, in his capacity as a representative (acting jointly and not severally in their capacities as the representatives of Sellers, the “Seller Representative”), and the equityholders of the Target Company that have executed the joinder agreement attached hereto as Exhibit A (such, equityholders, “Sellers,” such joinder agreement, the “Joinder Agreement,” and Sellers, together with the Seller Representative, Purchaser, First Merger Sub, Second Merger Sub and the Target Company, the “Parties”).

Capitalized terms used and not otherwise defined herein have the meanings set forth in Article IX.

RECITALS:

WHEREAS, the Parties wish to effect a business combination through (a) the merger of First Merger Sub with and into the Target Company (the “First Merger”), with the Target Company continuing as the Surviving Company in the First Merger and (b) immediately following the First Merger, the merger of the Target Company, as the Surviving Company in the First Merger, with and into Second Merger Sub (the “Second Merger,” and, together with the First Merger, the “Mergers”), with Second Merger Sub continuing as the Surviving Entity in the Second Merger, in each case, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the Parties intend that, for U.S. federal (and applicable state and local) income tax purposes, (a) the First Merger and the Second Merger will be considered together as a single integrated transaction and treated as the Target Company merging with and into the Purchaser in a transaction that will qualify as a “reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder to which each of Purchaser, First Merger Sub, Second Merger Sub, and the Target Company are to be parties under Section 368(b) of the Code, and (b) this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354 and 368 of the Code and the Treasury Regulations thereunder (clauses (a) and (b), collectively, the “Intended Tax Treatment”);

WHEREAS, the board of directors of the Target Company (the “Target Company Board”) has carefully considered the terms of this Agreement and has unanimously (a) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), including the Mergers, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Target Company, Sellers, (b) approved this Agreement in accordance with applicable Law and (c) adopted

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a resolution directing that the adoption of this Agreement be submitted to Sellers for consideration and recommending that each Seller adopts this Agreement;

WHEREAS, the board of directors of First Merger Sub has (a) declared this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of First Merger Sub and the sole stockholder of First Merger Sub and (b) adopted a resolution recommending that Purchaser, as the sole stockholder of First Merger Sub, adopt this Agreement;

WHEREAS, the board of managers of Second Merger Sub has (a) declared this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Second Merger Sub and the sole member of Second Merger Sub and (b) adopted a resolution recommending that Purchaser, as the sole member of Second Merger Sub, approve this Agreement;

WHEREAS, the board of directors of Purchaser has approved this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein; and

WHEREAS, immediately following the execution and delivery of this Agreement, the Target Company shall seek to obtain and deliver to Purchaser a written consent in substantially the form attached hereto as Exhibit B (the “Written Consent”), executed by each Seller identified on Schedule 1 (collectively, the “Consenting Stockholders”), evidencing the obtainment of the Requisite Stockholder Approval, and the Target Company shall seek to obtain and deliver to Purchaser immediately after the delivery of such executed Written Consent the Joinder Agreement executed by each Consenting Stockholder.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DESCRIPTION OF THE TRANSACTION

1.01 Closing. The consummation of the Transactions (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time and location to be specified by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and location, or in such other manner, as

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the Parties agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

1.02 The Mergers; Effect of the Mergers; Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), First Merger Sub shall be merged with and into the Target Company, the separate existence of First Merger Sub shall cease, and the Target Company will continue as the Surviving Company of the First Merger.

(b) Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Effective Time (as defined below), the Target Company shall be merged with and into Second Merger Sub, and Purchaser shall take all actions necessary to cause such merger to be consummated, the separate existence of the Target Company shall cease, and Second Merger Sub will continue as the Surviving Entity of the Second Merger.

(c) The Mergers shall have the effects set forth in this Agreement and pursuant to applicable Law.

(d) Concurrently with, or as promptly as practicable after the Closing, the Parties shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit C (the “First Certificate of Merger”) with respect to the First Merger and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the First Merger. The First Merger shall become effective at the time the First Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are agreed by Purchaser and the Target Company and specified in the First Certificate of Merger (such date and time, the “Effective Time”).

(e) Subject to Section 2.02(b), immediately following the Effective Time, the Parties shall cause the Second Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit D (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with respect to the Second Merger and executed in accordance with the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and the DLLCA in order to consummate the Second Merger. The Second Merger shall become effective at the time the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are agreed by Purchaser and the Surviving Company of the First Merger and specified in the Second Certificate of Merger (such date and time, the “Second Merger Effective Time”).

1.03 Organizational Documents. Unless otherwise agreed in writing by Purchaser and the Target Company prior to the Effective Time:

(a) at the Effective Time, the certificate of incorporation and the bylaws of the Surviving Company shall be amended to be identical to the certificate of incorporation and the bylaws of First Merger Sub (except that the name of the Surviving Company shall not be changed), as in effect immediately prior to the Effective Time; and

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(b) at the Second Merger Effective Time, the certificate of formation and the limited liability company agreement of Second Merger Sub, as in effect immediately prior to the Second Merger Effective Time, if any, shall be the certificate of formation and the limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law.

1.04 Officers, Directors and Managers of the Surviving Entities.

(a) The Parties shall take all requisite action so that (i) the directors of First Merger Sub serving in such position immediately prior to the Effective Time shall become, as of the Effective Time, the directors of the Surviving Company after the consummation of the First Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (ii) the managers of Second Merger Sub serving in such position immediately prior to the Second Merger Effective Time shall become, as of the Second Merger Effective Time, the managers of the Surviving Entity after the consummation of the Second Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(b) The Parties shall take all requisite action so that (i) the officers of First Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the officers of the Surviving Company after the consummation of the First Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (ii) the officers of Second Merger Sub serving in such positions immediately prior to the Second Merger Effective Time shall become, as of the Second Merger Effective Time, if any, the officers of the Surviving Entity after the consummation of the Second Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.05 Effect on Company Capital Stock at the Effective Time. At the Effective Time, by virtue of the First Merger and without any further action on the part of the Parties or any Seller or any other Person:

(a) (i) Subject to Section 1.06, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares (each, as defined below)) shall be canceled and shall cease to exist, and each holder of such share of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive, in accordance with the procedures and subject to the conditions and limitations set forth in this Agreement, such Seller’s allocable share of the Closing Consideration in an amount in cash and a number of shares of Purchaser Common Stock allocable to such Seller in accordance with the allocations set forth on the Seller Allocation Schedule.

(b) Each share of common stock, par value $0.0001 per share, of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Company following the First Merger.

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(c) Each share of Company Capital Stock held by the Target Company, Purchaser or any direct or indirect wholly owned subsidiary of Purchaser immediately prior to the Effective Time (collectively, “Excluded Shares”) shall be canceled and extinguished without any conversion thereof.

(d) Notwithstanding anything to the contrary in this Agreement, no fractional shares of Purchaser Common Stock will be issued, and no certificates or scrip for any such fractional shares shall be issued hereunder and such fractional shares and any rights thereto shall be cancelled, terminated and otherwise eliminated.

(e) For purposes of calculating the aggregate amount of cash payable and shares of Purchaser Common Stock issuable to each Seller pursuant to this Section 1.05, (i) all shares of Company Capital Stock held by each such Seller shall be aggregated on a certificate-by-certificate basis, (ii) the amount of cash to be paid to each Seller with respect to such holder’s shares of Company Capital Stock shall be rounded down to the nearest whole cent, and (iii) the number of shares of Purchaser Common Stock to be issued to each Seller with respect to such holder’s shares of Company Capital Stock shall be rounded down to the nearest whole number.

(f) If at any time during the period between the date of this Agreement and the Effective Time (or with respect to Purchaser, and with respect to the release of the Holdback Shares, on or prior to the release of such shares pursuant to the terms of this Agreement), any change in the outstanding shares of capital stock of Purchaser or the Target Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement which is based on the price of Purchaser Common Stock or the number of shares of Purchaser Common Stock, as the case may be, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

1.06 Effect on Company Capital Stock at the Second Effective Time. At the Second Merger Effective Time, if any, by virtue of the Second Merger and without any further action on the part of the Parties or any Seller, (i) each membership interest of Second Merger Sub issued and outstanding immediately prior to the Second Merger Effective Time shall remain outstanding as a membership interest of the Surviving Entity and (ii) all shares of common stock of the Target Company (as the Surviving Company of the First Merger) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

1.07 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Sellers properly exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive any consideration pursuant to Section 1.05, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to

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appraisal, such holder’s shares of Company Capital Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the consideration in respect thereof set forth in Section 1.05, without any interest thereon. The Target Company shall give Purchaser, First Merger Sub and Second Merger Sub (a) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Target Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Target Company shall not, except with the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed), voluntarily make or agree to make any payment with respect to any demands for appraisals of Company Capital Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.08 Treatment of Equity Awards.

(a) At the Effective Time, each Company Option that is outstanding and unexercised as of immediately before the Effective Time shall be automatically cancelled and converted into the right to receive (less applicable withholding Taxes) the holder’s allocable portion of the Closing Consideration and the Earnout Payments (if any), in each case, in accordance with the allocations set forth on the Seller Allocation Schedule. Any such payments to be made in cash shall be made, in the case of holders that received their Company Option in their capacity as (or that had vesting tied to the holder’s performance of services as) an employee of the Target Company or an Affiliate thereof, through the payroll system of Purchaser or an Affiliate of Purchaser (including the Target Company) and, for all other holders, through accounts payable of Purchaser or an Affiliate of Purchaser. Any such payments in respect of Company Options shall be made, to the greatest extent practicable, at the same time or times that the corresponding payments of the Closing Consideration or the Earnout Payments (as applicable) are paid to the Sellers in accordance with this Agreement. Any such payment amounts will be reflective by such in-the-money Company Option holder receiving per share consideration (as set forth on the Purchase Price Calculations tab of the Seller Allocation Schedule) that is less than applicable Company Option exercise price, in each case, as set forth in Column W of Option Ledger tab of the Seller Allocation Schedule (the aggregate amount of which ties to the aggregate exercise price of in-the-money Company Options reflected on the Purchase Price Calculations tab of the Seller Allocation Schedule). For the avoidance of doubt, the inclusion of the aggregate exercise price of the in-the-money Company Options noted above that are outstanding and unexercised as of immediately before the Effective Time in the calculation of Cash Consideration is solely being used for purposes of the calculation of per share merger consideration among Sellers in the Seller Allocation Schedule and will not increase or otherwise impact the total Cash Consideration of Purchaser.

1.09 Payment Procedures.

(a) Paying Agent. Between signing this Agreement and the Closing Date, Purchaser and the Target Company will mutually agree on a paying agent (the “Paying Agent”) for the purpose of paying each Seller’s allocable share of the Cash Consideration and any other cash amounts payable to Sellers under this Agreement, to be allocated among the Sellers in

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accordance with the Seller Allocation Schedule and the Closing Payment Certificate delivered to Purchaser by the Target Company pursuant to Section 1.11(c)(ii).

(b) Transmittal Letters. Promptly following the date hereof, the Target Company shall cause the Paying Agent to distribute to each Seller a transmittal in a form to be mutually agreed upon by Purchaser and the Target Company (each, a “Transmittal Letter”), which contains a customary release consistent with Section 5.05, advising such Seller of the Mergers and the procedures for submitting to the Paying Agent such Seller’s Transmittal Letter (together with all other documentation required pursuant to the Transmittal Letter) in order to receive the portion of the Cash Consideration and any other cash amounts payable to such Seller pursuant to and at the times provided in this Agreement.

(c) Distributions by Paying Agent. Following the Closing, within one (1) Business Day of the Paying Agent’s receipt from a Seller of all required documentation pursuant to such Seller’s Transmittal Letter, the Paying Agent shall deliver to such Seller, in accordance with the terms of such Seller’s Transmittal Letter, the aggregate Cash Consideration payable to such Seller and, within one (1) Business Day of the Paying Agent’s receipt of any other cash distribution to Sellers pursuant to this Agreement (including payments under Section 1.13(c)), such Seller’s allocable share thereof as set forth in the Seller Allocation Schedule; provided, however, that to the extent all required documentation is provided to the Paying Agent at least two (2) Business Days prior to the Closing Date by a Seller, Purchaser shall cause the Paying Agent to pay such Seller’s aggregate amount of the Cash Consideration on the Closing Date. For the avoidance of doubt, the issuance and delivery of any shares of Purchaser Common Stock comprising the Closing Equity Consideration shall be effected by the Transfer Agent.

(d) Reliance. In the event of any conflict between the allocations among Sellers set forth in the Seller Allocation Schedule and any allocation provided for elsewhere in this Agreement, the Seller Allocation Schedule (as may be adjusted upon the mutual written agreement of Purchaser and the Target Company to correct any manifest errors) shall control. Notwithstanding anything to the contrary herein or in the Target Company’s organizational documents, the Purchaser, First Merger Sub, Second Merger Sub, the Surviving Company, the Surviving Entity, their respective Subsidiaries, and the Paying Agent may rely on the Seller Allocation Schedule and the Closing Payment Certificate as conclusive evidence of amounts payable to Sellers pursuant to this Agreement. The Parties acknowledge and agree that none of Purchaser, First Merger Sub, Second Merger Sub, the Surviving Company, or the Surviving Entity shall have any obligation to verify the payments set forth in the Closing Payment Certificate or the Seller Allocation Schedule, and upon payment of the amounts in accordance therewith, the foregoing Persons shall have satisfied their respective payment obligations under Section 1.13 (subject to any adjustments to the Closing Consideration).

(e) Transfers of Ownership. At the Effective Time, the share transfer books of the Target Company shall be closed, and there shall be no further registration of transfers of shares thereafter on the records of the Target Company or the Surviving Company.

(f) Escheat. Notwithstanding anything to the contrary in this Agreement, none of Purchaser, the Surviving Company, the Surviving Entity, their Subsidiaries, the Transfer Agent,

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the Paying Agent, nor any Seller shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.10 Working Capital Adjustment; Post-Closing Audit.

(a) Estimated Closing Consideration. At least three (3) Business Days prior to the Closing Date, the Target Company shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth the Target Company’s good faith estimates of the Company Cash, Indebtedness, Working Capital and Transaction Expenses, respectively, as of immediately prior to the Closing, together with its calculation of the Estimated Closing Consideration. As used herein, “Estimated Company Cash,” “Estimated Indebtedness,” “Estimated Working Capital,” and “Estimated Transaction Expenses” mean the estimates of Company Cash, Indebtedness, Working Capital and Transaction Expenses, respectively, as set forth in the Estimated Closing Statement. “Estimated Closing Consideration” means the Closing Consideration, calculated in accordance with this Agreement, assuming for purposes of such calculation that (i) Company Cash is equal to the Estimated Company Cash, (ii) Indebtedness is equal to the Estimated Indebtedness, (iii) Working Capital is equal to the Estimated Working Capital, and (iv) Transaction Expenses are equal to the Estimated Transaction Expenses. The Estimated Closing Statement shall (X) be prepared in accordance with the Target Company’s historical accounting principles, practices and procedures (unless otherwise required by applicable Law), consistently applied, and in accordance with the terms of this Agreement and GAAP, (Y) be derived from the books and records (including the general ledgers) of the Target Company, and (Z) accurately and correctly reflect such books and records (including the general ledgers). Purchaser shall have the right to review and comment on the Estimated Closing Statement prior to the Closing, and the Target Company shall consider any such comments in good faith; if any updates are made as a result of such review and comment by Purchaser, such updated Estimated Closing Statement shall be the final Estimated Closing Statement for purposes of the Closing, and the Estimated Closing Statement shall be updated to give effect to any such modifications. For purposes of calculating the Estimated Closing Consideration, the Estimated Working Capital shall equal the lesser of (x) the Target Working Capital and (y) the Estimated Working Capital set forth in the Estimated Closing Statement.

(b) Adjustment.

(i) Within 60 days following the Closing Date, Purchaser shall prepare and deliver to the Seller Representative, on behalf of the Sellers, a statement (the “Closing Adjustment Statement”) setting forth the final amounts as of the Closing Date for Company Cash, Indebtedness, Working Capital, and Transaction Expenses. The Closing Adjustment Statement shall include the Purchaser’s calculation of the aggregate amount, whether positive or negative, equal to (a) the difference between the estimated amounts for Company Cash, Indebtedness, Working Capital, and Transaction Expenses as stated in the Estimated Closing Statement and (b) the actual amounts for Company Cash, Indebtedness, Working Capital, and Transaction Expenses as of the Closing as set forth in the Closing Adjustment Statement (the “Adjustment Amount”).

(ii) If the Adjustment Amount is negative, the Adjustment Amount shall be satisfied as follows:

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(1) First, by cancellation of a number of Adjustment Holdback Shares having a value equal to the Adjustment Amount, calculated based on the Purchaser Share Price.

(2) Second, to the extent the Adjustment Amount is not fully satisfied by cancellation of all Adjustment Holdback Shares, the remaining portion of the Adjustment Amount shall be satisfied by cancellation of a number of Indemnification Holdback Shares having an aggregate value, calculated based on the Purchaser Share Price, equal to the remaining Adjustment Amount, or, if the value of the remaining Adjustment Amount exceeds the value of all remaining Indemnification Holdback Shares, by cancellation of all Indemnification Holdback Shares.

(3) Third, to the extent the Adjustment Amount is not fully satisfied by cancellation of all Adjustment Holdback Shares and all Indemnification Holdback Shares, each Seller shall pay its pro rata percentage, as set forth on the Seller Allocation Schedule, of the remaining unpaid portion of the Sellers Shortfall Amount to Purchaser in cash within 10 Business Days.

Purchaser shall release any Adjustment Holdback Shares not cancelled pursuant to this Section 1.10(b)(ii) to Sellers within 10 Business Days of the final determination of any Adjustment Amount in accordance with the Seller Allocation Schedule.

(iii) If the Adjustment Amount is positive, at the sole option of Purchaser, (1) the Adjustment Amount may be paid in cash by Purchaser to the Paying Agent for distribution to Sellers, or alternatively, (2) Purchaser may issue to Sellers a number of Shares (rounded up) having an aggregate value equal to the Adjustment Amount, calculated based on the Purchaser Share Price and allocated among Sellers in accordance with the Seller Allocation Schedule and, in each case, Purchaser shall release all Adjustment Holdback Shares to Sellers within 10 Business Days of the final determination of Working Capital.

(iv) Any cash payment required to be paid by Purchaser to Sellers under this Section 1.08(a), shall be paid by Purchaser to the Paying Agent for distribution to the Sellers in accordance with the Seller Allocation Schedule, to an account designated in writing to the Purchaser by the Paying Agent prior to the Closing.

(c) Disputes.

(i) The Seller Representative, on behalf of Sellers, shall have 30 days from its receipt of the Closing Adjustment Statement to review and either accept or dispute the Closing Adjustment Statement.

(ii) If the Seller Representative disputes the Closing Adjustment Statement, it shall provide written notice to Purchaser detailing the specific items in dispute. The parties shall then have 30 days to resolve such disputed items.

(iii) If the parties cannot resolve the dispute within said 30 days, they shall jointly appoint an independent accounting firm to make a determination, which shall be final

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and binding on both parties. If the independent accounting firm resolves all of the dispute in favor of Sellers, Purchaser shall be responsible for all of the fees and expenses of the independent accounting firm. If the independent accounting firm resolves all of the dispute in favor of Purchaser, Sellers shall, on a pro rata basis, be responsible for all of the fees and expenses of the independent accounting firm. If the independent accounting firm resolves some of the disputes in favor of Sellers and the rest of the disputes in favor of Purchaser, Sellers, on a pro rata basis on the one hand, shall be responsible for a proportionate amount of the fees and expenses of the independent accounting firm based on the dollar amount of the disputes resolved against Sellers compared to the dollar amount of the disputes submitted to the independent accounting firm, and Purchaser, on the other hand, shall be responsible for a proportionate amount of the fees and expenses of the independent accounting firm based on the dollar amount of the disputes resolved against Purchaser compared to the total dollar amount of all unresolved disputes submitted to the independent accounting firm. For example, should the disputes total $1,000 and the independent accounting firm awards $600 in favor of Sellers position, 60% of the costs of the independent accounting firm’s review would be borne by Purchaser and 40% of such costs would be borne by Sellers. Any portion of the fees and expenses of the independent accounting firm allocated to Sellers pursuant to this Section 1.10(c)(iii) may, at Purchaser’s election, be satisfied by cancellation of a number of Holdback Shares having a value equal to such fees and expenses (as calculated based on the Purchaser Share Price), and Purchaser shall be entitled to cancel such Holdback Shares accordingly, with such cancellation to be allocated among Sellers on a pro rata basis in accordance with the Seller Allocation Schedule.

1.11 The Closing Deliverables. Subject to the terms and conditions set forth in this Agreement, at or prior to the Closing:

(a) Purchaser shall deliver, or cause to be delivered:

(i) to each Seller, evidence of the delivery of the applicable portion of the Cash Consideration and applicable portion of the shares of Purchaser Common Stock that comprise the Closing Equity Consideration, in book entry form in the records of the registrar and Transfer Agent of the Purchaser Common Stock, in accordance with the allocation delivered by the Seller Representative to Purchaser in the Closing Payment Certificate and in accordance with Section 1.12; and

(ii) the certificate required to be delivered pursuant to Section 6.02(d).

(b) Each Seller shall deliver, or cause to be delivered to Purchaser:

(i) Written Consents executed by the Consenting Stockholders;

(ii) A properly completed and duly executed IRS Form W-9 for the Company and a properly completed and duly executed IRS Form W-9 or appropriate IRS Form W-8 (as applicable) for each Seller, each holder of a Company Option and each payee pursuant to Section 1.13(b);

(iii) A certificate from the Company complying with Sections 897 and 1445 of the Code and the Treasury Regulations promulgated thereunder certifying the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the

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Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code and a notice form to the IRS with respect to such certificate (in accordance with Treasury Regulation Section 1.897-2(h)), together with written authorization for Purchaser to deliver such notice form to the IRS on behalf of the Company after the Closing;

(iv) Such Seller’s Transmittal Letter; and

(v) Joinder Agreements executed by the Consenting Stockholders.

(c) The Target Company shall deliver, or cause to be delivered to Purchaser:

(i) the Lease Consent, duly executed by Landlord;

(ii) at least three Business Days prior to Closing, the Estimated Closing Statement, duly executed by an officer of the Target Company;

(iii) at least three Business Days prior to Closing, a certificate (the “Closing Payment Certificate”), duly executed by an officer of the Target Company, certifying an allocation of the Closing Consideration between each Seller and the Transferred Stock being sold by such Seller in accordance with the Seller Allocation Schedule;

(iv) evidence satisfactory to Purchaser confirming completion of the Squeeze Out, satisfaction of the payments and obligations to the minority shareholders of IRRAS AB, and satisfaction of the payment of any legal expenses or other transaction expenses related to the Squeeze Out;

(v) evidence satisfactory to Purchaser confirming that IRRAS AB has been delisted from NASDAQ Stockholm;

(vi) evidence satisfactory to Purchaser that Target Company has fully discharged all Change of Control Payments triggered in connection with the consummation of the Transaction, other than the severance obligations of Purchaser set forth in Section 5.09;

(vii) evidence satisfactory to Purchaser that Target Company has paid off and fully discharged the liabilities set forth on Schedule 1.11(c)(vii);

(viii) a certificate, duly executed by an authorized officer of the Target Company, certifying that all convertible promissory notes identified on Schedule 1.11(c)(viii) have been validly converted into equity of the Target Company prior to Closing in accordance with their respective terms and all applicable Laws, and that no convertible promissory notes remain outstanding;

(ix) evidence, in form and substance satisfactory to Purchaser, that the (A) Amended and Restated Voting Agreement dated May 2, 2025, (B) Investors’ Rights Agreement dated May 2, 2025, and (C) Amended and Restated Right of First Refusal and Co-Sale Agreement dated May 2, 2025, have each been irrevocably terminated, and are of no further force or effect, effective as of the Closing;

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(x) audited balance sheets of the Group Companies as of December 31, 2024 and the related audited statement of income, statement of changes to equityholders’ equity and statement of cash flow for the year then ended (the “Audited Financial Statements Closing Condition”). If (i) the Audited Financial Statements Closing Condition has not been satisfied by November 14, 2025, and (ii) all other Seller and Target Company Closing Deliverables in Section 1.11(b) and (c) have been satisfied as of November 14, 2025, and (iii) Purchaser has not waived the Audited Financial Statements Closing Condition on or before November 14, 2025, then the Target Working Capital shall be adjusted from $480,000 to $390,000. If (i) the Audited Financial Statements Closing Condition has not been satisfied by November 28, 2025, (ii) all other Seller and Target Company Closing Deliverables in Section 1.11(b) and (c) have been satisfied as of November 28, 2025, and (iii) Purchaser has not waived the Audited Financial Statements Closing Condition on or before November 28, 2025, then the Target Working Capital shall be further adjusted from $390,000 to $300,000. For avoidance of doubt, if (i) the Audited Financial Statements Closing Condition has not been satisfied by November 14, 2025 (or November 28, 2025, as applicable) and (ii) all other Seller and Target Company Closing Deliverables in Section 1.11(b) and (c) have not been satisfied as of such date, then the Target Working Capital shall remain at $480,000. Further, if Purchaser waives the Audited Financial Statements Closing Condition on or before November 14, 2025 (or November 28, 2025, as applicable), then no Target Working Capital adjustment shall be made. Notwithstanding the foregoing, the management teams of the Purchaser and the Target Company will have a collaborative, good faith discussion on November 12, 2025 or November 13, 2025 to review the progress of the Audited Financial Statements, following which the Purchaser’s management may in good faith determine (i) it has confidence in the anticipated timeline for delivery of the Audited Financial Statements; (ii) no conditions exist that could materially affect or delay the completion of the Audited Financial Statements; and (iii) it has confidence that the Audited Financial Statements will not reflect any material adverse financial conditions, and based on such, and the Purchaser may, in its sole discretion, waive the Audited Financial Statements Closing Condition;

(xi) payoff letters from each holder of Estimated Indebtedness and expenses invoices from each the Persons entitled to payment of Transaction Expenses identified in clause (i) of the definition of Transaction Expenses; and

(xii) letters of resignation from all officers and directors of the Target Company and its Subsidiaries and the Vice President of Human Capital of the Target Company, each such letter resigning the individual from office effective as of the Closing and acknowledging that such individual has no claim outstanding against the Target Company or any Subsidiary for compensation for loss of office or otherwise including redundancy and unfair dismissal.

1.12 Closing Equity Consideration. On the Closing Date, Purchaser shall issue to each Seller shares of Purchaser Common Stock comprising such Sellers’ applicable portion of the Closing Equity Consideration, in accordance with the Seller Allocation Schedule, all of which shall be issued in book entry form and contain or be subject to the applicable restrictive legends set forth in Section 5.08.

1.13 Closing Payments. On the Closing Date, Purchaser shall pay or deposit (or shall cause the Target Company to pay or deposit), by wire transfer of immediately available funds, the following:

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(a) on behalf of the Target Company, the amounts necessary to repay each item of Indebtedness to be repaid pursuant to any applicable payoff letters, in each case, to the accounts designated by such payees in their respective payoff letters; provided that any Indebtedness to be repaid to current or former employees of the Target Company or its Subsidiaries shall be paid to the Target Company or its applicable Subsidiary for payment through the Target Company’s or its applicable Subsidiary’s payroll system (less all required Tax withholdings) in accordance with the agreements governing such Indebtedness;

(b) on behalf of the Target Company, the amounts necessary to repay each of the Estimated Transaction Expenses, to such accounts designated in writing by the Target Company prior to Closing;

(c) the Cash Consideration to the Paying Agent for distribution to the Sellers in accordance with the Seller Allocation Schedule, to an account designated in writing to the Purchaser by the Paying Agent prior to the Closing.

1.14 Adjustment to the Purchase Price.

(a) A payment made by Sellers to the Purchaser in satisfaction of a liability arising under this Agreement will be treated as far as possible as having adjusted the Purchase Price by the amount of the payment but will not reduce the Purchase Price to below zero.

(b) A payment made by the Purchaser to Sellers in satisfaction of a liability arising under this Agreement will be treated as far as possible as having adjusted the Purchase Price by the amount of the payment.

1.15 Earnout Payment.

(a) For the three one-year periods of January 1, 2026 to December 31, 2026, January 1, 2027 to December 31, 2027, and January 1, 2028 to December 31, 2028 (each, a “Earnout Year,” and such three-year period, the “Earnout Period”), Purchaser shall pay Sellers through the Paying Agent an aggregate earnout payment, (an “Earnout Payment”), in accordance with such Seller’s allocable share as set forth in the Seller Allocation Schedule, equal to 25% of that portion of Net Sales of IRRAS Products in such Earnout Year that exceeds: (a) $13,000,000 for the period ending December 31, 2026, (b) $17,000,000 for the period ending December 31, 2027, and (c) $22,000,000 for the period ending December 31, 2028 (each, a “Threshold Amount”). No earnout payment will be owed for such applicable year unless Net Sales in that Earnout Year exceed the applicable Threshold Amount, and no earnout payments shall apply to sales at or below such Threshold Amount. Net Sales shall be calculated in accordance with Purchaser’s standard GAAP accounting, deducting only customary items such as discounts, refunds, credits, taxes (other than income taxes), and shipping charges.

(b) Within 90 days after the completion of each Earnout Year, Purchaser shall deliver a statement, prepared in good faith by Purchaser, to the Seller Representative detailing Net Sales of IRRAS Products and any earnout payments due for that applicable Earnout Year, together with any required payment. Following the delivery of such earnout statement, Purchaser shall provide the Seller Representative and any accountants or advisors retained by the Seller Representative with reasonable access to the books and records of the Target Company for the

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purposes of: (A) enabling the Seller Representative and its accountants and advisors to calculate, and to review Purchaser’s determination of Net Sales of IRRAS Products and any earnout payments due and (B) identifying any dispute related to the calculation of such amounts. In addition, the Seller Representative may, at its own expense and not more than once per year, review Purchaser’s relevant sales records upon at least 30 days’ written notice, provided such audit is conducted by an independent accounting firm and is not unreasonably disruptive. If an audit reveals an underpayment of any earnout payment, Purchaser shall promptly pay to the Paying Agent to be disbursed to each Sellers such Seller’s applicable share of such underpayment, and, if such underpayment exceeds 5% of the earnout payment for the audited year, Purchaser shall reimburse the Seller Representative for its reasonable audit costs and expenses. No earnout payment will be payable on transfers unrelated to third-party sales or for internal use, and no shortfall in any year may be carried forward or applied to another period. Any disputes regarding calculation or reporting of the Net Sales of IRRAS Products or any earnout payment shall be resolved by an independent accounting firm in accordance with the provisions of Section 1.10(c)(iii) above.

(c) For the avoidance of doubt, Purchaser shall have sole discretion regarding the level of effort it uses for promotion, marketing and sales of the IRRAS Products. No earnout payments shall be owed or payable except as expressly provided in this Section 1.15. Any payment required to be paid by Purchaser under this Section 1.15, shall be paid by Purchaser to Sellers by wire transfer of immediately available funds to accounts designated in writing by each such Seller.

1.16 Definitions. For the purposes of this Agreement:

(a) “Adjustment Holdback Shares” means 15,000 shares of Purchaser Common Stock held by Purchaser and subject to securing any payments due from Sellers to Purchaser under Section 1.14.

(b) “Cash Consideration” means $5,000,000, plus the Company Cash, plus the aggregate exercise price of the in-the-money Company Options that are outstanding and unexercised as of immediately before the Effective Time (as reflected on the Purchase Price Calculations tab of the Seller Allocation Schedule), less the aggregate amount of Transaction Expenses and Indebtedness paid by Purchaser on behalf of the Target Company and Sellers at Closing; for the avoidance of doubt, the inclusion of the aggregate exercise price of the in-the-money Company Options that are outstanding and unexercised as of immediately before the Effective Time in the foregoing calculation is solely being used for purposes of the calculation of per share merger consideration among Sellers in the Seller Allocation Schedule and will not increase or otherwise impact the total Cash Consideration of Purchaser.

(c) “Closing Consideration” means the Cash Consideration and Closing Equity Consideration.

(d) “Closing Equity Consideration” means 1,325,000 shares of Purchaser Common Stock less the amount of shares of Purchaser Common Stock that would have otherwise been issued to certain Company Option holders and instead is being paid in cash (such amount of shares (rounded down) determined by dividing such cash amount to be paid by the Purchaser Share Price and reflected as an all cash treatment in Column D on the Option Ledger tab of the Seller

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Allocation Schedule); provided that, notwithstanding anything to the contrary in this Agreement, in no event shall the total number of shares of Purchaser Common Stock issuable in respect of the Closing Equity Consideration exceed 19.9% of the total number of shares of Purchaser Common Stock outstanding as of the date of issuance (the “Share Cap”), and, to the extent the calculation of the Closing Equity Consideration would result in the issuance to Sellers of a number of shares of Purchaser Common Stock in excess of the Share Cap, the balance of such payment will be made in cash (calculated as (a) the number of such shares of Purchaser Common Stock in excess of the Share Cap (rounded down to the nearest whole share) multiplied by (b) the Purchaser Share Price) allocated among Sellers in accordance with the Seller Allocation Schedule.

(e) “Company Capital Stock” means the equity securities of the Target Company.

(f) “Company Cash” means, without duplication, the aggregate amount of unrestricted cash and cash equivalents held by the Target Company as of immediately prior to Closing (including cash used to cash collateralized any letter of credit of the Target Company), as determined in accordance with GAAP, net of the aggregate amount of all outstanding checks and drafts and all uncleared wires issued by the Target Company (and excluding any cash or cash equivalents subject to Taxes on repatriation to the United States).

(g) “Holdback Shares” means the Adjustment Holdback Shares and Indemnification Holdback Shares.

(h) “Indemnification Holdback Shares” means 190,000 shares of Purchaser Common Stock to be held by Purchaser and subject to securing Sellers’ indemnification obligations hereunder pursuant to Section 8.02.

(i) “Seller Allocation Schedule” means schedule that sets forth the allocation of the Closing Consideration among Sellers in accordance with Schedule 1.16(g), as may be updated by the Company prior to Closing.

(j) “Transfer Agent” means Continental Stock Transfer & Trust Company.

Article II

REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANY

The Target Company represents and warrants to Purchaser that the statements in this Article II are true, correct and complete, except as set forth in the schedules accompanying this Agreement (the “Disclosure Schedules”), as of the date hereof and as of the Closing Date.

2.01 Organization and Power. The Target Company is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Target Company has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted in each jurisdiction in which such licenses or permits are necessary and each such jurisdiction is listed on Schedule 2.01. The Target Company has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform

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its obligations hereunder and thereunder and to consummate the Transactions. Sellers have delivered or made available to Purchaser prior to the date hereof a true, complete, and correct copy of the organization documents of the Target Company.

2.02 Subsidiaries. The Target Company’s Subsidiaries are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted in each jurisdiction in which such licenses or permits are necessary and each such jurisdiction is listed on Schedule 2.02. Sellers have delivered or made available to Purchaser prior to the date hereof a true, complete, and correct copy of the organizational documents of each Subsidiary.

2.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution and delivery of this Agreement and the other Transaction Documents to which the Target Company is or will be a party, the performance by the Target Company of its obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by the requisite company action on the part of the Target Company. This Agreement and each of the other Transaction Documents to which the Target Company is or will be a party has been duly and validly executed and delivered by the Target Company and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Document, when so executed and delivered, will constitute, the legal, valid and binding obligations of the Target Company, enforceable against it in accordance with its terms. The Target Company has made available to Purchaser correct and complete copies of resolutions adopted by the directors, general partner, manager(s) and member(s) (as applicable) authorizing the execution and delivery of this Agreement and the Transaction Documents to which the Target Company is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions, each of which are in full force and effect. The copies of each Group Company’s organizational documents and constitutional documents delivered to Purchaser prior to the date hereof are true, complete, and correct copies of each Group Company’s organizational documents and constitutional documents, as amended through and in effect as of the date hereof.

(b) None of the execution, delivery and performance by the Target Company of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions will contravene, conflict with, violate or constitute a default or breach (with or without notice or lapse of time, or both), give rise to a right of termination, acceleration, modification or cancellation, result in a loss of any benefit to which any Group Company is entitled, increase any liabilities for which any Group Company is obligated, result in the creation or imposition of any Lien on any equity, asset or property of any Group Company, except for Permitted Liens (with or without giving notice or the lapse of time or both), or otherwise require the consent or waiver of, notice or declaration to, or filing with any Person, including any Governmental Authority, in each case, pursuant to any provision of (i) the organizational documents of each Group Company; (ii) any Contract or Permit to which any Group Company is a party to or bound by, or by which such Group Company’s properties or assets are bound; or (iii) any Law or Order applicable to such Group Company.

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(c) Except as set forth on Schedule 2.03(c), no consent, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or registration, qualification, declaration or filing with, or notification to, or other action by or in respect of, any Governmental Authority is required in connection with the execution and delivery by the Target Company of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions.

2.04 Capitalization.

(a) All of the Transferred Stock of the Target Company is owned, legally, beneficially and of record, by Sellers and have been duly authorized and validly issued. The Transferred Stock comprises the entire issued and allotted share capital of the Target Company and has been validly allotted and is fully paid. Except for the Transferred Stock and as set forth on Schedule 2.04(a), the Target Company has not allotted or issued any other equity securities, options, warrants, convertible or exchangeable securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements outstanding that provide for the sale or issuance of any equity securities, options, warrants, restricted stock, restricted stock units, convertible or exchangeable securities or securities containing any equity features by the Target Company, nor are there any outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit interests, profit participation, or other similar rights with respect to the Target Company or any of its equity interests. Except as set forth on Schedule 2.04(a), there are no outstanding purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Target Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity securities of the Target Company. None of the Transferred Stock was issued in violation of any preemptive rights and all of the Transferred Stock has been granted, offered, sold, issued, redeemed and transferred, as applicable, in compliance with applicable Law. There are no outstanding obligations of the Target Company to repurchase, redeem or otherwise acquire any of its equity interests. There are no declared and unpaid dividends on any Transferred Stock. No Person has any interest, or right to acquire an interest, in any Group Company other than a Seller. Except as set forth on Schedule 2.04(a), there are no voting trusts or agreements, proxies, shareholder agreements or any other Contracts with respect to the voting of any Transferred Stock. The Target Company has no outstanding any bonds, debentures, notes, or other obligations the holders of which have voting rights (or are convertible into or exercisable for securities having voting rights) with respect to the Target Company. The Target Company has made available to Purchaser true, correct and complete copies of all agreements listed in Schedule 2.04(a).

(b) Schedule 2.04(b) sets forth a true, correct and complete list of the Target Company’s Subsidiaries, listing for each such Subsidiary (i) its name, (ii) its jurisdiction of organization, (iii) the number and type of all its issued and outstanding equity securities of each Subsidiary of the Target Company (the “Subsidiary Equity”), and (iv) the owner of each such equity security. Except for the Subsidiary Equity, the Target Company’s Subsidiaries have not allotted or issued any other equity securities, options, warrants, convertible or exchangeable securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements outstanding that provide for the sale or issuance of any equity securities, options, warrants, convertible or exchangeable securities or securities containing any equity features by any Subsidiary of the Target Company. There are no outstanding purchase rights, subscription

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rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Subsidiary of the Target Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem their respective equity securities. No Target Company has any Subsidiaries other than the Subsidiaries listed on Schedule 2.04(b). No Target Company owns, holds the right to acquire, or control, or has ever owned, held the right to acquire, or controlled, directly or indirectly, any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person, other than with respect to its Subsidiaries. Except as set forth on Schedule 2.04(b), no Group Company is currently a participant in any joint venture, partnership, or similar arrangement.

2.05 Financial Statements.

(a) Attached to Schedule 2.05(a) are true, correct and complete copies of (a) the audited balance sheets of the Group Companies as of December 31, 2024 and the related audited statement of income, statement of changes to equityholders’ equity and statement of cash flow for the year then ended (“2024 Financials”), and (b) the unaudited balance sheets of the Group Companies as of September 30, 2025 and the related unaudited statement of income, statement of changes to equityholders’ equity and statement of cash flow for the year then ended (the “2025 Financials” and together with the 2024 Financials, the “Financial Statements”). The 2024 Financials have been prepared in accordance with GAAP, and in all material respects, show a true and fair view of the financial position of the Group Companies as of the date indicated and the results of operations, equity and its cash flows for the period then ended. The 2025 Financials have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Group Companies as of the date indicated and the results of operations, equity and its cash flows for the period then ended, subject to (x) normal year-end adjustments (none of which are material individually or in the aggregate to the Group Companies) and (y) the absence of disclosures normally made in footnotes (which are expected to be consistent with past practice and not, individually or in the aggregate, material in nature or amount). The balance sheet as of September 30, 2025, which is included in the 2025 Financials, is referred to herein as the “Latest Balance Sheet” and of September 30, 2025 is referred to as the “Latest Balance Sheet Date”. Since December 31, 2021, there has been no material change in the Group Companies’ accounting methods or principles that would be required to be disclosed in the Financial Statements in accordance with GAAP. There are no unconsolidated Subsidiaries of the Target Company within the meaning of GAAP.

(b) The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and, in all material respects, show a true and fair view of the assets, liabilities and financial condition of the Group Companies covered thereby, as of the times and for the periods referred to therein.

(c) The allocation of charges and credits contained in the Financial Statements were made on a consistent basis for the periods indicated and arose out of bona fide licenses, sales and deliveries of goods, performance of services or other bona-fide business transactions.

(d) Schedule 2.05(d) sets forth all Indebtedness of the Group Companies. Except as set forth on Schedule 2.05(d), the Group Companies have not guaranteed any liability

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or obligation of any customer, supplier or other Person to which any Group Company sells or provides any goods or services or with which any Group Company has a business relationship.

(e) Each Group Company maintains accurate and complete books, ledgers, files, reports, records, statutory registers and other material documents pertaining to the Group Company or its operations and business in all materials respects in accordance with good business practices and applicable Law and no notice or allegation has been received that any such books, records or registers are incorrect or should be rectified. Each Group Company maintains adequate internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets, (iii) access to fixed assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, and (v) each Group Company maintains no off-the-book accounts and has no off-balance sheet obligations (including guarantees, options or similar obligations). The books and records, including statutory books and records, of the Group Companies have been made available to Purchaser and are complete, accurate, and fairly reflect, in all material respects, the assets, liabilities, financial condition and results of operations of the Group Companies as of the dates thereon.

(f) The accounts and notes receivable appearing on the Financial Statements represent valid, actual, enforceable, bona fide obligations owing to the Group Companies that (i) are fully collectible without set-off or counterclaim by any Seller or the applicable Group Company, subject to the reserve for doubtful accounts appearing in the Financial Statements, and (ii) have been booked in the ordinary course of business. The accounts receivable arising from the date of the Latest Balance Sheet through the Closing Date will represent valid actual, enforceable, bona fide obligations owing to the Group Companies. Any reserves provided for accounts receivable in the Financial Statements or in the accounts since the date of the Latest Balance Sheet have been or will be computed in accordance with GAAP. All of such accounts receivable are free and clear of any Lien (other than Permitted Liens) or other charges.

(g) Except as set forth on Schedule 2.05(g), each Group Company does not have any liabilities or obligations of any kind whatsoever (whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due or otherwise) other than (a) as specifically disclosed in and set forth on and adequately reserved against in the Financial Statements, (b) contractual liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet which are not required by GAAP, to be reflected on a balance sheet (excluding, for the avoidance of doubt, liabilities for breach of Contract, breach of warranty, tort, infringement or violation of Law), which are not, in excess of $50,000 individually or in excess of $100,000 in the aggregate (c) those that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished in full at Closing pursuant to the terms of this Agreement, (d) liabilities incurred for Transaction Expenses, or (e) other liabilities and obligations incurred since the date of the Latest Balance Sheet in the ordinary course of business and which are not, in excess of $50,000 individually or in excess of $100,000 in the aggregate.

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2.06 Absence of Certain Developments. Except as set forth on Schedule 2.06, from the date of the Latest Balance Sheet through the date hereof, the Group Companies have conducted their business in the ordinary course consistent with past practice in all material respects. Since the Latest Balance Sheet Date, (i) there has not been a Material Adverse Effect (ii) no dividend or other payment which is, or could be treated as a distribution has been declared, paid or made by the Target Company, (iii) no resolution of the members of the Target Company has been passed, (iv) no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by a Group Company, (iv) no payment has been made by a Group Company to, or benefit conferred (directly or indirectly) by the Target Company on, Sellers, any past or present officer of a Group Company and (vi) there has not been, with respect to any Group Company, any of the following (A) adoption of or change to any material financial or Tax accounting principles, methods, policies or practices, (B) filing of any income or other material Tax Return inconsistent with past practice, (C) filing of any amended income or other material Tax Return, (D) action to make, change or revoke any income or other material Tax election, (E) entering into of or request for any ruling or similar guidance from any Governmental Authority in respect of Taxes, (F) settlement or compromise of any income or other material Tax claim, audit, proceeding, assessment or liability with a Governmental Authority, (G) entering into of any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) with any Governmental Authority in respect of Taxes, (H) entering into of any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, voluntary disclosure agreement, or any similar agreement, in each case with respect to Taxes and excluding any such agreement entered into in the ordinary course of business pursuant to written customary commercial contracts not primarily relating to Taxes, (I) waiver or extension of (or any request for waiver or extension of) any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued (other than pursuant to automatic extensions of the due date for filing a Tax Return obtained in the ordinary course of business), or (J) surrendering of any claim for a refund of Taxes, (K) failure to pay any income or other material Taxes, or (L) taking of any action, omission to take any action or entering into of any other transaction a purpose of which is materially increasing the Tax liability or materially reducing any Tax asset of Purchaser or its Affiliates in respect of any taxable period (or portion thereof) beginning after the Closing Date.

2.07 Title to Properties.

(a) Each Group Company has good, marketable, and valid title to, or holds pursuant to valid and enforceable lease or license, all of the tangible personal property and assets shown as owned or leased by them on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, which tangible personal property and assets constitute all of the tangible personal property and assets necessary to conduct and operate the business of such Group Company as currently conducted and as presently proposed to be conducted. All items of tangible personal property owned or leased by the Group Companies, or used by any Group Company in the operation of its business, are insured to the extent and in a manner customary in the industry in which the Group Companies operate, are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), are suitable for their intended use and have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon. The operation of the business of the Group Companies as it is now conducted and presently proposed to be conducted is not dependent upon the right to

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use the personal property of Persons other than the Group Companies, except for such personal property that is leased, licensed or otherwise contracted to the Group Companies. The assets held by the Group Companies constitute all of the material assets, properties, consents and rights, tangible and intangible, of any nature whatsoever, that are necessary to permit Purchaser to carry on the business of the Group Companies immediately following the Closing in substantially the same manner as presently conducted by the Group Companies.

(b) Schedule 2.07(b) lists (i) the street address of each parcel of Leased Real Property; (ii) the landlord and lessee under the lease, the square footage, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property, and all deposit made to landlords or other agents in connection with such lease or sublease for each leased or subleased property; and (iii) the current use of such property. Each Group Company has delivered or made available to Purchaser true, complete and correct copies of any leases, subleases, or other occupancy agreements, licenses, estoppel certificates, SNDAS, and any amendments, guaranties or addendums thereto, including all notices exercising renewal, expansion or termination rights thereunder (each a “Lease” and collectively, the “Leases”) affecting the Leased Real Property and in the case of any oral Leases, a written summary of the material terms (including the rental amount currently being paid, the expiration of the term of such lease or sublease and the use of the property) of such Leases. The Leased Real Property demised by the Leases (the “Leased Real Property”) constitutes all of the real property leased by the Group Companies. The Leases are in full force and effect and are valid and binding obligations of such Group Company and the other parties thereto, a Group Company holds a valid and existing leasehold interest under each such Lease. The Group Companies enjoy peaceful and undisturbed possession of all of the Leased Real Property. The Group Companies have made available to Purchaser complete and accurate copies of each of the Leases set forth on Schedule 2.07(b). Except for the Leased Real Property listed on Schedule 2.07(b), there are no leases, subleases, occupancy agreements, options, rights, concessions, or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any of the Leased Real Property or any portion thereof or any interest in any such real property. There are no disputes with respect to any of the Leased Real Property, no existing material breach or default or event of default by a Group Company, or any other party thereto, under any Lease, nor any event that with notice or lapse of time or both would constitute a material breach or default thereunder by a Group Company or any other party thereto or permit the termination, modification or acceleration of rent under such Lease. The use and operation of the Leased Real Property in the conduct of the business of the Group Companies does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit, or agreement. No material improvements made by a Group Company and constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than a Group Company.

(c) No Group Company has granted, leased, or sublet, as grantor, lessor, sublessor, licensor or the like, any of the Leased Real Property or any current or future right to the use, possession, occupancy, or enjoyment of any Lease to any Person. The Leased Real Property has access, in all material respects, sufficient for the conduct of ordinary course of the business as presently being conducted, including without limitation to public roads and to all utilities, (including without limitation electricity, internet, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business at that location). There is no condition which could impede or prevent access from the Leased Real Property to such utility services.

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(d) All tenant improvement work required to be completed by a landlord under the terms of a Lease prior to the commencement of the business operations in the applicable Leased Real Property have been completed pursuant to the terms of such Lease. No construction (excluding routine maintenance and repair work) is currently being performed or is anticipated to be performed on the Leased Real Property and no Group Company has any obligation to restore the Leased Real Property to its condition at the start of the applicable Lease or otherwise, whether on the date hereof or at the termination or expiration of the Lease.

(e) There are no pending capital expenditures, lease and/or real estate taxes, insurance charges, common area maintenance charges, operating expenses, or other additional rentals, charges, reimbursements, fees, or expenses that have been charged under a Lease or that are payable (whether currently or in the future) under any Lease. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.

(f) No Group Company is a party to any agreement or subject to any claim that would reasonably be expected to require the payment of any real estate brokerage commissions, and no such commission is owed or will be owed in the future. No Group Company owes any brokerage commissions, consultant fees, or finders fees.

(g) The other party to each of the Leases is not an Affiliate of, and otherwise does not have any other economic interest in, any Group Company.

(h) The Group Companies have made available to Purchaser all title reports, surveys, title policies, environmental audits or reports, maintenance reports, Permits and appraisals with respect to the Leased Real Property to the extent any of the foregoing are in the possession as of the date of this Agreement of a Group Company or the agents under their control.

(i) The Group Companies do not own and have never owned any real property and have no obligation to purchase any real property.

2.08 Tax Matters.

(a) All income and other material Tax Returns filed or required to be filed by or with respect to each Group Company with any Taxing Authority have been duly and timely filed (taking into account valid extensions of time to file), and all such Tax Returns are true, accurate and complete in all material respects and were prepared in material compliance with applicable Law.

(b) All income and other material Taxes of a Group Company or for which a Group Company could be liable that are due and payable, whether or not shown as due on any Tax Returns, have been duly paid in full or, if not yet due or owing, have been fully accrued and reserved on the Financial Statements in accordance with GAAP. All material amounts of Taxes required to be paid, deducted, or withheld have been timely and duly deducted or withheld in full and paid to the appropriate Taxing Authority, including in respect of amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other Person and each Group Company has complied in all material respects with all reporting and record-keeping requirements relating to Taxes. Since the Latest Balance Sheet Date, none of the Group Companies

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has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(c) No Group Company has received any written (or, to the Knowledge of the Group Companies, oral) notice of any audit, investigation, examination, dispute, claim or other administrative or court proceeding involving any Tax of any Group Company (or deficiency thereof) that is currently in progress, or that has been threatened in writing (or, to the Knowledge of the Group Companies, orally) by a Taxing Authority and no Group Company or Tax Return of a Group Company has ever been subject to any audit, investigation, examination, dispute, claim or other administrative or court proceeding by a Taxing Authority within the past five (5) years. No assessment or deficiency of Tax has been proposed in writing (or, to the Knowledge of the Group Companies, orally) against or with respect to any Group Company or any of its assets or properties.

(d) No Group Company is a party to or bound by any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) or any other agreement with any Taxing Authority, or subject to any private letter rulings or similar rulings of any Taxing Authority (including technical advice memoranda), and there is no request for a ruling pending between a Group Company and any Taxing Authority.

(e) No Group Company is currently subject to (or otherwise a party to, bound by or a beneficiary of) any contracts or agreements relating to any Tax holiday, rebate, subsidy or incentives with any Taxing Authority.

(f) No extensions or waivers with respect to the statutory period of limitations applicable to any Tax Return, any Tax assessment or deficiency, or any payment or collection of Taxes of any Group Company, has been granted or requested with respect to the Group Companies, other than automatic extensions to file Tax Returns obtained in the ordinary course of business, and no requests for any such agreements, rulings, waivers or extensions are pending.

(g) No Group Company (i) is or was treated for any Tax purpose as resident in a country other than the country of its incorporation; (ii) has or has had any trade or business, branch, agency, or permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country of its incorporation or is considered to be a branch, agency, or permanent establishment of an entity resident in a country other than the country of the Group Company’s incorporation; or (iii) has otherwise become subject to Tax jurisdiction in a country other than the country of its incorporation. No Group Company has received from any Taxing Authority in a jurisdiction where such Group Company has not filed a specific type of Tax Return any written (or, to the Knowledge of the Group Companies, oral) claim that such Group Company is or may be subject to taxation by, or required to file such Tax Returns in, that jurisdiction, which claim has not been fully resolved.

(h) There are no Liens for Taxes upon any of the assets of or equity interests in any Group Company, other than for Taxes not yet due and payable.

(i) No Group Company (i) is or has been at any time a member of an affiliated, consolidated, joint, unitary, combined or similar group for purposes of filing Tax Returns (other

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than a group of which the Target Company is the common parent ), (ii) is party to, bound by, nor has any obligation under any agreement, contract or arrangement relating to the sharing, allocation or indemnification of Taxes including any Tax consolidation group or similar regime (other than any written customary commercial agreement entered into in the ordinary course of business the primary subject matter of which is not Taxes), and (iii) has or has had any liability for Taxes of any Person (other than a group of which the Target Company is the common parent ) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Tax law), as a transferee or successor, by operation of Law or otherwise.

(j) No Group Company has engaged in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) (or similar provision of state, local or foreign Tax law) or any Tax shelter within the meaning of Sections 6662 or 6111 of the Code or Treasury Regulations Section 301.6111-2 (or similar provision of state, local or foreign Tax law). Each Group Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Tax Law). No Company Capital Stock is a “covered security” within the meaning of Section 6045(g) of the Code.

(k) All transactions or arrangements made by each Group Company with its Affiliates have been made on arm’s length terms and in material compliance with all applicable transfer pricing rules and are supported by appropriate transfer pricing documentation in material compliance with all applicable Laws. The Group Companies have not taken part in any scheme, transaction or series of transactions which may have been intended to evade, or to abusively avoid, Taxes. No Group Company has been involved in any transaction or series of transactions which require disclosure to any Taxing Authority under legislation relating to disclosure of tax avoidance schemes.

(l) None of Purchaser and its Affiliates will be required to include any amounts in taxable income, profits or gains or exclude any deduction or loss in determining taxable income, profits or gains or pay any Tax, in each case, for any Post-Closing Tax Period as a result of any: (i) change in method of accounting made on or prior to the Closing Date or use of an improper method of accounting by a Group Company for a taxable period ending on or prior to the Closing Date (or portion thereof), including as a result of any adjustment under Section 481 of the Code (or any similar provision of state, local, or non U.S. applicable Law), (ii) installment sale or open transaction disposition made by a Group Company on or prior to the Closing Date, (iii) prepaid amount or deferred revenues received, accrued or paid, by a Group Company on or prior to the Closing Date, other than in the ordinary course of business, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or similar agreement entered into with a Taxing Authority with respect to a Group Company executed on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non U.S. applicable Law) occurring or in existence on or prior to the Closing Date, (vi) an election with respect to a Group Company under Section 965 of the Code (or any corresponding or similar provision of state, local or foreign law), (vii) an inclusion pursuant to Section 951 or Section 951A of the Code with respect to income earned or accrued in a Pre-Closing Tax Period with respect to a Group Company, (viii) use of the completed contract method of accounting or the cash method of accounting by a Group Company with respect to a transaction

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that occurred on or prior to the Closing Date, or (ix) any other action taken outside of the ordinary course of business a purpose of which is deferring a material amount of Taxes from a taxable period (or portion thereof) ending on or prior to the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date. No Group Company has ever agreed to or is required to make any adjustments pursuant to Section 263A of the Code or any corresponding or similar provision of state, local or foreign law (nor, has any Governmental Authority proposed any such adjustment in writing) and no Group Company has ever filed any application that is pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to a Group Company.

(m) The Group Companies are not and have never been a party to any joint venture, partnership, contractual arrangement or other arrangement or a shareholder, member or participant in any Person, that is reasonably expected to be treated as a partnership for income Tax purposes.

(n) Each Group Company has collected all material sales, use or similar Taxes required to be collected, and has remitted, or will remit, such amounts to the appropriate Taxing Authority in accordance with applicable Tax Law, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales, use or similar Tax statutes and regulations.

(o) No Group Company makes supplies other than taxable supplies for the purposes of VAT and obtains full credit for all input tax paid or suffered by it.

(p) Each Group Company is separately registered for VAT purposes and has been so registered at all times in the last seven years that it has been required to be registered and such registration is not subject to any conditions imposed by or agreed with any Taxing Authority. No Group Company has in the past seven years been a member of a group for VAT purposes.

(q) No Group Company holds any interest in any buildings or land in respect of which it or any relevant associate of the Group Companies has elected for supplies of such land and buildings to be subject to VAT nor are any of the Group Companies contractually committed (contingently or otherwise) to receive any supply in respect of which such an election has been made.

(r) No Group Company has deferred any payroll or employment Taxes or claimed any other benefit or relief with respect to the Group Companies pursuant to the CARES Act (or similar provision of state, local or non-U.S. Tax law) or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of a Group Company to any Governmental Authority (“COVID-19 Tax Measures”).

(s) No employee or officer of any of the Group Companies (including current or previous officers or employees and any associated persons) has acquired, been granted, awarded or issued any shares or securities, interest in shares or securities or options over shares or securities in circumstances which could by itself or in conjunction with any other Event give rise to a liability

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to Tax on such employee, officer or a Group Company, whether at the time of such grant, award or issue or at any later time.

(t) Neither the execution nor completion of this Agreement, nor any other Event since the Latest Balance Sheet Date, will result in the clawback or disallowance of any relief or allowance relating to Taxes previously given with respect to a Group Company.

(u) The Disclosure Schedules set out full and accurate details of any asset acquired or held by each of the Group Companies before Closing in respect of which, to the Knowledge of the Group Companies, an additional Tax return will be required to be filed with a Taxing Authority and/or a payment of stamp duty or transfer or registration tax made on or after Closing.

(v) No Group Company is the successor by merger, consolidation or otherwise to any other predecessor entity and any references to a Group Company for the Tax provisions of this Agreement shall be deemed to include any such predecessor entity (if any).

(w) No power of attorney granted with respect to any Group Company with respect to any Taxes is currently in force.

(x) In the past three (3) years, no Group Company has ever distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 351, 355, 361 or 368 of the Code or in a distribution which would otherwise reasonably be expected to constitute a part of a plan or a series of related transactions (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(y) The Target Company is and always has been since its formation properly treated as a C corporation for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes. Each Target Subsidiary is and always has been since its formation properly treated for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes as set forth in Section 2.08(y) of the Disclosure Schedules.

(z) No Group Company has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as set forth on Section 2.08(z) of the Disclosure Schedules, each Group Company is not, and does not own directly or indirectly any interests in, an entity that has been or would be treated as, a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(aa) Each Group Company utilizes the accrual method of accounting for federal income Tax (and applicable state and local income Tax) purposes.

(bb) No Group Company has (a) knowingly taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that would reasonably be expected to prevent the First Merger and Second Merger, taken together, from qualifying for the Intended Tax Treatment and (b) any knowledge of any fact or circumstance that would

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reasonably be expected to prevent the First Merger and Second Merger, taken together, from qualifying for the Intended Tax Treatment.

(cc) No Group Company has any Liability under any applicable Law governing escheat or abandoned or unclaimed property.

(dd) Other than the representations and warranties set forth in Section 2.08(d), (g), (l), (r), (t), (w), (y) and clauses (ii) and (iii) of Section 2.08(i), nothing in this Section 2.08 or otherwise shall be construed as a representation or warranty or may be relied upon with respect to any taxable period (or portion thereof) beginning after the Closing Date or any Tax position that may be taken by Purchaser and its Affiliates (including after the Closing Date, any Group Company) after the Closing Date.

2.09 Contracts and Commitments.

(a) Schedule 2.09(a) sets forth a true, correct and complete list of all of the following Contracts (other than purchase or sale orders entered into in the ordinary course of business) to which any Group Company is a party as of the date hereof:

(i) all Contracts with (A) the top 10 customers of each Group Company (each a “Material Customer”), (B) the top ten suppliers of each Group Company (each a “Material Supplier”), and (C) except as otherwise provided in the foregoing clauses (A) or (B), any other Persons that provide for payment or receipt by any Group Company of more than $100,000 per year, including any such Contracts with customers or clients (in each case of clauses (A) through (C), determined based on amounts received or paid during the fiscal year ended December 31, 2024);

(ii) joint venture agreements, partnership agreements, and limited liability company agreements and each similar type of material Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person or requiring any Group Company to make an investment in (in each case, in the form of a loan, capital contribution, or otherwise) any other Person;

(iii) all Contracts providing for the acquisition or disposition (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise) by any Group Company of any business, division or product line or capital stock of any other Person, in each case, (A) entered into in the last three years or (B) pursuant to which any “earn-out”, contingent purchase price or deferred purchase price, indemnification, purchase price adjustment or other material obligations of any of the parties thereto remain outstanding;

(iv) any Contract (A) evidencing or guaranteeing or providing for the incurrence of indebtedness for borrowed money (including any guarantees thereof) in excess of $50,000 or (B) that restrict payment of dividends or distributions, or incurrence of indebtedness for borrowed money or the granting of Liens, by any Group Company;

(v) any Contracts under which a Lien (other than a Permitted Lien) has been imposed on any of the assets, rights, or properties of any Group Company;

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(vi) all Contracts (A) that limit the ability of any Group Company to compete or engage in any line of business or with any Person or in any geographic area or during any period of time, or (B) that require any Group Company to (1) deal exclusively with any Person or (2) refrain from dealing with any product or service;

(vii) any Contract that obligates any Group Company to conduct business on a “most favored nation” basis with any third party, including with respect to pricing or otherwise, or that contains exclusivity, non-competition, right of first refusal or right of first offer obligations or restrictions;

(viii) any Contract that imposes minimum purchase requirements, take, or pay provisions, or other minimum order requirements on any Group Company;

(ix) any interest rate, currency, or other hedging Contracts;

(x) any Contract with a Governmental Authority (other than Permits);

(xi) all Contracts that are settlement, conciliation, or similar agreements that (A) would require any Group Company to pay consideration of more than $50,000 after the date of this Agreement or (B) impose material restrictions or obligations on any Group Company;

(xii) any Contract that provides for the indemnification by any Group Company of any Person or the assumption of any environmental or other liability of any Person (other than such customary indemnification and assumption of liability provisions that are present in commercial agreements with customers and vendors entered into in the ordinary course of business);

(xiii) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xiv) any Contract that requires a Group Company to pay a royalty;

(xv) any Contract that has expired pursuant to the express terms of such Contract but remains active and operative in accordance with its terms regardless of such expiration;

(xvi) any Leases; and

(xvii) all Contracts under which any Group Company has advanced or loaned any amount to any of its directors, officers, managers, or employees (other than in the ordinary course of business consistent with past practice). The Target Company has made available to Purchaser complete and accurate copies of all contracts which are set forth on, or required to be set forth on, Schedule 2.09(a), in each case together with all amendments thereto (together, the “Material Contracts”).

(b) Except as set forth on Schedule 2.09(b)(i), each Material Contract (i) was duly authorized, executed and delivered by or on behalf of such Group Company, as applicable,

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and (ii) is in full force and effect and is a legal, valid, and binding obligation of such Group Company party thereto and, to the Knowledge of the Target Company, the other party or parties thereto. Except as set forth on Schedule 2.09(b)(ii), there exists no material breach, default or violation on the part of such Group Company or on the part of any other party to any such Material Contract nor has such Group Company received written or oral notice of any such breach, default or violation. Except as expressly set forth in Schedule 2.09(b)(iii), such Group Company has not received written or oral notice of an intention by any party to any such Material Contract to terminate, amend or materially reduce its business relationship with such Group Company. Such Group Company has not waived any rights under any Material Contract. No event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Material Contract to declare breach, default, or violation under any such Material Contract or to accelerate performance under any such Material Contract. There is no reason to believe that any Material Contract (or any pricing modifications relating thereto) will not remain in effect after the Closing or continue to generate substantially the same or more business activity after the Closing through the remainder of its term as such Material Contract currently generates.

(c) Except as set forth on Schedule 2.09(c), no Group Company is party to any contract which (i) relates to matters outside its ordinary course of business, (ii) was not entered into on arms’ length terms, (iii) restricts a Group Company’s freedom to carry on business, (iv) provides exclusive rights to any person, (v) cannot be fulfilled or performed by the relevant Group Company without unusual expenditure of money and effort (vi) is loss making and (vii) cannot be terminated on less than three months’ notice.

2.10 Intellectual Property.

(a) Schedule 2.10(a) sets forth a true and complete listing of all (i) Intellectual Property registrations and applications for registration included in the Group Company Intellectual Property. Each of such items are subsisting and unexpired, and to the Knowledge of the Group Companies, valid and enforceable.

(b) Schedule 2.10(b) sets forth all proprietary Software that is owned or purported to be owned by the Group Companies (the “Group Company Software”). The Group Company Software performs in all material respects in accordance with the specification, representations, warranties, documentation and other written materials related thereto and is, to the Knowledge of the Group Companies, free from any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Group Company Software.

(c) The Group Companies, whether together or individually, exclusively own the Group Company Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(d) Schedule 2.10(d) sets forth a correct and complete list of all Contracts pursuant to which the Group Companies are licensed or are otherwise authorized to use, whether on an exclusive or non-exclusive basis, any Intellectual Property of another Person, excluding any agreements under which a non-exclusive license of unmodified, off-the-shelf in object code form

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is granted to any Group Company or access to a “software-as-a-service” offering is provided to such Group Company (“OTS Licenses”).

(i) Other than as set forth in the Contracts listed on Schedule 2.10(d)(i), no Group Company is obligated under any Contract to pay any fees, royalties or other payments for use of any Intellectual Property owned by a third party.

(ii) Schedule 2.10(d)(ii) sets forth a complete list of all Contracts pursuant to which the Group Companies have licensed to another Person for any purpose any Group Company Intellectual Property other than non-exclusive licenses granted to customers of any Group Company in the ordinary course of business substantially in accordance with such Group Company’s standard forms (“Standard Licenses”). The Group Companies have made available to Purchaser copies of all agreements required to be listed in Schedule 2.10(d)(i) or 2.10(d)(ii) and of all OTS Licenses and Standard Licenses. All such agreements and licenses are valid and binding on the applicable Group Company and, to the Knowledge of Sellers, the other parties thereto, and the Group Company, on the one hand, and, to the Knowledge of Sellers, all other parties thereto, on the other hand, are in full compliance with the terms and conditions of such agreements. In the last five years, no Group Company has received any written notice that it is in default or (with the giving of notice or lapse of time or both) would be in default under any Contract with respect to any Intellectual Property. There are no disputes or claims outstanding with respect to any Contract involving any Intellectual Property. There are no disputes or claims threatened by any third party with respect to any Contract involving any Intellectual Property.

(e) The conduct of the Group Companies’ business does not infringe upon misappropriate, or otherwise violate, now or in the last five years, any Intellectual Property of any third-party in any respect and no such claim has been made by a third party. To the Knowledge of the Group Companies, no third-party is infringing, misappropriating, or otherwise violating any Group Company Intellectual Property.

(f) Each Person who has contributed to the creation, invention or development of any Group Company Intellectual Property has, on a royalty-free basis, assigned to the applicable Group Company all of their rights therein that do not initially vest in such Group Company by operation of Law.

(g) Except as set forth in Schedule 2.10(g), no funding, facilities, personnel or resources of a Governmental Authority, university, college, other educational institution was used in the development of any Group Company Intellectual Property, except for any of same that did not result in the foregoing Persons obtaining ownership rights in or licenses to use such Intellectual Property or receive royalties from such Group Company with respect to same. The Group Companies have not, and have not been, members of, participants in or contributors to any standards-setting, patent pool, patent aggregator or similar organization that could require or obligate the Group Companies to license or make available any Group Company Intellectual Property to any other Person.

(h) The Group Companies have not distributed, licensed, or made available to others any software that is subject to an open source or similar license that requires the Group Companies to license or make available any proprietary source code included in the Group

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Company Intellectual Property to other Persons in such circumstances. No Person (other than employees or service providers working on behalf of the Target Company and subject to reasonable confidentiality agreements) has the current or contingent right to access or possess any source code included in the Group Company Intellectual Property.

(i) The Group Companies take, and have taken, commercially reasonable actions (including implementing organizational, physical, administrative and technical measures) to maintain and protect (i) their Trade Secrets and confidential information and (ii) the integrity, redundancy, continuous operation and security of the IT Systems used in its business (and all data, including Personal Data, contained therein or processed thereby), and there have been no violations, outages, breaches, interruptions or unauthorized disclosures of or access to the same, other than those that were resolved without material cost or liability to any Group Company to notify any Person.

(j) The IT Systems used by the Group Companies are in good working order and are sufficient to operate the Group Companies’ business as currently conducted. All IT Systems used by the Group Companies (i) function in accordance with their intended purpose in all material respects; and (ii) to the Knowledge of the Group Companies are free from material defects, deficiencies, errors, disabling mechanisms, viruses, time locks, Trojan horses, malware, or other contaminants or corruptants. The Group Companies have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Group Companies. The Group Companies development, training, improvement, marketing, provision, deployment, and use of all AI Tools have at all times complied with all applicable license terms, consents, agreements, and Laws. The Group Companies have not included or used any Personal Data in any prompts or inputs into any AI Tools or to develop, train, improve, or fine tune any AI Tools. The Group Companies have adopted appropriate policies, procedures, and governance processes, including appropriate oversight, monitoring, and testing, to ensure that the AI Tools are reasonably safe, reliable, fair, transparent, and free from bias and discrimination.

2.11 Employee Benefit Plans.

(a) For purposes of this Agreement, “Plan” means (a) any plan, program, agreement, policy, or arrangement that is (i) a welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) a pension plan within the meaning of Section 3(2) of ERISA, or (b) any other employment, independent contractor, severance, deferred-compensation, retirement, bonus, equity or equity-based compensation, incentive, profit-sharing, retention, change-of-control, performance awards, vacation, paid time off (PTO), education assistance, cafeteria, flexible spending account, material fringe-benefit, or other similar plan, program, agreement, or policy, in any jurisdiction, whether or not tax-qualified and whether or not subject to ERISA, and in each case of clause (a) and (b), that is sponsored, maintained or required to be contributed to by any of the Group Companies or under which a Group Company thereof has any liability.

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(b) With respect to each Plan, Schedule 2.11(b) sets forth: (i) the written Plan document and all amendments thereto, and for any Plan that is not set forth in a written document, a summary of the material terms of such Plan; (ii) the most recent summary plan description currently in effect and any summaries of material modifications thereto; (iii) the trust agreement, any insurance contracts or other funding arrangements with respect to such Plan; (iv) any material notices, letters or correspondence to or from any Governmental Authority with respect to such Plan within the past three years from the date hereof; (v) the Forms 5500 annual return and all schedules thereto with respect to the most recent three years; (vi) the most recent determination, opinion or advisory letter issued from the IRS; (vii) the most recent actuarial valuation report or trust statement for any Plan that is either funded or has assets set aside to pay Plan benefits; and (viii) the most recent nondiscrimination tests performed under the Code.

(c) Neither any Group Company nor any ERISA Affiliate has, at any time, sponsored, maintained, contributed to or had any liability (contingent or otherwise) in respect of (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as required under Section 601 et seq. of ERISA or similar state Law pursuant to which the covered individual pays the full cost of coverage, no Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment.

(d) Each Plan that is intended to be qualified under Code Section 401(a) is so qualified and has received or is the subject of, a favorable determination, opinion or advisory letter issued from the IRS upon which the Group Companies can rely, and any trusts related thereto that are intended to be exempt from taxation under Section 501(a) of the Code are so exempt. No event has occurred as to any Plan that has or would reasonably be expected to adversely affect such Tax-qualified status. Each Plan, including any associated trust or fund, has been operated, established, administered, and funded in all material respects in accordance with its terms and with applicable Law, including ERISA and the Code. All benefits, contributions and premiums relating to each Plan have been timely paid in accordance with the terms of such Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, generally accepted accounting principles. To the Knowledge of the Group Companies, no fact or set of circumstances exists and no event has occurred with respect to any Plan that would reasonably be expected to result in any Plan or any of the Group Companies being required to pay any material Tax or penalty under applicable Law.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent event or events) (i) entitle any Group Company service providers to receive any compensation or benefit (or increase thereto); (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits under any Plan or agreement with any service provider of the Group Companies; or (iii) limit or restrict the right of any Group Company to merge, amend or terminate any Plan. No service provider or former service provider of the Group Companies will receive any payment that will constitute an “excess parachute

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payment” under Section 280G of the Code by reason of the consummation of the transactions contemplated by this Agreement.

(f) Each Plan that is subject to Section 409A of the Code has been adopted and administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. None of the Group Companies have any obligation to gross up, indemnify or otherwise reimburse any Person for any Taxes, interest or penalties imposed under Sections 409A or 4999 of the Code.

(g) There are no material claims or causes of action pending (other than routine claims for benefits) or threatened since the Lookback Date against any Group Company in connection with any Plan, and no Plan has within the six years prior to the date hereof been the subject of an examination, investigation or audit by a Governmental Authority or the subject of an application or filing under or is a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. Neither Sellers nor any Group Company is engaged in any legal proceedings brought by or on behalf of any Group Company employee and no such proceedings have been threatened since the Lookback Date which if determined aversely, would have a Material Adverse Effect.

(h) Each Plan that is a “group health plan” as defined in Section 5000(b)(1) of the Code complies with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder. None of the Group Companies nor any ERISA Affiliate has incurred, and no event has occurred, and no condition or circumstance exists, that could subject any Group Company or any ERISA Affiliate to any penalty or excise Tax under Sections 4980D or 4980H of the Code. The Group Companies have complied with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.

2.12 Insurance. Schedule 2.12 contains a list of all insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) (listing for each the policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) as of the date of this Agreement owned or held by or on behalf of the Group Companies, true, correct and complete copies of which have been provided to Purchaser (the “Insurance Policies”). All Insurance Policies are, and have at all times since their inception been, in full force and effect by its terms and such Group Company, as applicable, and, to the Knowledge of the Target Company, each other party to such policy, have complied (including with respect to the payment of premiums or the giving of notices) in all material respects with the provisions of such policies. All premiums due and payable on the Insurance Policies have been paid as of the date hereof. As of the date hereof, no Group Company has received a written or oral notice of (a) cancellation or non-renewal of any Insurance Policy or (b) disclaiming coverage or reserving rights with respect to a particular claim or any such policy in general. The insurance policies set forth in Schedule 2.12 provide coverage, and are in such amounts, with such deductibles, which in each case are sufficient for the requirements of applicable Law and all Contracts to which any Group Company is a party or by which the business, the assets or properties of the Group Companies are bound and as is reasonable for the business, assets and properties of

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the Group Companies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, (x) no Insurance Policy has been cancelled within the last three years and no threat has been made to cancel any Insurance Policy covering the Group Companies or their businesses, assets or properties during such period and (y) no event has occurred that limits or impairs, or would be reasonably expected to limit or impair, the rights of any Group Company under any such Insurance Policies. No Group Company has made any claim against an Insurance Policy as to which the insurer is denying coverage. In the last three years, no Group Company has received any written or oral notice from, or on behalf of, any insurance carrier of the Group Companies (i) relating to or involving any adverse change (other than in the ordinary course of business) in the conditions of insurance or any refusal to issue any Insurance Policy or (ii) requiring or suggesting any material alteration of any assets, purchase of additional equipment or material modification of any Group Company’s methods of doing business.

2.13 Compliance with Laws.

(a) The Group Companies possess all material licenses, permits, registrations, permanent certificates of occupancy, authorizations, certificates, and declaration, registration or authorization regime in connection with Environmental Requirements, from any Governmental Authority required under applicable Law, including applicable Health Care Laws, and necessary to the operation of its business as currently conducted (collectively, “Permits”). All Permits are valid and in good standing (to the extent such concept is applicable) and are in full force and effect, except to the extent that failure to maintain such Permits would not reasonably be expected to materially and adversely affect any Group Company. Every Group Company is in compliance in all material respects with the terms of such Permits and all applicable Law. The Permits are not subject to any pending or to the Knowledge of any Group Company, threatened suspension, cancellation, modification, or revocation and the Permits will not terminate or become terminable as a result of the change of control contemplated by this Agreement.

(b) Each Group Company is, and for the last five years has been, in compliance in all material respects with all applicable Privacy Obligations and governmental Orders. For the last five years, the Group Companies have (i) made all necessary disclosures to, and obtained all legal rights, lawful basis, necessary consents and/or authorizations from Persons as required by Privacy Obligations to Process Personal Data, (ii) appointed and maintained a data protection officer if required by applicable Law, (iii) taken all required measures and safeguards in Processing special categories of Personal Data as required by GDPR, (iv) implemented adequate safeguards in accordance with Art. 46 of GDPR in regard to transfers of Personal Data from the UK or European Union to outside the European Economic Area, either directly or through any data processors, (v) filed any required registrations or notifications with the appropriate data protection authorities, and (vi) conducted data protection impact assessments as required by Privacy Obligations. The Group Companies have entered into agreements with vendors Processing Personal Data on its behalf and any data processing agreements governing the international transfer of Personal Data as required by Privacy and Security Laws. The Group Companies have commercially reasonable physical, technical, organizational, and administrative security measures and policies in place designed to protect all confidential information and Personal Data collected by it or on its behalf from and against unauthorized access, acquisition, modification, use and/or disclosure. During the last three years, the Group Companies have not experienced any breaches or lapses of security, denial of service attacks, ransomware attacks, nor any unauthorized access

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to, use, modification, acquisition, disclosure of, or other misuse of any Personal Data or confidential information. Except as set forth in Schedule 2.13(b), in the last three years, no Group Company has received any written notice, or to the Knowledge of any Group Company, oral notice, from any Governmental Authority, Person, or industry or patient advocacy group regarding any actual or alleged material violation of, or material failure to comply with, any Privacy Obligation or governmental Order and no action, suit or proceeding has been asserted or commenced, alleging that the Group Companies is in violation of Privacy and Security Laws.

2.14 Health Care Matters. Except as set forth on Schedule 2.14:

(a) The Group Companies do not participate in any Health Care Program and have not submitted nor caused to be submitted any claims for reimbursement to any Federal Health Care Program for the past five years.

(b) The Group Companies are, and for the past five years have been, in material compliance with all applicable Health Care Laws as those laws apply to the Group Companies and any of their employees. The Group Companies have not been a party to any Legal Proceedings alleging a violation of any Health Care Laws or a party to any settlement and/or integrity agreements resolving any such Legal Proceeding for the past five years.

(c) No Group Company nor any of their respective officers, directors, managers, employees, or sales force personnel (whether W-2 or 1099) in their capacities as such have been subject to any Legal Proceeding filed, commenced, or threatened by any Governmental Authority related to compliance with Health Care Laws including, without limitation, any Legal Proceedings brought by the U.S. Department of Health and Human Services (“HHS”), the Centers for Medicare & Medicaid Services (“CMS”) or a designee or proxy of CMS, the HHS Office of Inspector General, the U.S. Department of Justice, a state Medicaid agency, the U.S. Federal Trade Commission, or the HHS Office for Civil Rights or any comparable state agency.

(d) No Group Company nor any of their officers, directors, managers, other employees or managing employees (as such term is defined in 42 U.S.C. §1320a-5(b)), consultants, sales force personnel, contractors, or other agents in their capacities as such: (i) is or has been a party to an individual or corporate integrity agreement with the HHS Office of Inspector General or otherwise has any continuing reporting obligations pursuant to any deferred prosecution, settlement or other agreement with any Governmental Authority, and no such action is currently threatened or proposed; (ii) is, has been, or has received written notice that he, she, or it will be excluded, suspended, disqualified, or debarred from or subject to sanction with, or charged or been convicted of a crime in connection with, any Health Care Program or under any Health Care Laws or had a civil monetary penalty assessed against him, her, or it under section 1128A of the Social Security Act or any regulations promulgated thereunder; (iii) has, in the past five years, been audited or investigated by any Health Care Program or Governmental Authority; or (iv) has had a Contract terminated by any Health Care Program or Governmental Authority for a material breach or material default of the terms of the applicable Contract.

(e) The Group Companies and their respective officers, directors, managers, other employees or managing employees (as such term is defined in 42 U.S.C. §1320a-5(b)), consultants, sales force personnel, contractors, and other agents: (i) are operating, and for the past

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five years have operated, in material compliance with the Medicare/Medicaid Anti-Kickback Statute, as codified in 42 U.S.C. §1320a-7b and the regulations set forth in 42 CFR Part 1001 entitled “Program Integrity-Medicare and State Programs,” and other applicable federal and state health care fraud and abuse Laws, including those applicable to Health Care Programs; and (ii) have not otherwise directly or indirectly (a) offered to pay any remuneration to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present customer, physician, health care provider, supplier, contractor, third party, or Health Care Program in order to induce or directly or indirectly obtain business or payments for any item or service or for purchasing, leasing, ordering or arranging for or recommending, purchasing, leasing, or ordering any good, service or item, (b) used or attempted to use any Group Company funds for any unlawful contribution, gift, entertainment, travel expense or other unlawful expenses relating to a charitable contribution, or (c) used or attempted to use any charitable organization affiliated with the Group Companies or Sellers to provide unlawful remuneration to a third party.

(f) For the past five years: (i) no Group Company, nor to the Knowledge of any Group Company any manufacturer or supplier of Products, has initiated, conducted or issued any recall, field corrective action, market withdrawal, replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, health care professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Product, or been required to do so; (ii) the Group Companies have not received notice from the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority regarding any regulatory action against the Group Companies or any Product, including any action to suspend or enjoin manufacturing, production, distribution, or import of any Product, any regulatory, untitled, or warning letters, FDA Form 483 notices of inspectional observation, or any correspondence alleging noncompliance with Permits or asserting that any Permit has been revoked or withdrawn; (iii) the Group Companies have not received any search warrant, subpoena, civil investigative demand, or any other correspondence or notice setting forth allegedly objectionable observations or alleged violations of Health Care Laws, including with regard to the import, holding, distribution, sale, advertising, or promotion of any Product or service; and (iv) the Group Companies have not become aware of any claim or action under any whistleblower statute related to the Group Companies’ business, including under the False Claims Act, 31 U.S.C. §§ 3729-3733.

(g) The Group Companies have made all required reports, filings and other submissions that are required under applicable Health Care Laws. To the Knowledge of the Group Companies, there is no materially false or misleading information or material omission in any application or submission to, or communication with, any Governmental Authority by any Group Company.

(h) The Group Companies have not filed, and do not hold, any Product marketing authorizations for any drug, medical device, or other products regulated by FDA or any other Governmental Authority.

(i) The Group Companies are operating and has operated in material compliance with all applicable health information privacy and security Laws, including applicable HIPAA regulations governing electronic transactions (45 CFR Parts 160 and 162, Subparts I through R) and unique identifiers (45 Parts 160 and 162, Subparts D and F). The Group Companies

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require, and have required, third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obligating such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties. None of the Group Companies are business associates for purposes of HIPAA and do not have HIPAA-compliant business associate agreements or business associate subcontractor agreements, as applicable.

2.15 Regulatory Matters.

(a) No Group Company has received any warning letter, or any written safety alert, request for or communication regarding the mandatory or voluntary Recall of any Products, or written notice from the FDA or any other domestic or foreign Governmental Authority with jurisdiction over such Group Company or any Product, regarding (i) the commencement or threatened commencement of any Legal Proceeding to withdraw any Regulatory Approvals with regard to any Product, (ii) the commencement or threatened commencement of any Legal Proceeding or investigation to seize any Product or enjoin production of any Product at any facility, or (iii) any failure or alleged failure by such Group Company to comply with any applicable Health Care Law. There are no written statements, citations, correspondence or decisions by any Governmental Authority stating that any Product is defective or unsafe or fails to meet any warranty or any standards promulgated by any Governmental Authority or adopted by any Group Company or is misbranded or adulterated or otherwise noncompliant or potentially noncompliant with any applicable Law. No Group Company is currently initiating or conducting, nor has any Seller ever initiated or conducted, a Recall of any Product.

(b) The Group Companies have made available a true and correct copy of each of the following: (i) all premarket notification submissions (including 510(k)) and copies of all correspondence with any Group Company or any predecessor thereto, including e-mails and records of conversations with a Governmental Authority, including all substantially equivalent or not substantially equivalent letters received by such Group Company or any predecessor thereto, in each case in connection with a Product, (ii) all correspondence, meeting notes or minutes, or related documents concerning material communications between the Governmental Authority and such Group Company or any predecessor thereto as they relate to Regulatory Approvals in connection with any Product, including requests for additional information and responses thereto, and compliance matters, (iii) all documents in Governmental Authority action(s) relating to any Product, including all documents showing corrective actions undertaken by a Group Company or any predecessor thereto in response to Governmental Authority action(s), (iv) all Governmental Authority reports of inspection (Establishment Inspection Reports and Form FDA 483s) or analogous documents from other Governmental Authorities in connection with the Products, (v) all adverse event report forms received by a Group Company or any predecessor thereto for the Products, (vi) all written reports of quality system audits of the Group Companies or any predecessors thereto and their suppliers in such Group Company’s possession or control in connection with any Product, (vii) all information and documents pertaining to the Products required under FDA’s regulations pertaining to complaints, medical device reports, and removals and corrections, including complaint files, corrective and preventive actions, adverse event files, all medical device reports and vigilance reports filed by a Group Company or any predecessor thereto, and correction and removal records and reports, (vii) for the Products, technical files, design history files, including design and development planning, design input and output, design

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review, design verification and validation, including validation and risk analysis where appropriate, design transfer and design changes, (ix) all documents and communications in the Group Companies’ possession (including written correspondence, telephone notes, memoranda, meeting notes, or minutes reflecting oral communications, between a Group Company or any predecessor thereto and the FDA or any other Regulatory Authority), that pertain to any Recall of any Product, including health hazard evaluations, Recall strategies, public warnings, customer communications, effectiveness checks, status reports and termination letters, and (x) all letters to file to support any changes made to any Product. The Group Companies have made available to Purchaser true and correct copies of all product labeling and advertising currently in use, including those posted on the Group Companies’ websites and in the Group Companies’ user’s manuals.

2.16 Anti-Corruption Matters.

(a) Each Group Company is, and since the Lookback Date has been, in compliance in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable non-U.S. anti-corruption laws and regulations (collectively, the “Anti-Corruption Laws”). No Group Company, nor any officer, director, employee, agent or third party representative acting on behalf of a Group Company has directly or indirectly, made, offered, authorized, promised, agreed to give, received or agreed to receive any (i) bribes, kickbacks, rebates, influence payments, or other similar unlawful payments to or from any Person or Governmental Authority, political party or candidate for government office, (ii) payment to any government official, (iii) illegal contributions, gifts, provisions of entertainment or expenses relating to domestic or foreign political activity or (iv) improper payment in violation of any applicable Anti-Corruption Laws, in the case of (i) through (iv) for the purpose of gaining an improper business advantage or encouraging the recipient to violate the policies of his or her employer or to breach an obligation of good faith or loyalty, or that would otherwise violate any applicable Anti-Corruption Laws. The Group Companies and their respective directors, managers, officers, employees, agents or other third-party representatives acting on behalf of such Group Companies are not, or have not been, the subject of any complaint, allegation, inquiry, request, or investigation related to potential non-compliance with applicable Anti-Corruption Laws.

(b) No Group Company nor any officer, director, manager, employee, agent, third party representative acting on behalf of a Group Company is currently, or since the Lookback Date has been, (i) a Sanctioned Person, (ii) located, organized or resident in a country or territory that is the subject of comprehensive sanctions administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) (including Cuba, Iran, North Korea, Syria or the Crimea, so-called Luhansk, and so-called Donetsk regions of Ukraine), (iii) engaged in any dealings or transactions with any Sanctioned Person or in any country or territory that is the subject of comprehensive sanctions administered by OFAC (including Cuba, Iran, North Korea, Syria or the Crimea, so-called Luhansk, and so-called Donetsk regions of Ukraine), to the extent such activities violate applicable Sanctions Laws or (iv) otherwise in violation of applicable Sanctions Laws in any material respect. Each Group Company has been, and are in, compliance with applicable Laws related to the imposition of economic sanctions or embargoes by the U.S. government, including all regulations, Laws and policies administered by the U.S. Department of Treasury and OFAC. The Group Companies have not, during the past five years, without required authorization from the U.S. government (i) directly or indirectly conducted any business with any

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Specially Designated National or conducted any transaction in violation of applicable Laws, involving Iran, Syria, Cuba, North Korea, and the Crimean Peninsula of Ukraine.

2.17 Environmental Compliance. Each Group Company is, and since its inception or the date of its incorporation has been, in compliance in all material respects with all applicable Environmental Requirements. Each Group Company has obtained and possess all material Permits required under Environmental Requirements for operation of their business as currently conducted and are in compliance in all material respects with the terms and conditions of such Permits. No Group Company has received any written notice of material violation of, or written notice of material liability arising under, any Environmental Requirements. There are no material suits or proceedings pending or threatened in writing against any Group Company pursuant to any Environmental Requirements. No Group Company is subject to any material outstanding judgment, order or decree of any Governmental Authority relating to a violation of, or liability under, any Environmental Requirements. No Group Company has accepted or undertaken, by contract, operation of law or as the result of any portfolio investment, any liability, including but not limited to liability for investigation or remediation, under any Environmental Requirements. There has been no Release of, contamination by, or exposure of any Person to any Hazardous Materials that has given or would reasonably give rise to any material liability under Environmental Requirements.

2.18 Affiliated Transactions. Except as set forth on Schedule 2.18, no present officer, director/manager, consultant, employee, member or equityholder of any Group Company or Seller, nor any family member or Affiliate thereof (other than the Group Companies) (each, a “Related Party”) directly or indirectly, (i) owns any interest in, or controls or is a director, officer, or partner of, or consultant to, or lender to, or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Group Company, (ii) owns in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intellectual Property) which is used by or in connection with the business of the Group Companies, (iii) is a client of or vendor to any Group Company or otherwise involved in any business relationship with any Group Company, (iv) has an interest in or is currently a party to any transaction or Contract pertaining or relating to any Group Company, (v) owes any amount to any Group Company (nor does any such Group Company owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Affiliate), or (vi) has any claim or cause of action against any Group Company, other than (i) employment or consulting agreements entered into with individuals in the ordinary course of business or (ii) Material Contracts entered into with respect to the acquisition by, or merger with, a Group Company, where the seller or surviving corporation (or an Affiliate of the seller or surviving corporation) thereunder became a Related Party in connection with such transaction.

2.19 Employees.

(a) The Group Companies are operating and, since the Lookback Date, have been operated in material compliance with all Laws respecting employment and employment practices, terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plan closings, compensation and benefits, and wages and hours, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of

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1967, the Americans with Disabilities Act and all equivalent or similar Laws dealing with discrimination, retaliation, victimization and harassment (including sexual harassment) in any other relevant jurisdictions, and the applicable rules and regulations adopted by those federal agencies or other bodies responsible for the administration of such Laws.

(b) No Group Company is party to any collective bargaining agreement, labor union contract or any agreement with a trade union or works council or any other employee representation group, or similar agreement applicable to their employees and no such agreement is being negotiated by any Group Company. No Group Company has experienced any strike, lockout, arbitration, picket, work stoppage or other material collective bargaining dispute since the Lookback Date. There are no activities or proceedings of any labor union or works council or other employee representation group to organize any employees of such entity, nor have there been any such activities or proceedings during the three-year period immediately preceding the date hereof.

(c) Each Group Company has complied with all applicable Laws, industry-wide collective bargaining agreements and contractual obligations relating to labor, employment and immigration, including but not limited to minimum wage and overtime, wages and hours, tax and social security withholding obligations, equal pay, pay transparency, classification of workers (including exempt and non-exempt employee classification or any other locally applicable classification, independent contractor classification and leased workers from another employer), meal and rest periods/breaks, affirmative and positive action, employment discrimination, retaliation, and victimization harassment (including sexual harassment), whistleblowing, background checks, privacy, employee trainings, professional interviews and notices (including notices of termination), drug testing, recordkeeping, paid sick leave, vacation and vacation pay, and other entitlements and benefits (including pension and retirement benefits), workers’ compensation, leaves of absence, immigration, occupational safety and health, collective bargaining, information and consultation (including in relation to dismissals and employee transfers), hiring, promotion, demotion and termination, redundancies and redundancy pay, restrictive covenants and withholding and payment of social security and taxes.

(d) Except as disclosed on Schedule 2.18, there is not now nor in the last three years has there been any employment and/or labor related actions, suits, complaints, grievances, charges or claims against any Group Company, including but not limited to discrimination, harassment, retaliation and victimization, whistleblowing, wage and hour, unlawful deduction from wages, equal pay, vacation and vacation pay, breach of contract, wrongful termination, unfair or null dismissal, failure to inform and consult (including in relation to dismissals and employee transfers) or otherwise. In the last three years, there have been no labor, employment, social security or immigration-related governmental audits or investigations of any Group Company. No Group Company has been subject to any complaints of sexual harassment in the past three years. No employee or worker of any Group Company is subject to a current disciplinary warning or procedure and no such warning or procedure is pending or threatened.

(e) No Group Company is delinquent in any payments and/or liable for any arrears to any employees, workers, independent contractors or consultants for any wages, salaries, commissions, incentive pay, bonuses, severance pay or other compensation, or any taxes or any penalty for failure to comply with withholding or reporting all amounts required by applicable

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Laws or by agreement to be withheld and reported with respect to wages, salaries, and other payments to its employees, workers, independent contractors and consultants.

(f) No Group Company has entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its employees or workers or the services of any of its independent contractors and consultants, at any time and for any reason, without penalty or liability. No Group Company is a party to, bound by or proposing to introduce in respect of any of its employees any redundancy payment scheme in addition to statutory redundancy pay (or, as the case may be, industry-wide collective bargaining agreements), nor is there any agreed procedure for redundancy selection. To the Knowledge of Sellers and the Group Companies, as of the date hereof, no current executive or management employee, or group of employees, intends to terminate employment with any Group Company. No Group Company has had any event triggering notification requirements under the Worker Adjustment Retraining and Notification Act or its similar state or local statutes, rules, or regulations.

(g) Schedule 2.19(g)(i) sets forth a list of all current employees and workers, which is complete and accurate, indicating for each employee or worker: (i) job title; (ii) FLSA classification (exempt/non-exempt) or applicable working time scheme (hourly / daily monitoring of work time, and any other locally applicable classification (including industry-wide classification, as applicable) and the type of contract (including whether full, part-time or other); (iii) employment location (country/city/state) and employing entity; (iv) current gross compensation, including salary, wage, payment rate, actual bonus and/or target bonus opportunity, accrued commission (including commission rate) and/or other cash compensation, and benefits; (v) date of hire and date of birth; (vi) current accrued but unused paid time off and/or vacation or sick time; (vii) the length of notice necessary to terminate their contract or, if a fixed term, the expiry date of the fixed term and details of the reason for using such fixed-term contract (if applicable) and any previous renewals; and (viii) details of all post-termination restrictions including length and type of restriction. Each Group Company utilize E-Verify where required to do so. Each Group Company maintains accurate and complete Form I-9s and all other applicable immigration compliance documentation for all employees, workers, independent contractors, and consultants. Schedule 2.19(g)ii) sets forth a list of all current independent contractors and/or consultants retained by each Group Company, showing for each such worker: (i) name; (ii) a brief description of the work being performed; (iii) compensation rate; (iv) duration of respective retention and (v) location (country/state). Each Group Company has fully and accurately reported such independent contractors’ and/or consultants’ compensation on Form 1099 and has complied with all other applicable Laws in respect of the engagement and/or taxation of such independent contractors and consultants (including in respect of assessing their status).

2.20 Brokerage. Except as set forth on Schedule 2.20, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of a Group Company for which any Group Company is liable.

2.21 Disputes, Legal Proceedings, and Investigations.

(a) No Group Company is engaged in any Legal Proceedings.

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(b) No Group Company has received notice of any Legal Proceedings which are threatened or pending against a Group Company. To the Knowledge of the Target Company, there are no circumstances likely to give rise to any such Legal Proceedings.

(c) To the Knowledge of the Target Company, no third party is engaged in Legal Proceedings in relation to acts or omissions for which a Group Company may be vicariously liable.

(d) There is no order, decree, or judgment of any court, tribunal, or Governmental Authority against a Group Company.

(e) No injunction has been granted against a Group Company.

(f) No Group Company has given any undertaking to any court or to any third party arising out of any Legal Proceedings.

(g) No Group Company has received notice that any investigation or inquiry is being or has been conducted by a Governmental Authority. To the Knowledge of the Target Company, there are no circumstances which are likely to give rise to such investigation or inquiry.

(h) No Group Company has received any request for information from any Governmental Authority in respect of its affairs.

(i) There is no matter or fact in existence which is likely to give rise to or form the basis of any criminal prosecution against a Group Company.

2.22 No Other Representations and Warranties. Except in the case of Fraud, the representations and warranties made by the Target Company in this Article II (as modified by the Disclosure Schedule) and the representations and warranties made by the Target Company expressly set forth in any other Transaction Document constitute the sole and exclusive representations and warranties of the Target Company in connection with this Agreement, the other Transaction Documents and the Transactions contemplated hereunder (the “Target Company Representations”). Except as specifically set forth in the Target Company Representations, the Target Company does not make and has not made any representation or warranty, express or implied, at Law or in equity, as to any matter whatsoever relating to the Target Company, the Transferred Stock, Sellers, the Mergers, or any other matter relating to the transactions contemplated by this Agreement, including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the business of the Target Company before or after the Effective Time in any manner or (c) the probable success or profitability of the business of the Target Company before or after the Effective Time. Without limiting the Purchaser Indemnified Parties’ rights to indemnification under Section 8.02, (i) each of Purchaser, First Merger Sub and Second Merger Sub acknowledges and agrees that the Target Company has not made any representation or warranty, express or implied, as to the accuracy or completeness of information regarding the Target Company, Sellers, the Transferred Stock, the Mergers, or any other matter relating to the transactions contemplated by this Agreement beyond the Target Company Representations, and (ii) other than in the event of Fraud, the Target Company will not have or be subject to any liability to Purchaser, First Merger Sub, Second Merger Sub, their respective Affiliates or any of their respective representatives resulting from the distribution to Purchaser,

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First Merger Sub, Second Merger Sub, their respective Affiliates or their respective representatives, or any such Person’s use of, any such information, including (A) any confidential information memoranda and/or management presentations (including responses to any questions relating thereto), distributed on behalf of the Target Company relating to such matters, (B) documents or other publications provided to Purchaser, its Affiliates and their respective representatives in the Data Room, or any other document, information or projection in any form provided to Purchaser, its Affiliates or its representatives in connection with the transactions contemplated hereby, or (C) the pro-forma financial information, projections, or other forward-looking statements of the Target Company (or prepared on behalf of the Target Company), in each case, in expectation or furtherance of the transactions contemplated hereby. Each of Purchaser, First Merger Sub and Second Merger Sub specifically disclaims that such party is relying upon any representations or warranties, except for the Target Company Representations, that may have been made by any Person, and acknowledges and agrees that the Target Company (on behalf of itself) has specifically disclaimed and hereby specifically disclaims any such other representation or warranty.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally but not jointly, represents and warrants to Purchaser, on behalf of itself but not on behalf of any other Seller, that the statements in this Article III are true, correct and complete as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedules.

3.01 Organization. Each Seller that is an entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Seller has the requisite right, capacity, power, and authority to execute and deliver each Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.

3.02 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite action of such Seller, and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery or performance of this Agreement by such Seller. The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby does not conflict with, result in any breach of, constitute a default under, result in a violation of, result in the creation of a Lien upon any assets of the Group Companies pursuant to, or require any authorization, consent or approval from, or notice to, any Person under, the provisions of such Seller’s organizational and constitutional documents (if such Seller is a legal entity) or any Law to which such Seller is subject. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

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3.03 Transferred Stock. Such Seller is the record and legal and beneficial owner of the Transferred Stock held by such Seller, free and clear of all Liens, other than Permitted Liens and upon Purchaser’s delivery of the Closing Consideration in accordance with Section 1.11, will deliver to Purchaser the entire legal and beneficial interest in the Transferred Stock and good, valid and marketable title to the Transferred Stock, free and clear of all Liens (other than Liens under federal and applicable state securities Laws).

3.04 Litigation. There are no pending or threatened, Legal Proceedings against such Seller (a) with respect to the execution, delivery and performance of this Agreement of the other Transaction Documents to which he, she or it is or will be a party or the consummation of the Transactions or (b) that could, either individually or in the aggregate, have a Material Adverse Effect. Such Seller is not the subject of any pending, rendered or threatened, insolvency Legal Proceeding and has not made an assignment for the benefit of creditors or taken any action with a view to or that could constitute a valid basis for the institution of any such insolvency Legal Proceedings. Such Seller is not insolvent. There is no outstanding Order imposed upon such Seller or any of its assets, except for Orders which, if adversely determined, would not have, individually or in the aggregate, a Material Adverse Effect.

3.05 Brokerage. Except as set forth on Schedule 3.05, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of such Seller for which the Group Companies are liable.

3.06 Investment Representations and Warranties.

(a) Each Seller has such knowledge, skill and experience in business, financial and investment matters that such Seller is capable of evaluating the merits and risks of an investment in the Closing Equity Consideration. With the assistance of Sellers’ own professional advisors, to the extent that each Seller has deemed appropriate, each Seller has made its own legal, tax, accounting, and financial evaluation of the merits and risks of an investment in the Closing Equity Consideration and the consequences of this Agreement. Each Seller has considered the suitability of the Closing Equity Consideration as an investment in light of its own circumstances and financial condition, and it is able to bear the risks associated with an investment in the Closing Equity Consideration.

(b) Each Seller has: (i) become familiar with the business, financial condition and operations of Purchaser, has been given access to and an opportunity to examine such documents, materials and information concerning Purchaser as such Seller deems necessary or advisable in order to reach an informed decision regarding an investment in Purchaser, and has carefully reviewed and understands such documents, materials and information, and has had answered to such Seller’s full satisfaction any and all questions regarding such documents, materials and information; (ii) made such independent investigation of the Closing Equity Consideration and Purchaser and such other matters as such Seller deems to be necessary or advisable in connection with the acquisition of the Closing Equity Consideration; and (iii) not been offered the Closing Equity Consideration by any means of general solicitation or general advertising. Each Seller has consulted with, and relied on the advice of, only such Seller’s own tax and other advisors in evaluating the tax consequences of an investment in the Closing Equity

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Consideration to such Seller. Each Seller acknowledges that no federal or state agency has passed upon the Closing Equity Consideration nor has any agency made any finding or determination of the fairness of an investment in the Closing Equity Consideration.

(c) Each Seller is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Each Seller shall furnish any additional information requested by Purchaser or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with such Seller’s purchase of the Closing Equity Consideration (including, without limitation, information that reasonably demonstrates that such Seller meets the qualifications set forth in the preceding sentence). Any information that has been furnished or that will be furnished by such Seller to evidence its status as an accredited investor is accurate and complete and does not contain any misrepresentation or omission. Each Seller’s principal place of business and residence is set forth on Schedule 1 hereto.

(d) Each Seller is acquiring the Closing Equity Consideration solely for such Seller’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Closing Equity Consideration, as such terms are defined or otherwise used under the Securities Act. Each Seller acknowledges that the Closing Equity Consideration has not been registered under the Securities Act or any state or foreign securities Laws by reason of exemptions under the provisions of the Securities Act and such state securities laws which depend in part upon the investment intent of each Seller and the other representations made by Sellers in this Agreement, and each Seller understands that Purchaser is relying upon the representations and agreements set forth in this Agreement (and any additional information provided by Sellers at the request of Purchaser) for the purpose of determining whether the transactions contemplated by this Agreement meet the requirements for such exemptions.

(e) Each Seller acknowledges that the shares of Purchaser Common Stock representing the Closing Equity Consideration are restricted securities and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the shares of Purchaser Common Stock representing the Closing Equity Consideration are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

(f) Each Seller acknowledges that additional restrictions on transfer of the Closing Equity Consideration are imposed by Section 1.12; and that, any stock certificates representing the Closing Equity Consideration will bear restrictive legends referring to such restrictions.

3.07 Squeeze Out Compliance. Sellers represent and warrant that the squeeze out of the minority shareholders of IRRAS AB (the “Squeeze Out”) was conducted in full compliance with all applicable Laws, the organizational documents of IRRAS AB, and any contractual obligations, including all required procedures for notice, payment, and timing. All required payments and obligations in connection with the Squeeze Out (including payment of any legal expenses or other transaction expenses related to the Squeeze Out) have been fully satisfied, and there are no pending or threatened claims with respect to the Squeeze Out.

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3.08 No Other Representations and Warranties. Except in the case of Fraud, the representations and warranties made by Sellers in this Article III and the representations and warranties made by the Sellers expressly set forth in any other Transaction Document constitute the sole and exclusive representations and warranties of Sellers in connection with this Agreement, the other Transaction Documents and the Transactions contemplated hereunder (the “Seller Representations”). Except as specifically set forth in the Seller Representations, none of Sellers make or have made any representation or warranty, express or implied, at Law or in equity, as to any matter whatsoever relating to Sellers, the Transferred Stock, the Target Company, the Mergers, or any other matter relating to the transactions contemplated by this Agreement, including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the business of the Target Company before or after the Effective Time in any manner or (c) the probable success or profitability of the business of the Target Company before or after the Effective Time. Without limiting the Purchaser Indemnified Parties’ rights to indemnification under Section 8.02, (i) each of Purchaser, First Merger Sub and Second Merger Sub acknowledges and agrees that no Seller has made any representation or warranty, express or implied, as to the accuracy or completeness of information regarding Sellers, the Transferred Stock, the Target Company, the Mergers, or any other matter relating to the transactions contemplated by this Agreement beyond the Seller Representations, and (ii) other than in the event of Fraud, no Seller will have or be subject to any liability to Purchaser, First Merger Sub, Second Merger Sub, their respective Affiliates (including the Surviving Company following the Closing) or any of their respective representatives resulting from the distribution to Purchaser, First Merger Sub, Second Merger Sub, their respective Affiliates or their respective representatives, or any such Person’s use of, any such information, including (A) any confidential information memoranda and/or management presentations (including responses to any questions relating thereto), distributed on behalf of Sellers relating to such matters, (B) documents or other publications provided to Purchaser, its Affiliates and their respective representatives in the Data Room, or any other document, information or projection in any form provided to Purchaser, its Affiliates or its representatives in connection with the transactions contemplated hereby, or (C) the pro-forma financial information, projections, or other forward-looking statements of the Target Company (or prepared on behalf of the Target Company), in each case, in expectation or furtherance of the transactions contemplated hereby. Each of Purchaser, First Merger Sub and Second Merger Sub specifically disclaims that such party is relying upon any representations or warranties, except for the Seller Representations, that may have been made by any Person, and acknowledges and agrees that each Seller and the Target Company (on behalf of itself and not on behalf of any other Seller) has specifically disclaimed and hereby specifically disclaims any such other representation or warranty.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER, FIRST MERGER SUB AND SECOND MERGER SUB

Purchaser, First Merger Sub and Second Merger Sub jointly and severally represent and warrant to the Target Company and each Seller that, except as set forth in the Purchaser SEC Documents (as defined below) (excluding risk factors and forward-looking statement disclaimers) the statements in this Article IV are true, correct and complete as of the date hereof and as of the Closing Date.

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4.01 Organization and Power. Each of Purchaser, First Merger Sub and Second Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. Since the date of their respective formation, First Merger Sub and Second Merger Sub have not engaged in any activities other than in connection with or as contemplated by this Agreement. Each of Purchaser and First Merger Sub is a corporation. Second Merger Sub (a) is a limited liability company and (b) is and at all times during its existence will be, for the taxable year including the Closing Date, disregarded as separate from Purchaser for U.S. federal (and applicable state and local) income Tax purposes. Each of Purchaser, First Merger Sub and Second Merger Sub has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Purchaser owns all of the issued and outstanding (i) capital stock of First Merger Sub and (ii) membership interests of Second Merger Sub, in each case, free and clear of all encumbrances.

4.02 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents to which each of Purchaser, First Merger Sub and Second Merger Sub is or will be a party, the performance by each of Purchaser, First Merger Sub and Second Merger Sub of its obligations hereunder and the consummation of the Transactions have been duly and validly authorized by all requisite action by each of Purchaser, First Merger Sub and Second Merger Sub, and no other proceedings on the part of Purchaser, First Merger Sub or Second Merger Sub are necessary to authorize the execution, delivery, or performance by Purchaser, First Merger Sub or Second Merger Sub of this Agreement. This Agreement has been duly executed and delivered by Purchaser, First Merger Sub and Second Merger Sub and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Purchaser, First Merger Sub and Second Merger Sub, enforceable against Purchaser, First Merger Sub and Second Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

4.03 Capitalization. The authorized, issued and outstanding capital stock of Purchaser is as set forth in the most recent Purchaser SEC Documents (as defined below) disclosing such information. All outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with applicable federal and state securities laws. Except as disclosed in the Purchaser SEC Documents (as defined below) or pursuant to equity compensation plans described therein, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements obligating Purchaser to issue any shares of capital stock or other securities.

4.04 SEC Filings.

(a) Purchaser has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2025 (the “Purchaser SEC Documents”). True, correct, and complete copies of all the Purchaser SEC Documents are publicly available on

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EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Purchaser SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents. None of the Purchaser SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Purchaser, none of the Purchaser SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Purchaser SEC Documents. None of Purchaser’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Purchaser nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Purchaser and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Purchaser maintains a system of internal control over financial reporting and disclosure controls and procedures that comply with the Exchange Act and the rules and regulations thereunder, including, if applicable, the Sarbanes-Oxley Act of 2002, and that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements. Purchaser’s independent registered public accounting firm is independent as required by the Securities Act and the rules and regulations of the SEC and the Public Purchaser Accounting Oversight Board.

4.05 Absence of Certain Developments. Since the date of the most recent audited financial statements included in the Purchaser SEC Documents, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (a) the business of Purchaser and each of its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been

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or occurred any Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.06 Valid Issuance. The Closing Equity Consideration has been duly authorized, and when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of all Liens created by Purchaser. The Closing Equity Consideration has been approved for listing, subject to official notice of issuance, or Purchaser has taken all actions reasonably necessary to cause the Closing Equity Consideration to be so approved. Purchaser’s Transfer Agent is a duly registered transfer agent and will be instructed to issue the Closing Equity Consideration promptly after Closing. Assuming the accuracy of the representations and warranties of the Consenting Stockholders in the Transmittal Letter, the issuance and sale of the Closing Equity Consideration is exempt from the registration requirements of the Securities Act, and the Closing Equity Consideration will be issued in compliance with applicable state securities laws.

4.07 No Violation. Each of Purchaser, First Merger Sub and Second Merger Sub is not subject to, or obligated under, its organizational documents, any applicable Law or any material contract, agreement, instrument, license, franchise or permit, or subject to any order, writ, injunction or decree, which would prevent or materially delay Purchaser, First Merger Sub or Second Merger Sub, or their respective Affiliates from consummating the Transactions or executing, delivering or performing its obligations under this Agreement.

4.08 Governmental Authorities; Consents. Except for the requirements of the Nasdaq Capital Market and federal and state securities laws, Purchaser is not required to submit any notice, report, or other filing to any Governmental Authority in connection with the execution, delivery or performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority is required to be obtained by Purchaser, First Merger Sub or Second Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation by it of the transactions contemplated hereby, except for (a) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, the Nasdaq Capital Market and federal and state securities laws.

4.09 Nasdaq Compliance. Purchaser is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.

4.10 Litigation. There are no actions, suits or proceedings pending or threatened in writing against Purchaser, First Merger Sub or Second Merger Sub, at law or in equity, or before or by any Governmental Authority that questions or challenges the validity of this Agreement or would adversely affect Purchaser’s, First Merger Sub’s or Second Merger Sub’s performance under this Agreement, or the consummation of the transactions contemplated hereby. Each of Purchaser, First Merger Sub and Second Merger Sub is not subject to any outstanding judgment, order or decree of any court or governmental body that would materially and adversely affect Purchaser’s, First Merger Sub’s or Second Merger Sub’s performance under this Agreement, or the consummation of the transactions contemplated hereby.

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4.11 Brokerage. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Purchaser, First Merger Sub or Second Merger Sub.

4.12 Investment Representation. Purchaser is acquiring the Transferred Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is (i) an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act, (ii) a “qualified purchaser”, as such term is defined under the Investment Company Act, and (iii) is a “qualified client”, as such term is defined under the Investment Advisers Act. Purchaser is represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses and acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make an informed investment decision concerning, and is informed as to the risks of, the transactions contemplated hereby and by the other Transaction Documents and of ownership of the Transferred Stock. Purchaser acknowledges that the Transferred Stock has not been registered under the Securities Act or any state or foreign securities Laws and that the Transferred Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Transferred Stock is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

4.13 Tax Treatment of the Mergers. Neither Purchaser, First Merger Sub nor Second Merger Sub has (a) knowingly taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that would reasonably be expected to prevent the First Merger and Second Merger, taken together, from qualifying for the Intended Tax Treatment and (b) any knowledge of any fact or circumstance that would reasonably be expected to prevent the First Merger and Second Merger, taken together, from qualifying for the Intended Tax Treatment. Notwithstanding the foregoing, Purchaser is considering and may, following the Closing, dissolve Second Merger Sub, merge Second Merger Sub into a wholly-owned Affiliate entity, and/or transfer, contribute, assign or otherwise reorganize assets among Purchaser and its wholly-owned Affiliates and any such actions shall not be a breach of this Section 4.13.

4.14 Anti-Money Laundering; OFAC.

(a) Since the Lookback Date, neither Purchaser nor, to the knowledge of Purchaser, any of its or its Affiliates’ directors, officers, employees or other Persons acting for or on behalf of any of the foregoing has (i) been or is currently a Sanctioned Person, (ii) engaged or is currently engaging in any business or other dealings with (A) any a country or territory that is the subject of comprehensive sanctions administered by OFAC (including Cuba, Iran, North Korea, Syria or the Crimea, so-called Luhansk, and so-called Donetsk regions of Ukraine) or (B) any Sanctioned Person, in each case, in violation of Sanctions Laws, or (iii) otherwise been in violation of applicable Money Laundering Laws, Sanctions Laws or Anti-Corruption Laws in any material respect. To the extent required by applicable Law, Purchaser and its Affiliates have adopted and maintained customary “know-your-customer” and anti-money laundering programs

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and reporting procedures and have complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering. Purchaser is not 50% or greater owned or controlled by any Sanctioned Person.

(b) To the knowledge of Purchaser, no part of the funds used by Purchaser to satisfy any of its payment obligations hereunder (i) has been, or will be, directly or indirectly derived from, or related to, any activity that may contravene U.S. federal or state or non-U.S. Law, including the Money Laundering Laws, (ii) would reasonably be expected to cause the Group Companies, any Seller, or any portfolio company thereof to be in violation of any Money Laundering Laws, Sanctions Laws or Anti-Corruption Laws. All amounts to be paid by or on behalf of Purchaser will be made through an account located in a jurisdiction that does not appear on the list of boycotting countries published by the U.S. Department of Treasury pursuant to Section 999(a)(3) of the Code, as in effect at the time of such payment.

4.15 Plan Assets. Purchaser is not an “employee benefit plan” as defined in ERISA or a “plan” as defined in Section 4975 of the Code, and none of Purchaser’s assets constitutes “plan assets” for purposes of 29 CFR Section 2510.3-101, as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code.

4.16 No Other Representations and Warranties. Except in the case of Fraud, the representations and warranties made by Purchaser in this Article IV constitute the sole and exclusive representations and warranties of Purchaser in connection with this Agreement, the other Transaction Documents and the Transactions contemplated hereunder (the “Purchaser Representations”). Except as specifically set forth in the Purchaser Representations, Purchaser does not make and has not made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to Purchaser, First Merger Sub, Second Merger Sub, the Transferred Stock, the Mergers, or any other matter relating to the transactions contemplated by this Agreement, including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the business of Purchaser before or after the Effective Time in any manner or (c) the probable success or profitability of the business of Purchaser before or after the Effective Time. Without limiting the Seller Indemnified Parties’ (as defined below) rights to indemnification under Article VIII, (i) each Seller acknowledges and agrees that Purchaser has not made any representation or warranty, express or implied, as to the accuracy or completeness of information regarding Purchaser, First Merger Sub, Second Merger Sub, the Transferred Stock, the Mergers, or any other matter relating to the transactions contemplated by this Agreement beyond the Purchaser Representations, and (ii) other than in the event of Fraud, Purchaser will not have or be subject to any liability to Sellers, the Target Company and their respective Affiliates (including the Surviving Company following the Closing) or any of their respective representatives resulting from the distribution to Sellers, the Target Company, their respective Affiliates or their respective representatives, or any such Person’s use of, any such information, including (A) any confidential information memoranda and/or management presentations (including responses to any questions relating thereto), distributed on behalf of Purchaser relating to such matters, (B) documents or other publications provided to Sellers, the Target Company, their Affiliates and their respective representatives in the Data Room, or any other document, information or projection in any form provided to Sellers, the Target Company or their representatives in connection with the transactions contemplated hereby, or (C) the pro-forma financial information, projections, or other forward-looking statements of Purchaser (or prepared on behalf of Purchaser), in each case, in

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expectation or furtherance of the transactions contemplated hereby. Each Seller and the Target Company specifically disclaims that such party is relying upon any representations or warranties, except for the Purchaser Representations, that may have been made by any Person, and acknowledges and agrees that Purchaser (on behalf of itself and on behalf of First Merger Sub and Second Merger Sub) has specifically disclaimed and hereby specifically disclaims any such other representation or warranty.

Article V

COVENANTS

5.01 Conduct of the Business. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Target Company shall operate in the ordinary course of business, including, without limitation, the renewal or maintenance of any and all insurance policies, and the Target Company shall, except (w) as required or contemplated by this Agreement, (x) as set forth on Section 5.01 of the Disclosure Schedule, (y) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed), or (z) as required by Law, (a) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business and (b) not do any of the following (provided, however, that no action by the Target Company with respect to matters specifically addressed by any provision of this clause (b) shall be deemed a breach of the preceding clause (a) unless such action would constitute a breach of this clause (b)):

(i) make any capital expenditure in excess of $50,000 in the aggregate;

(ii) take or omit to take any action that would reasonably be expected to result in a Material Adverse Effect;

(iii) declare or pay a dividend on, or make any other distribution in respect of, the Transferred Stock except dividends and distributions solely in cash;

(iv) repurchase, redeem, or otherwise acquire or cancel any of its Transferred Stock, except for repurchases, redemptions or cancellations pursuant to any Contract in existence as of the date hereof;

(v) acquire in any manner (whether by merger or consolidation, the purchase of equity interests in or a material portion of the assets of or otherwise) any business or any Person (excluding the acquisition of assets not constituting substantially all of the assets of another Person and in the ordinary course of business);

(vi) amend or terminate any Material Contract (excluding any Plan), in effect as of the date hereof, and as applicable, other than Contracts or extensions (A) with a term (as amended) of less than one year, (B) which involve annual payments or receipts of $100,000 or less, (C) amended or terminated in the ordinary course of business or (D) as permitted by clause (vii) of this Section 5.01(b);

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(vii) (A) materially increase the base compensation of any employees or (B) materially amend, terminate or enter into a new Plan except, in each case, (v) termination of the applicable Plan as required in connection with an employee termination, (w) in the ordinary course of business (including the customary renewal of any Plan), (x) as required by any Contract or Law, (y) as required or permitted under the terms of any Plan in effect on the date hereof and (z) with respect to any transaction, retention, change of control or similar arrangements which, in each case, are payable in connection with the Transactions;

(viii) incur any Indebtedness in excess of $50,000 in the aggregate (with respect to the Target Company), except (A) current liabilities incurred in the ordinary course of business, (B) borrowings under existing credit facilities, or (C) obligations under Contracts entered into in the ordinary course of business;

(ix) adopt any amendments to their respective organizational documents that is adverse to Purchaser;

(x) make any material change in the accounting principles, methods, practices, or policies applied in the preparation of the Financial Statements, unless such change is required by applicable Law, GAAP;

(xi) sell, or otherwise dispose of, any (A) intangible asset, or (B) tangible assets, in each case of (A) and (B), in excess of $100,000 in the aggregate, other than sales of inventory in the ordinary course of business and personal property sold or otherwise disposed of in the ordinary course of business except, in each case, for any tangible asset which is obsolete; or

(xii) (A) make, change or revoke any income or other material Tax election outside of the ordinary course of business; (B) change any annual Tax accounting period; (C) change any material Tax accounting principles, methods, practices or policies; (D) file (i) any Tax Return on a basis which is materially inconsistent with prior practice or (ii) any amended income or other material Tax Return; (E) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity or similar agreement (other than written customary commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes); (F) file an application for, or enter into, a ruling in relation to Tax with any Taxing Authority; (G) enter into any closing agreement as described in Section 7121 of the Code (or any similar provision of Law) or any settlement or compromise agreement with a Taxing Authority in respect of a material Tax liability; (H) change its residence for Tax purposes; (I) waive or extend (or request any waiver or extension of) any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued (other than pursuant to automatic extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (J) surrender any claim for a refund of income or other material Taxes; (K) fail to pay any income of other material Taxes or (L) take any action, omit to take any action or enter into of any other transaction a purpose of which is materially increasing the Tax liability or materially reducing any Tax asset of Purchaser or its Affiliates in respect of any taxable period (or portion thereof) beginning after the Closing Date.

(b) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require the Target Company to obtain consent from Purchaser

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to do any of the foregoing if obtaining such consent, after consultation with the Target Company’s outside legal counsel, would reasonably be expected to violate applicable Law. Prior to the Closing, the Target Company shall exercise, consistent with the terms and conditions of this Agreement, complete control, and supervision over the operations of the Target Company.

5.02 Efforts. Each Seller and the Target Company, on the one hand, and Purchaser, on the other hand, shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as possible, but in no event later than the Outside Date, the Transactions.

5.03 Further Assurances. From and after the Closing, upon the reasonable request of any party and at such party’s expense, any other party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

5.04 Publicity. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Purchaser and the Target Company. Thereafter, each of Purchaser, the Seller Representative, Sellers and the Target Company agree that no public release, statement, announcement, or other disclosure concerning the Transaction shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Authority to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.04 shall not apply to any release, statement, announcement or other disclosure made with respect to the Transactions that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by Purchaser or the Target Company in accordance with this Section 5.04. Nothing in this Section 5.04 shall prohibit (i) Sellers, the Target Company and their Affiliates, on the one hand, and Purchaser and its equityholders and Affiliates, on the other hand, from disclosing such information to their respective directors, managers, officers, executive employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound by confidentiality obligations with respect thereto, and (ii) Purchaser’s, Sellers’, and the Target Company’s professional advisors from publishing “tombstones” or other customary announcements following the initial press release which do not contain pricing or other details that are not otherwise publicly available.

5.05 Release.

(a) Sellers, for themselves and their Affiliates (including each Group Company), heirs, representatives, successors and assigns (collectively, the “Seller Releasors”),

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hereby forever fully and irrevocably release and discharge Purchaser, its Affiliates, and their respective predecessors, successors, direct or indirect subsidiaries and past and present equityholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Seller Released Parties”) from any and all Legal Proceedings, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising at or prior to the Closing, including the consummation of the Transactions, which the Seller Releasors can, shall or may have against the Seller Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Seller Released Claims”) with respect to such Seller being an equity holder of the Target Company, in each case, to the extent related to the period prior to the Closing, and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Legal Proceeding in any court or before any tribunal, against any Seller Released Party based upon any Seller Released Claim. Notwithstanding the preceding sentence, “Seller Released Claims” does not include, and the provisions of this Section 5.05 shall not release or otherwise diminish, the obligations of any party set forth in or arising under any provisions of this Agreement or any Transaction Documents.

(b) Purchaser, for itself and its representatives, successors and assigns (collectively, the “Purchaser Releasors”), hereby forever dully and irrevocably release and discharge Sellers, each of their Affiliates, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present equityholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Purchaser Released Parties”) from any and all Legal Proceedings, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising at or prior to the Closing, including the consummation of the Transactions, which the Purchaser Releasors can, shall or may have against the Purchaser Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, in each the case of Sellers, solely to the extent related to such Purchaser Released Parties’ status as current or former directors, partners, members, managers, equityholders or option holders of Sellers or any of their respective Affiliates (collectively, the “Purchaser Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Legal Proceeding in any court or before any tribunal, against any Purchaser Released Party based upon any Purchaser Released Claim. Notwithstanding the preceding sentence, “Purchaser Released Claims” does not include, and the provisions of this Section 5.05(b) shall not release or otherwise diminish, (a) the obligations of any party set forth in or arising under any provisions of this Agreement or any Transaction Documents.

5.06 Intercompany Accounts and Contracts.

(a) Prior to Closing, Target Company shall terminate, net settle or otherwise eliminate, as applicable, all intercompany contracts and intercompany accounts between the Target

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Company and any of their respective Subsidiaries, on the one hand, and any Group Company, on the other hand, except as agreed to in good faith by Purchaser and the Target Company, effective as of the Closing Date and prior to Closing. Prior to the Closing, notwithstanding anything in this Agreement to the contrary (including Section 6.01), the Target Company shall have the right to facilitate the termination, settling or elimination, as applicable, of intercompany contracts and intercompany accounts as contemplated by this Section 5.06(a), in each case in such manner as the Target Company may determine in its sole discretion (including by means of declaring, setting aside or paying any dividend or distribution, purchasing or redeeming equity interests, creating or repaying intercompany debt, increasing or decreasing cash pool balances, making any contribution or otherwise); provided, in all cases of such terminated, settled and eliminated, as applicable, intercompany contracts and intercompany accounts, that there is no continuing liability of the Group Companies to Sellers or their Affiliates following the Closing.

5.07 Tax Matters.

(a) Tax Returns.

(i) The Purchaser shall prepare and file, or cause to be prepared and filed, at Sellers’ expense, all Tax Returns of the Group Companies for any taxable period ending on or before the Closing Date or, at the Group Companies’ expense, all Tax Returns of the Group Companies for any Straddle Period, in each case that are first due after the Closing Date (taking into account applicable extensions) (the “Purchaser Prepared Returns”). Each Purchaser Prepared Return for any taxable period ending on or before the Closing Date shall be prepared in a manner consistent with the Group Companies’ past practices except as otherwise required by applicable Law and each Purchaser Prepared Return shall be prepared in a manner such that any and all Transaction Tax Deductions that are “more likely than not” (or at a higher level) deductible in the Pre-Closing Tax Period are reported by the Group Companies and allocated to the taxable period (or portion thereof) ending on or before the Closing Date to the maximum extent permitted by applicable Law (and the parties agree that 70% of any success-based fees shall be deductible for U.S. federal or state income Tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB to the extent permitted by applicable Law). Any Purchaser Prepared Returns for which Sellers are reasonably expected to have an indemnity obligation pursuant to Section 8.02 of this Agreement shall be delivered to the Seller Representative for their review, comment and approval (not to be unreasonably withheld, conditioned or delayed) at least 20 days in advance of the due date for filing such Tax Returns (after giving effect to extensions). The Parties shall negotiate in good faith to resolve any disputed items with respect to any Purchaser Prepared Returns, and any disputed items that cannot be resolved within 7 days of a Purchaser’s receipt of the Seller Representative’s comments shall be submitted to an independent accounting firm (selected in accordance with Section 1.10(c)) for resolution in accordance with the principles set forth in Section 1.10(c), mutatis mutandis, which such resolution shall be binding on all Parties (and their respective Affiliates) for all Tax purposes unless otherwise required by a final determination (as defined in Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign law)).

(ii) Without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser and its Affiliates (including, after the Closing, the Group Companies), shall not, unless otherwise required

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by applicable Law (as determined in good faith consultation with the Seller Representative) or expressly permitted by this Agreement (i) re-file, supplement or amend any Tax Return for a Pre-Closing Tax Period with respect to the Group Companies; (iii) enter into any voluntary disclosure agreement or any similar arrangement with any Taxing Authority with respect to any Tax Matters relating to any Group Company pertaining to any Pre-Closing Tax Period; or (iv) make any Tax election with respect to any Group Company that would have retroactive effect to any Pre-Closing Tax Period, in each case, to the extent such action is reasonably expected to result in an indemnification obligation for any Seller pursuant to Section 8.02 of this Agreement.

(b) Cooperation. Each party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other party, in connection with the preparation and filing of Tax Returns required to be filed relating the Group Companies, including each applicable party signing and filing or causing to be signed and filed any Tax Returns that have been prepared in accordance with Section 5.07(a) on behalf of the Group Companies, and any Tax Proceeding with respect to Taxes or Tax Returns of the Group Companies for a Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return to be filed pursuant to Section 5.07(a), Tax Proceeding or other Tax-related matter for a Pre-Closing Tax Period or Straddle Period and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, each party shall retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the seven-year anniversary of the Closing Date and abide by all related record retention agreements entered into with any Governmental Authority. The parties shall provide any information reasonably requested to allow the Group Companies to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. Sellers agree to use commercially reasonable efforts to cooperate with Purchaser and provide any necessary information within their possession requested by Purchaser that is reasonably necessary for Purchaser to determine the limitations, if any, on any of any Group Company Tax loss carryforwards (or other Tax attributes) under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to any Group Company. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall (i) Sellers (or any of its Affiliates or representatives) be entitled to review or otherwise have access to any Tax Return, or information related thereto, of Purchaser or its Affiliates (other than as set forth in Section 5.07(a)) or Purchaser or any of its Affiliates be entitled to review or otherwise have access to any Tax Return, or information related thereto, of Seller or its Affiliates (other than the Group Companies).

(c) Tax Proceedings. Without prejudice to the Purchaser’s rights under this Agreement, each party shall promptly notify the other parties in writing upon receipt by the applicable party or its Affiliates of notice of any Tax Proceeding that is with respect to Taxes or Tax Returns of the Group Companies relating to any Pre-Closing Tax Period or Straddle Period for which Sellers are reasonably expected to have an indemnification obligation under Section 8.02 of this Agreement (an “Applicable Tax Proceeding”). Such notification shall specify in reasonable detail the basis for such Applicable Tax Proceeding (provided that such specification shall not be a condition precedent to the liability of Sellers under this Agreement) and shall include

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a copy of the relevant portion of any material correspondence received from the applicable Governmental Authority. In connection with any Applicable Tax Proceeding:

(i) The Seller Representative shall have the right in its discretion to elect to timely control, at the cost and expense of Sellers, any Applicable Tax Proceeding (including any settlement or disposition thereof) in respect of any Tax Return or Taxes of the Group Companies for any taxable period that ends on or before the Closing Date (excluding, for the avoidance of doubt, any Applicable Tax Proceeding in respect of a Straddle Period) if Sellers agree to fully indemnify, defend and hold harmless the Extend Indemnitees from and against, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnified Parties based upon, arising out of, with respect to or by reason of such Applicable Tax Proceeding; provided, however, that (w) Purchaser shall have the right to participate in any such Applicable Tax Proceeding, (x) the Seller Representative shall keep Purchaser reasonably informed with respect to such Applicable Tax Proceeding and (y) the Seller Representative shall not settle, compromise or abandon any such Applicable Tax Proceeding without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed and (z) the Seller Representative shall conduct the control of such Applicable Tax Proceeding diligently and in good faith.

(ii) Purchaser, at the cost and expense of Sellers, may control any Applicable Tax Proceeding (including any settlement or disposition thereof) that the Seller Representative would otherwise have the right to control under Section 5.07(c)(i) if the Seller Representative does not elect in writing to control such Tax Proceeding within 15 days of Purchaser delivering notice of such Applicable Tax Proceeding; provided, however, that (w) the Seller Representative (at the Sellers’ sole cost and expense) shall have the right to participate in any such Applicable Tax Proceeding, (x) Purchaser shall, at Sellers’ sole expense, keep the Seller Representative reasonably informed with respect to such Applicable Tax Proceeding, (y) Purchaser shall not settle, compromise or abandon any such Applicable Tax Proceeding without obtaining the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (z) Purchaser shall conduct the control of such Applicable Tax Proceeding diligently and in good faith.

(iii) The Parties and their respective Affiliates shall negotiate in good faith to resolve any items disputed in accordance with Section 5.07(c) with respect to any such Applicable Tax Proceeding and any such dispute that cannot be resolved within 15 days shall be submitted to an independent accounting firm (selected in accordance with Section 1.09(c)) for resolution in accordance with the principles set forth in Section 1.09(c), mutatis mutandis, which such resolution shall be binding on all Parties (and their respective Affiliates) for all Tax purposes unless otherwise required by a final determination (as defined in Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign law)).

(d) Transfer Taxes. Sellers on the one hand and Purchaser on the other hand, shall be responsible for and pay 50% of all Transfer Taxes arising in connection with this Agreement and the transactions contemplated hereby (provided that, notwithstanding anything to the contrary, the Sellers shall be responsible for and pay 100% of any Transfer Taxes arising in connection with the Squeeze Out) and, subject to the next sentence, the party required to do so by applicable Law shall file (at its own expense), or cause to be filed, all Tax Returns with respect to

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such Transfer Taxes. The parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(e) Straddle Period. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, Taxes of the Group Companies, as applicable, based on or measured by income, gross or net sales, or payments or receipts or which are withholding Taxes or Taxes attributable to an event or transaction (in each case, other than Transfer Taxes, which shall be governed by Section 5.07(d)) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date (and for such purposes, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) or any partnership or other pass-through entity in which such Person holds a beneficial interest, directly or indirectly, shall be deemed to terminate at such time) and any other Taxes (other than Transfer Taxes, which shall be governed by Section 5.07(d)) shall be allocated between the Pre-Closing Tax Period and the post-Closing Tax Period on a per diem basis; provided that, any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending as of the end of the day on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(f) Termination of Tax Sharing Agreements. Notwithstanding any other provision in the Agreement to the contrary, all Tax sharing, indemnity, allocation or similar agreements binding upon any of the Group Companies (other than any such agreements entered into in the ordinary course of business pursuant to written customary commercial contract not primarily relating to Taxes) shall be terminated on or prior to the Closing Date and, after the Closing, the Group Companies (and any of their respective Affiliates) will not be bound thereby or have any liability or rights thereunder.

(g) Intended Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, (i) the parties hereto intend that the Mergers will qualify for the Intended Tax Treatment and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which Purchaser, the First Merger Sub, Second Merger Sub, Sellers and the Target Company are parties under Section 368(b) of the Code.

(h) Each of the Parties shall, and shall cause its respective Affiliates, to file all Tax Returns in a manner consistent with the Intended Tax Treatment, and no Party shall take any position that is inconsistent with such Intended Tax Treatment, in each case, unless otherwise required pursuant to a change in applicable Law after the date of this Agreement or a “determination” within the meaning of Section 1313 of the Code.

(i) Tax Withholding. Purchaser and its Affiliates and any other applicable withholding agent (each a “Withholding Agent”) shall be entitled to deduct and withhold from any amount payable pursuant to any Transaction Document any amount that is required to be deducted or withheld under any provision of applicable Tax Law. Amounts so withheld or deducted by any Withholding Agent shall be treated for all purposes of the applicable Transaction Document as

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having been paid to the recipient in respect of which such deduction and withholding was made by the applicable Withholding Agent.

(j) Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Section 5.07, the provisions of this Section 5.07 shall govern.

5.08 Securities Law Exemption; Transfer Restrictions.

(a) Purchaser and each Seller shall use its reasonable best efforts to cause the issuance of all shares of Purchaser Common Stock contemplated by this Agreement to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws.

(b)  The certificates or book-entries representing the shares of Purchaser Common Stock issuable pursuant to this Agreement, shall initially constitute restricted securities and shall include an endorsement typed or otherwise denoted conspicuously thereon of the following legend (along with any other legends that may be required under applicable Laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

5.09 Certain Severance Obligations. Notwithstanding anything to the contrary herein, Purchaser shall be responsible for severance payments in the amount of (net of any applicable withholding or Taxes) (a) $685,965 to the Chief Executive Officer of the Target Company, (b) $411,098 to the Chief Financial Officer of the Target Company and (c) $87,341 to the Vice President of Human Capital of the Target Company, but solely to the extent that such severance is actually triggered as a direct result of the consummation of the transactions contemplated by this Agreement or a termination by Purchaser or the Target Company after Closing. For the avoidance of doubt, Purchaser shall have no liability or obligation to pay any bonuses, COBRA subsidies, other benefits, or for severance or related obligations to any other Target Company employee who is terminated prior to Closing, all of which shall remain the sole responsibility and obligation of the Sellers and the Target Company.

5.10 Stockholder Approval. The Target Company Board has unanimously recommended that the holders of shares of capital stock of the Target Company to vote in favor of the adoption of this Agreement and the approval of the Mergers. Immediately following execution and delivery of this Agreement, the Target Company shall duly take all lawful action to obtain the Requisite Stockholder Approval pursuant to the Written Consent. Promptly following receipt of

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the Written Consent, the Target Company shall cause its corporate Secretary to deliver a copy of the Written Consent to Purchaser.

5.11 Resale Registration Statement.

(a) Purchaser shall prepare and file or cause to be prepared and filed with the SEC, as soon as practicable following the Closing Date (but in no event later than sixty (60) days following the Closing Date), a registration statement for an offering to be made on a continuous basis, pursuant to Rule 415 of the Securities Act (or any successor thereto), registering the resale from time to time by Sellers, the Seller Representative, their respective Affiliates, and any other Person identified by written notice to Purchaser from the Seller Representative who becomes a permitted transferee of Sellers under this Agreement and holds Registrable Securities (collectively, the “Holders”) of all shares of Purchaser Common Stock comprising the Closing Equity Consideration and Holdback Shares issued to the Holders pursuant to this Agreement, and any shares of Purchaser Common Stock issued or distributed to the Holders in respect of the Closing Equity Consideration or Holdback Shares (the “Resale Shelf Registration Statement,” and such securities, the “Registrable Securities”). The Resale Shelf Registration Statement shall be on Form S-3. Purchaser shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing but no later than the earlier of (i) one hundred eighty (180) days following the Closing Date and (ii) the tenth (10th) Business Day after the date Purchaser is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review, and shall provide prompt notice to the Holders of such effectiveness; provided, however, that Purchaser’s obligations to include the Registrable Securities held by Holders in the Resale Shelf Registration Statement are contingent upon the Holders timely furnishing in writing to Purchaser such information regarding the Holders, the securities to be held by the Holders and the intended method of disposition of the Registrable Securities as shall be reasonably requested by Purchaser to effect the registration of the Registrable Securities, and the Holders shall execute such documents in connection with such registration as Purchaser may reasonably request that are customary of a selling stockholder in similar situations.

(b) Each Seller agrees to comply with all applicable federal and state securities Laws in connection with the resale of Registrable Securities pursuant to the Resale Shelf Registration Statement. Purchaser shall notify the Seller Representative promptly upon discovery that the Resale Shelf Registration Statement or any supplement to any prospectus forming a part of the Resale Shelf Registration Statement contains a Material Misstatement, and shall use commercially reasonable efforts to supplement or amend such prospectus as promptly as practicable so that such prospectus will not contain such Material Misstatement, and shall provide a copy of such supplemented or amended prospectus to the Seller Representative as promptly as practicable, but no later than one (1) Business Day following the filing thereof with the SEC. Upon being notified by Purchaser of any Material Misstatement, each Holder shall refrain from selling any Registrable Securities pursuant to the Resale Shelf Registration Statement until such Holder receives from Purchaser copies of a supplemented or amended prospectus prepared and filed by Purchaser, or until Purchaser notifies such Holder in writing that the then-current prospectus may be used.

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(c) Following declaration of the effectiveness of the Resale Shelf Registration Statement, Purchaser shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective until such time as all Registrable Securities covered by such Resale Shelf Registration Statement either (i) have been sold (whether pursuant to such Resale Shelf Registration Statement or otherwise) or (ii) may be transferred under Rule 144 or another similar exemption under the Securities Act without manner of sale or volume restrictions (such period, the “Registration Period”).

(d) From the date of this Agreement until the end of the Registration Period, Purchaser shall (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, and (ii) file with the SEC in a timely manner all reports and other documents required to be filed by Purchaser under the Securities Act and the Exchange Act.

Article VI

CONDITIONS TO CLOSING

6.01 Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by Purchaser) of the following conditions:

(a) the Fundamental Representations shall be true and correct (except for de minimis inaccuracies) on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date);

(b) the representations and warranties of the Target Company and Sellers set forth in Article II and Article III (other than the Fundamental Representations), respectively, shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made on and as of a specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect);

(c) Sellers and the Target Company shall have performed and complied with, in all material respects, all covenants required to be performed or complied with by Sellers or the Target Company, as applicable, under this Agreement on or prior to the Closing Date;

(d) as of the date hereof, no Material Adverse Effect shall have occurred and be continuing;

(e) prior to the Closing, the Target Company shall have delivered to Purchaser certificates of an authorized officer of the Target Company, dated as of the Closing Date, in form and substance reasonable acceptable to Purchaser, to the effect that the conditions specified in Sections 6.01(a), 6.01(b), 6.01(c) and 6.01(d) have been satisfied;

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(f) there shall not be any Law or Order of a Governmental Authority of competent jurisdiction directing that the Transactions not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate the Transactions; provided, however, that Purchaser shall have taken all actions required by Section 5.02 to prevent the occurrence or entry of any such Law or Order and to remove or appeal as promptly as possible any such Law or Order;

(g) prior to the Closing, the Target Company shall have delivered evidence satisfactory to Purchaser confirming completion of the Squeeze Out, satisfaction of any and all payments and obligations to the minority shareholders of IRRAS AB, and satisfaction of the payment of any legal expenses or other transaction expenses related to the Squeeze Out;

(h) evidence satisfactory to Purchaser confirming that IRRAS AB has been delisted from NASDAQ Stockholm;

(i) Sellers representing not less than 95% of the outstanding shares of Company Capital Stock in the aggregate shall executed and delivered to Purchaser a Joinder Agreement with respect to the shares of Company Capital Stock held by such Sellers; and

(j) The Requisite Stockholder Approval shall be been duly and validly obtained.

6.02 Conditions to the Obligations of Sellers and the Target Company. The obligations of Sellers and the Target Company to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by Sellers) of the following conditions:

(a) the representations and warranties of Purchaser set forth in Section 4.01 (Organization and Power) and Section 4.02 (Authorization) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date);

(b) the representations and warranties of Purchaser set forth in Article IV (other than the representations and warranties of Purchaser set forth in Section 4.01 (Organization and Power) and Section 4.02 (Authorization)) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect);

(c) Purchaser shall have performed and complied with, in all material respects, all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

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(d) prior to or at the Closing, Purchaser shall have delivered to the Seller Representative a certificate of an authorized officer of Purchaser, dated as of the Closing Date, in form and substance reasonable acceptable to the Seller Representative, to the effect that the conditions specified in Sections 6.02(a), 6.02(b), and 6.02(c) have been satisfied; and

(e) there shall not be in effect any Law or Order of a Governmental Authority of competent jurisdiction directing that the Transactions not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate the Transactions.

6.03 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to use best efforts to cause the Closing to occur, as required by Section 5.02.

Article VII

Termination

7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Target Company;

(b) by Purchaser by written notice to the Target Company if:

(i) Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers or the Target Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Sellers or the Target Company within 10 Business Days of the Target Company’s, the Seller Representative’s or Sellers’ receipt of written notice of such breach from Purchaser; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(c) by the Target Company by written notice to Purchaser if:

(i) Sellers and Group Companies are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Purchaser within 10 Business Days of Purchaser’s receipt of written notice of such breach from the Target Company; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Sellers

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or the Target Company to perform or comply with any of their respective covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(d) by Purchaser or the Target Company in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such governmental Order shall have become final and non-appealable.

7.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) that the obligations set forth in this Section 7.02 and Article X hereof shall survive termination; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article VIII

INDEMNIFICATION

8.01 Survival.

(a) Representations. Subject to the terms of this Agreement, claims for indemnification brought under this Article VIII with respect to any representations and warranties of the parties contained in this Agreement will survive the Closing for 16 months thereafter (the “General Survival Period”); provided, however, claims for indemnification brought under this Article VIII with respect to any Fundamental Representations or with respect to the Tax Representations or based on Fraud will survive the Closing until 60 days following the expiration of the statute of limitations period applicable to the particular matter and otherwise as applied by the relevant Governmental Authority (i.e., if such statute of limitations is extended, tolled or deemed not to apply, by agreement or otherwise, then such survival period will be similarly extended, tolled or deemed not to apply);

(b) Covenants. Subject to the terms of this Agreement, claims for indemnification brought under this Article VIII with respect to any covenant, undertaking or agreement contained in this Agreement (other than the Surviving Covenants) shall survive the Closing and terminate on the first anniversary of the Closing Date; and each Surviving Covenant shall survive the Closing and will remain in full force and effect thereafter in accordance with their respective terms. For purposes of this Agreement “Surviving Covenants” means those covenants and agreements contained in this Agreement which by their terms are to be performed (in whole or in part) by the parties following, or survive, the Closing.

(c) Survival Generally. The Indemnified Parties shall have no right to recover any amounts pursuant to Article VIII unless Purchaser or Sellers, as applicable, notifies the Seller Representative or Purchaser, as applicable, in writing of such claim pursuant to Section 8.03 on or

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before the applicable survival date set forth in this Section 8.01 (the “Survival Date”). Notwithstanding anything to the contrary in this Section 8.01, if a claim brought under this Article VIII with respect to any representation, warranty or covenant of the parties is pending at the conclusion of the applicable Survival Date, such representation, warranty or covenant shall survive with respect to such claim until the final resolution of such claim in accordance with Section 8.01. The parties further acknowledge that (i) the time periods set forth in this Section 8.01 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties, and (ii) the parties specifically and unambiguously intend that the survival periods that are set forth in this Section 8.01 shall replace and, as applicable, extend any statute of limitations that would otherwise be applicable.

8.02 Indemnification by Sellers.

(a) Indemnification. Subject to the terms and conditions of this Agreement, the Seller Indemnitors, severally and not jointly, shall indemnify Purchaser and, after the Closing, the Group Companies, and each of their respective Affiliates, successors, assigns, directors, managers, officers, employees, equity holders and agents (collectively, all of the foregoing the “Purchaser Indemnified Parties” and each a “Purchaser Indemnified Party”) against any and all Losses actually incurred or suffered by the Purchaser Indemnified Parties to the extent directly or indirectly resulting from, arising out of or otherwise related to:

(i) any breach of any representation or warranty made by the Target Company in Article II;

(ii) with respect to each such Seller, any breach of any representation or warranty made by such Seller in Article III;

(iii) any Indemnified Taxes;

(iv) any breach of or noncompliance with any covenant required to be performed or complied with by the Sellers or, prior to Closing, by the Target Company under this Agreement;

(v) any unpaid Transaction Expenses or Indebtedness following the Closing and not actually included in the calculation or the Purchase Price pursuant to the provisions set forth in Section 1.10(a);

(vi) any act of Fraud by any of the Target Company in respect of the representations or warranties contained in Article II; and

(vii) solely with respect to such Seller, any act of Fraud by such Seller in respect of the representations or warranties contained in Article III.

8.03 Indemnification by Purchaser.

(a) Indemnification. Subject to the terms and conditions of this Agreement, Purchaser shall indemnify Sellers and each of their respective Affiliates, successors, assigns,

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directors, managers, officers, employees, equity holders and agents (collectively, all of the foregoing the “Seller Indemnified Parties” and each a “Seller Indemnified Party”) against any and all Losses actually incurred or suffered by the Seller Indemnified Parties to the extent directly or indirectly resulting from, arising out of or otherwise related to:

(i) any breach of any representation or warranty made by Purchaser in Article IV; and/or

(ii) any breach of or noncompliance with any covenant required to be performed or complied with by Purchaser under this Agreement.

8.04 Limitations on Indemnification of the Purchaser Indemnified Parties.

(a) The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 8.02(a)(i) and Section 8.02(a)(ii) (other than for any breaches of Fundamental Representations, Tax Representations or Fraud) until the total amount of such Losses incurred by the Purchaser Indemnified Parties under Section 8.02(a)(i) and Section 8.02(a)(ii), in the aggregate, exceeds the $250,000 (the “Basket Amount”), in which case the Purchaser Indemnified Parties’ shall be entitled to recover the full amount of the Losses suffered; provided, however, that the Basket Amount shall not apply to claims for indemnification pursuant to subparts (iii) through (vii) of Section 8.02(a).

(b) Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud of the Target Company against any Person who committed such Fraud, in no event shall any Seller Indemnitor be liable to the Purchaser Indemnified Party for Losses under this Article VIII in excess of the consideration actually received by such Seller Indemnitor pursuant to this Agreement (the “Cap”).

(c) With respect to claims pursuant to Section 8.02(a), the amount of any such claim for Losses shall be satisfied (i) first, by cancellation of a number of Indemnification Holdback Shares having an aggregate value, determined based on the Purchaser Share Price at the time such claim is finally resolved in accordance with the provisions of Section 8.05, equal to the amount of such indemnification obligation; and (ii) second, if and to the extent the value of all remaining Indemnification Holdback Shares is insufficient to fully satisfy such indemnification obligation, the remaining unpaid portion of such obligation shall be paid by directly from the Seller Indemnitors; provided, that prior to Purchaser cancelling any such Indemnification Holdback Shares, Purchaser shall provide Seller Indemnitors with written notice of Purchaser’s intent to cancel such shares, and, Seller Indemnitors shall have 15 Business Days to elect to settle such claims in cash by responding to Purchaser in writing with such election. Any payment by Seller Indemnitors to Purchaser under this Article VIII shall be made within 10 Business Days of such election by wire transfer of immediately available funds to an account designated in writing by Purchaser, and any shares that would have otherwise been cancelled but for such payment shall be released to such Seller Indemnitor promptly following such payment.

(d) Upon and after becoming aware of any event which is reasonably likely to give rise to Losses subject to indemnification under this Article VIII, the applicable Indemnified Parties shall use, and, following the Closing, Purchaser shall, to the extent required under

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applicable Law, cause the surviving company and its Subsidiaries to use, commercially reasonable efforts to mitigate their respective Losses arising from such events.

(e) No Indemnified Party shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Indemnified Party has already recovered the same Losses with respect to such matter pursuant to any other provision of this Agreement.

(f) Notwithstanding anything herein to the contrary, in no event shall one Seller be responsible for the breach of another Seller’s representations or warranties or any breach of another Seller’s covenants or agreements.

8.05 Indemnification Procedures.

(a) Third Party Claims. Except as provided in Section 5.07 with respect to certain Tax matters, if any Person who or which is entitled to seek indemnification under Section 8.02 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim brought by a third party (“Third Party Claim”) against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof; provided, however, that if the Indemnified Party receives a complaint, petition, or any other pleading in connection with a Third Party Claim which requires the filing of an answer or other responsive pleading, the Indemnified Party shall furnish the Indemnifying Party with a copy of such pleading at least 10 days prior to the date a responsive pleading thereto is required to be filed (or promptly upon receipt by the Indemnified Party, if the Indemnified Party receives such complaint, petition or other pleading within such 10-day period); provided that any failure of the Indemnified Party to provide reasonably prompt notice of a Third Party Claim or to timely furnish a copy of a pleading shall not limit its right to indemnification hereunder unless and only to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include the justification for the demand for indemnification under this Agreement with reasonable specificity, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in the defense of such Third Party Claim at the Indemnifying Party’s expense, or at its option (subject to the limitations set forth in this Section 8.05) to assume the defense thereof by appointing a recognized and reputable counsel to be the lead counsel in connection with such defense; provided, however, that:

(i) The Indemnifying Party must give the Indemnified Party written notice of its election to assume control of the defense of the Third Party Claim within 15 Business Days of the Indemnifying Party’s receipt of the required detailed notice of the Third Party Claim, which written notice must include an irrevocable acknowledgment and agreement by the Indemnifying Party of its obligation to indemnify the Indemnified Party with respect to such Third Party Claim, subject to and in accordance with the terms and conditions of this Agreement;

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(ii) In the event the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of the Third Party Claim and to employ a recognized and reputable counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be subject to indemnification under this Article VIII. In no event shall the Indemnified Party or the Indemnifying Party settle a Third Party Claim without the prior express written consent of the other Party; and

(iii) The Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim if: (i) such Third Party Claim involves criminal allegations or relates to Taxes; (ii) such Third Party Claim demands injunctive or other equitable relief, seeks statutory, enhanced or treble damages or involves a class action lawsuit; (iii) the Indemnified Party reasonably determines that it would be inappropriate for a single counsel to represent both the Indemnifying Party and the Indemnified Party in connection with such Third Party Claim under applicable standards of legal ethics; (iv) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnified Party; or (v) such Third Party Claim involves a material business relation of the Indemnified Party or involves a Governmental Authority.

(b) Direct Claims. Except as provided in Section 5.07 with respect to certain Tax matters, any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof. Such written notice shall be provided reasonably promptly after the Indemnified Party becomes aware of such Direct Claim; provided that any failure of the Indemnified Party to provide reasonably prompt notice of a Direct Claim shall not limit its right to indemnification hereunder unless and only to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include the justification for the demand under this Agreement with reasonable specificity, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Losses that has been or may be sustained by the Indemnified Party.

8.06 Holdback Release. Upon expiration of the General Survival Period, Purchaser shall release to each Seller, in accordance with the Seller Allocation Schedule, all Indemnification Holdback Shares not cancelled pursuant to the terms of this Agreement and not subject to any then-pending and unresolved indemnification claims properly noticed to Sellers prior to such expiration. Indemnification Holdback Shares that are subject to any such pending and unresolved claims shall continue to be held by Purchaser until final resolution of such claim(s), at which time any remaining shares not cancelled in satisfaction of such claims in accordance with the terms of this Agreement shall be released to Sellers in accordance with the Seller Allocation Schedule.

8.07 Miscellaneous Indemnification Provisions.

(a) Exclusive Remedy. Except in the case of Fraud, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims arising out of, concerning, or related to the Transactions, whether sounding in contract, tort, statute, or otherwise, and whether asserted against Purchaser, the Group

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Companies or their respective officers, directors or employees, any Seller, or any other Person; provided, however, in no event shall any Party, its successors, or its permitted assigns be entitled to claim or seek rescission of the Transactions or rescission damages. Except in the case of Fraud, each of the Parties, on behalf of itself and its equity owners, directors, managers, officers, employees, Subsidiaries, and Affiliates, covenants not to sue and agrees not to bring any actions or Legal Proceedings, at Law, equity, or otherwise, against any other Party or its equity owners, directors, managers, officers, employees, Subsidiaries or Affiliates arising out of, concerning, or relating to any breach or alleged breach of any representation, warranty or covenant in this Agreement, except pursuant to the express provisions of this Article VIII. Notwithstanding any other sentence in this Section 8.07(a), each Party shall be entitled to bring an action for injunctive relief or specific performance to enforce the terms of this Agreement.

(b) No Punitive Damages. No Indemnifying Party shall, in any event, be liable to any other Person for any punitive Losses except to the extent payable to a third party in a Third-Party Claim.

(c) Investigation. The rights of the Purchaser Indemnified Parties to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that any Purchaser Indemnified Party may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence any Purchaser Indemnified Party. Sellers hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of Purchaser, and regardless of the results of any such investigation, Purchaser has entered into this transaction in express reliance upon the representations and warranties of Sellers and the Target Company made in this Agreement.

(d) The Seller Representative. Notwithstanding anything herein to the contrary, any claim for indemnification or recovery under this Article VIII by any Seller or Seller Indemnified Party against Purchaser or any Purchaser Indemnified Party may only be asserted and pursued by the Seller Representative (on behalf of Sellers and Seller Indemnified Parties), and Purchaser shall be entitled to deal exclusively with the Seller Representative with respect to any such claim. No Seller (other than the Seller Representative in its capacity as such) shall have any right to independently assert or pursue any claim against Purchaser or any Purchaser Indemnified Party under this Article VIII.

8.08 Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached, or is otherwise not true, and the amount of Losses arising therefrom, each representation and warranty in this Agreement (and Schedules and Exhibits hereto) shall be read without regard and without giving effect to the terms or phrases “material,” “in all material respects,” “Material Adverse Effect,” “except as material to the Group Companies taken as a whole,” “except as would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

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Article IX

DEFINITIONS

9.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Adjustment Amount” has the meaning set forth in Section 1.10(b)(i).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AI Tools” means any generative artificial intelligence or machine learning technology that uses software algorithms, neural networks, or models to analyze input data, learn from that data, and then automatically (i) makes decisions or predictions based on that learning and/or (ii) generates content or output (including data, text, pictures/images, art, sounds, videos, software/code, designs, specifications, and other content). The term “AI Tools” includes ChatGPT, Co-Pilot, Vertex AI, aiWARE, and similar tools.

“Anti-Corruption Laws” has the meaning set forth in Section 2.16(a).

“Applicable Tax Proceeding” has the meaning set forth in Section 5.07(c).

“Approval XE “Approval” \t “Schedule IV” ” means any license, permit, consent, approval, authorization, registration, filing, waiver, exemption, clearance, qualification or certification, including all pending applications therefor or renewals or amendments thereof, issued by, made available by or filed with any Governmental Authority, and including for the avoidance of doubt all Regulatory Approvals.

“Basket Amount” has the meaning set forth in Section 8.04(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in New York, New York are authorized or required by Law to be closed.

“Cap” has the meaning set forth in Section 8.04(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act (P.L. 116-136) and any successor legislation, executive order or executive memo as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB 567, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, IRS Notice 2021-11, 2021-6 IRB 827, and any other federal, state or local statutory Law), the Consolidated Appropriations Act, 2021, the Families First Coronavirus Response Act, the Executive Order on Ensuring Adequate COVID Safety Protocols for Federal Contractors, the Health and Economic Recovery Omnibus Emergency

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Solutions Act and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Change of Control Payments” means, collectively (but without duplication), any and all management sale bonuses, transaction bonuses, severance, change of control, retention payments and any other compensation or benefits that may be owed to current or former Group Company employees, officers, directors, or other service providers as a result of the consummation of the transactions contemplated hereby or the entry into or adoption of this Agreement (either alone or in conjunction with any other event, such as termination or continuation of employment), including the portion of payroll, social security, unemployment or similar Taxes attributable to such payments or obligations; provided that the foregoing payments that are arranged solely by Purchaser or any of its Affiliates shall not be deemed a Change of Control Payment.

“Closing” has the meaning set forth in Section 1.01.

“Closing Adjustment Statement” has the meaning set forth in Section 1.10(a).

“Closing Date” has the meaning set forth in Section 1.01.

“Closing Payment Certificate” has the meaning set forth in Section 1.11(c)(iii).

“CMS” has the meaning set forth in Section 2.14(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act 2006” means the Companies Act 2006 and all other statutes and subordinate legislation from time to time in force in England and Wales concerning companies and other bodies corporate.

“Company Option” means an option to purchase shares of Company Capital Stock.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is binding under applicable Law (but excluding purchase orders, statements or work and service orders entered into in the ordinary course of business).

“Data Room” means the electronic documentation site located at www.dfsvenue.com under the project name “Project Ignite” in connection with the transactions contemplated by this Agreement.

“Designated Courts” has the meaning set forth in Section 10.09(a).

“Direct Claim” has the meaning set forth in Section 8.05(a).

“Disclosure Schedules” has the meaning set forth in Article II.

“Environmental Requirements” means (i) all applicable Laws concerning pollution or protection of the environment (including protection of air, water, soil and sub-soil, hygiene and public health and noise) or the emission, discharge, release or threatened release, manufacture,

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processing, distribution, use, treatment, storage, disposal, transport, or handling of, or exposure to, any substances defined, listed, classified or regulated as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous wastes, restricted hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants, radioactive materials, petroleum, or oils pursuant to such Laws, and (ii) license, approval, authorization, permission, notification, waiver, order or exemption which is issued, granted or required under applicable Laws and which is required for the conduct of the business.

“ERISA” has the meaning set forth in Section 2.11(a).

“ERISA Affiliate” means any Person that, together with the Target Company, is or was (at any relevant time) treated as a single employer under Section 414 of the Code.

“Estimated Closing Consideration” has the meaning set forth in Section 1.10(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.10(a).

“Estimated Company Cash” has the meaning set forth in Section 1.10(a).

“Estimated Indebtedness” has the meaning set forth in Section 1.10(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 1.10(a).

“Estimated Working Capital” has the meaning set forth in Section 1.10(a).

“Event” means any transaction, act, event, circumstance, dealing, state of affairs, expiry of any time limit, occurrence or omission of any nature (including as a result of or in connection with Closing and the execution and completion of all provisions of this Agreement), whether or not any of the Group Companies or the Purchaser is a party to it, and further including (without limitation) the death, winding up or dissolution of any person, any change in residence of any person for the purposes of any Tax or any change in profit sharing ratio of any partnership or other entity or the Group Companies becoming or ceasing to be a member of a group of companies (however defined) or becoming or ceasing to be associated or connected with any person for the purposes of any Taxes.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FDA” has the meaning set forth in Section 2.14(f).

“Federal Employee Health Benefits Program” means the health benefits program established under 5 U.S.C. §§8901 et seq.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including, without limitation, Medicare, state Medicaid programs, state CHIP programs, CHAMPVA, TRICARE, the United States Department of Veteran Affairs, any similar or successor programs with or for the benefit of any Governmental Authority, any comparable state health care program and the Federal Employee Health Benefits Program.

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“Financial Statements” has the meaning set forth in Section 2.05(a).

“FINRA” means the Financial Industry Regulatory Authority and any successor thereto.

“Fraud” means fraud under Delaware common law committed by a Person with respect to the making of the express representations and warranties set forth in (a) with respect to the Target Company, Article II, (b) with respect to Sellers, Article III, or (c) with respect to Purchaser, First Merger Sub or Second Merger Sub, Article IV; provided, that, for the avoidance of doubt, “Fraud” shall not include constructive fraud, equitable fraud, promissory fraud, negligent misrepresentation or omission or any form of fraud or other torts premised on recklessness or negligence.

“Fundamental Representations” means the representations and warranties set forth in Section 2.01 (Organization and Power), Section 2.02 (Subsidiaries), Section 2.03 (Authorization; No Breach; Valid and Binding Agreement), Section 2.04 (Capitalization), Section 2.08 (Tax Matters), Section 2.18 (Affiliated Transactions), Section 3.01 (Organization), Section 3.02 (Authorization; No Breach; Valid and Binding Agreement), Section 3.07 (Squeeze Out), Section 4.01 (Organization and Power), 4.02 (Authorization; No Breach; Valid and Binding Agreement), Section 4.03 (Capitalization), Section 4.04 (SEC Filings) and Section 4.13 (Tax Treatment of the Mergers).

“GAAP” means generally accepted accounting principles in effect in the United States.

“General Survival Period” has the meaning set forth in Section 8.01(a).

“Governmental Authority” means any foreign, federal, state, commonwealth, local, municipal or other governmental, quasi-governmental, supranational, regulatory or administrative entity, body, authority, instrumentality, department, bureau or agency of any nature, any self-regulatory authority, including FINRA, or any political subdivision thereof or any court, tribunal, administrative hearing or judicial body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Group Companies” means the Target Company and its Subsidiaries.

“Group Company Intellectual Property” means all Intellectual Property owned or purported to be owned by or developed specifically on behalf of any of the Group Companies, including the items set forth in Schedule 2.10(a).

“Group Company Software” has the meaning set forth in Section 2.10(b).

“Hazardous Materials” means any pollutants, contaminants, hazardous or toxic substances or materials, radiation, or radioactive materials or substances, or any other materials, substances or wastes for which liability or standards of conduct may be imposed under any Environmental Requirements, including petroleum and petroleum distillates and products, polychlorinated biphenyls, asbestos and asbestos-containing materials, and per- and polyfluoroalkyl substances.

“Health Care Laws” means all Laws applicable to the Target Company business relating to the regulation of health care products (including medical devices and pharmaceutical products)

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and services, including the advertising, promotion, marketing, import, sale, and distribution thereof, participation in Federal Health Care Programs, billing or submission of claims, insurance, bribes, rebates, kickbacks, fee splitting, patient brokering, institutional and professional licensure, dispensing medicines or controlled substances, medical documentation and professional orders, medical record retention, unprofessional conduct, quality, safety, medical necessity, medical privacy and security, and patient confidentiality and informed consent, including, without limitation: (a) the False Claims Act, 31 U.S.C. §§3729 et seq.; (b) the Civil Monetary Penalties Law, 42 U.S.C. §1320a 7a; (c) federal and applicable state anti-kickback statutes (including 42 U.S.C. § 1320a-7b); (d) federal and state physician self-referral laws (including 42 U.S.C. §1395nn); (e) medical record and patient privacy and security Laws, including HIPAA; (f) the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152); (g) the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; (h) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq.; (i) state board of pharmacy Laws; (j) all applicable Medicare and Medicaid Laws; (k) Laws promulgated pursuant to any of the foregoing statutes; and (l) any similar Laws specifically relating to health care applicable to the Group Companies, their operations, or its Product or service offerings.

“Health Care Program” means any Federal Health Care Program and any commercial insurer.

“HHS” has the meaning set forth in Section 2.14(c).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104 191), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. §§1320d-1320d-9), and its implementing regulations (including the Standards for Electronic Transaction and Code Set, the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information, and Breach Notification for Unsecured Protected Health Information Rules promulgated thereunder), and applicable counterpart state Laws.

“Holders” has the meaning set forth in Section 5.11(a).

“Indebtedness” means the aggregate amount (without duplication) as of immediately prior to the Closing of: (i) any principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of indebtedness of the Group Companies for borrowed money; (ii) any indebtedness of the Group Companies evidenced by any note, bond, debenture, other debt security or instrument or any letters of credit (to the extent drawn) (or reimbursement agreements in respect thereof); (iii) any liabilities or obligations of the Group Companies for the deferred purchase price, earn-out, contingent purchase price or similar payments of property or services, conditional sale obligations and obligations under any title retention agreement (other than trade payables and other current liabilities incurred in the ordinary course of business), together with the employer portion of payroll, social security, unemployment or similar Taxes attributable to such obligations; (iv) any liabilities or obligations of the Group Companies under capitalized leases, determined on a consolidated basis in accordance with GAAP (as applied by the Group Companies in the preparation of the Latest Balance Sheet, but without giving effect to ASC 842); (v) any accrued or

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declared but unpaid dividends or other distributions; (vi) any accrued or informally tracked but unpaid deferred compensation, employee bonuses, change in control payments, severance, executive compensation, accrued but unpaid vacation or paid time off (to the extent carried over from a prior year), or similar payments (together with the employer portion of payroll, social security, unemployment or similar Taxes attributable to such obligations); (vii) any unpaid Taxes of the Group Companies attributable to a Pre-Closing Tax Period (in an amount not to be less than zero for any particular Tax or jurisdiction and which shall exclude any Tax refunds or credits other than any offsets or reductions with respect to estimated Taxes and overpayments of Taxes to the extent such estimated Taxes and Tax overpayments actually reduce such unpaid Taxes), including Taxes resulting from (I) any adjustment under Section 481 of the Code (or any similar provision of Law) as a result of any change in accounting method made at or prior to the Closing with respect to any such Tax period (or portion thereof) ending on or prior to the Closing Date, (II) deferred revenue, advance payments, or other deferred or prepaid amounts received or accrued on or prior to the Closing Date, (III) Taxes due with respect to income that was, or would be, recognized in a Pre-Closing Tax Period under Sections 951, 951A or 952 of the Code under a “closing of the books” if the Closing Date were the last day of the taxable year for each of the Group Companies (including any predecessor thereof, and any Person to which such Group Company is a successor-in-interest thereof) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, and (IV) deferred payments attributable to any Pre-Closing Tax Period to be made in future taxable periods pursuant to Section 965(h) of the Code as though such amounts were due as of the Closing Date, in each case, whether or not occurring in a Pre-Closing Tax Period, (viii) deferred Taxes eligible for relief under the CARES Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020 or any other COVID-19 Tax Measure or any similar provisions of Law; (ix) intercompany payables owed from the Target Company or one of its Subsidiary to another Target Company or Subsidiary; (x) all obligations of the type referred to in clauses (i) and (ix) of other Persons for the payment of which a Group Company is responsible or liable, directly or indirectly, as obligor, guarantor or surety or otherwise; and (xi) all obligations of the type referred to in clauses (i) through (x) of other Persons secured by any Lien on any property or asset of a Group Company.

“Indemnified Party” has the meaning set forth in Section 8.05(a).

“Indemnified Taxes” means any and all Losses attributable to (a) all Taxes of the Group Companies or relating to the business of the Group Companies for all Pre-Closing Tax Periods; (b) all Taxes of any member of an affiliated, consolidated, combined, unitary or similar Tax group of which any Group Company (or any predecessor of any Group Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulations Section 1.1502-6 or any comparable provisions of foreign, state or local Law (including any arrangement for group or consortium relief or similar arrangement); (c) any and all Taxes of any Person imposed on any Group Company arising under the principles of transferee or successor liability, by contract, pursuant to any Law or otherwise, relating to an event or transaction occurring before the Closing; (d) all Taxes of the Group Companies arising from the inclusion of an item of income in, or the exclusion of any item of deduction or expense from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including Taxes resulting from any adjustment under Section 481 of the Code (or any similar provision of Law) as a result of any change in accounting method made prior to the Closing with respect to any Pre-Closing Tax Period, in each case, to the extent resulting from an action or election taken or made before the Closing, or

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otherwise attributable to any Pre-Closing Tax Period, including any Taxes on deferred revenue or prepaid amounts received or accrued as of the Closing; (e) any Taxes due with respect to income that was, or would be, recognized in a Pre-Closing Tax Period under Sections 951, 951A or 952 of the Code under a “closing of the books” if the Closing Date were the last day of the taxable year for each of the Group Companies (including any predecessor thereof, and any Person to which such Group Company is a successor-in-interest thereof) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code; (f) any Taxes attributable to an election with respect to a Group Company under Section 965 of the Code (or any corresponding or similar provision of state, local or foreign law) made at or prior to the Closing; (e) any Taxes for a Pre-Closing Tax Period deferred pursuant to any COVID-19 Tax Measures; (f) any Taxes arising from the Squeeze Out; (g) any Transfer Taxes that are the responsibility of the Sellers pursuant to Section 5.07(d); (h) all Taxes imposed on or with respect to the Sellers, any holders of Company Options, or any payee pursuant to Section 1.13(a) or (b) arising in connection with the consummation of the Transactions, including any withholding Taxes related thereto; and (i) the costs of preparing, filing, and defending any Tax Return for a Pre-Closing Tax Period. Indemnified Taxes shall exclude any Taxes resulting from actions taken by Purchaser or the Group Companies (at the sole direction of Purchaser or its Affiliates) after the Closing on the Closing Date outside of the ordinary course of business (other than any such actions contemplated by the Transaction Documents).

“Indemnifying Party” has the meaning set forth in Section 8.05(a).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) trademarks and service marks, trade dress and trade names, brands, certification marks, logos, and other similar indicia of source or origin, (together with goodwill associated with any of the foregoing), and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (b) issued patents, patent applications, (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (c) copyrights, and works of authorship, whether or not copyrightable, and registrations and applications and renewals for any of the foregoing (“Copyrights”), (d) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, business and marketing plans, market surveys and studies, projections, Personal Data and other confidential and proprietary information and all rights therein (“Trade Secrets”); (e) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (f) mask works, and all registrations, applications for registration, and renewals thereof; (g) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof;. (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

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“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“IRRAS Products” means those products, product lines, and services offered and sold by the Target Company as of the Closing Date, together with any improvements or modifications thereto that are marketed or sold by Purchaser which are substantially similar in function, features, and application to such products, and any product actively in the product development process to extend or support the use of existing IRRAS Products (which, as of the date hereof, such products actively in the product development process are listed on Schedule 9.01(a) (IRRAS Products)).

“IRS” means the Internal Revenue Service.

“IT Systems” means information technology systems, resources, and information, including all Software, hardware, networks, computers, equipment, and related systems.

“Knowledge” means, with respect to the Group Companies, the actual knowledge of Olof Clausson, Michel Pettigrew, Salameh Sweis, Marios Fotiadis, Kleanthis Xanthopoulos, Will Martin and Takeo Mukai after a reasonable inquiry in connection with each such Person’s duties in the ordinary course of business on behalf of the Group Companies.

“Landlord” means Via Frontera Owner, LLC.

“Latest Balance Sheet” has the meaning set forth in Section 2.05(a).

“Law” means any law (including common law), constitution, treaty, rule, regulation, judgment, ordinance, treaty, directive, statute, code, injunction, order, decree, franchise, permit, certificate, license, authorization, or other restriction of any Governmental Authority, including the Constitution and Bylaws of FINRA, in each case, as amended.

“Lease Consent” means that consent from Landlord with respect to that certain Standard Industrial Lease, dated as of March 17, 2023, between IRRAS USA, Inc. and Via Frontera Owner, LLC, in the form to be mutually agreed upon by Purchaser and the Target Company.

“Leased Real Property” has the meaning set forth in Section 2.07(b).

“Legal Proceeding(s)” means any judicial, administrative, or arbitral actions, suits, demands, complaints, audits, investigations, or other proceedings, whether public or private, by or before a Governmental Authority.

“Liens” means liens, security interests, charges, encumbrances, pledges, debentures, mortgages, deeds of trust, deed restrictions, interest or equity of any person (including any rights of first refusal, rights to acquire or rights of pre-emption), options, encroachments, easement, rights-of-way claims, assignment, hypothecation or similar encumbrances (statutory or otherwise) or any agreement or commitment to give or create any of the foregoing.

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“Lookback Date” means January 1, 2020.

“Loss” or “Losses” means any liabilities, losses, Taxes, damages, deficiencies, claims, demands, assessments, awards, fines, penalties, disbursements, amounts paid in settlement, judgments and costs, charges, expenses or fees of any nature (including reasonable out-of-pocket expenses for investigation and defense and reasonable attorneys’ fees); provided, however, that “Loss” shall not include punitive damages and exemplary damages, except to the extent such punitive damages or exemplary damages are actually awarded to a third party under a Third Party Claim.

“Material Adverse Effect” means any state of facts, circumstance, change, event, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon (x) the financial condition, business or operating results of the Group Companies, taken as a whole, or (y) the ability of any of Sellers or the Target Company to timely consummate the Transactions or by the Transaction Documents to which they are or will be a party; provided that, in the case of clause (x), none of the following (or the results thereof), either alone or taken together with other facts, circumstances, changes, events, effects or developments, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in general business conditions that is generally applicable to the industries or markets in which the Group Companies operate; (ii) any national or international political, regulatory or social conditions, including any acts of terrorism, sabotage, cyber-attack, military action, declaration of a national emergency or war (regardless of whether declared), or any escalation or worsening thereof; (iii) conditions generally affecting the United States or worldwide economy or credit, currency, oil, financial, banking, securities or capital markets (including any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby or any disruption thereof and any decline in the price of any security, commodity or market index); (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event or act of God, whether or not caused by any Person, or any national or international calamity or crisis; (v) any Law, directive, pronouncement or guideline issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; (vi) changes in GAAP; (vii) changes or in Laws or the enforcement or interpretation thereof; (viii) (a) the taking of any action required by this Agreement or taken at the written request of Purchaser or its Affiliates or (b) the failure to take any action if such action is prohibited by this Agreement or Law; or (ix) any failure, in and of itself, to meet any budgets, projections, forecasts, estimates, plans, predictions, guidance, milestones, revenue, earnings or performance metrics or operating statistics or the inputs into such items (but not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), except, in the case of clauses (i) through (vii), to the extent such fact, event, effect or development has a materially disproportionate impact on the Group Companies, taken as a whole, as compared to other participants engaged in the industries and geographies in which the Group Companies operate.

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“Material Contracts” has the meaning set forth in Section 2.09(a)(xvii).

“Material Customer” has the meaning set forth in Section 2.09(a)(i).

“Material Misstatement” means any untrue statement of a material fact or omission of a material fact required to be stated in the Resale Shelf Registration Statement or in any prospectus forming a part thereof or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

“Material Supplier” has the meaning set forth in Section 2.09(a)(i).

“Money Laundering Laws” means anti-money laundering-related Laws and codes of practice applicable to the Group Companies and their operations from time to time, including the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.

“Net Sales” means, for each Earnout Period, aggregate amounts invoiced by Purchaser, its Affiliates, or their respective successors and assigns for sales of IRRAS Products to unaffiliated third parties, exclusive of (i) returns and refunds, (ii) customary trade, promotional and cash discounts actually taken, (iii) credits and allowances actually granted, (iv) shipping, freight, insurance charges rebilled to customers, and (v) sales, use, value added, or similar taxes and duties, in each case as determined in accordance with U.S. GAAP as consistently applied by Purchaser.

“Non-Party Affiliates” has the meaning set forth in Section 10.12.

“OFAC” has the meaning set forth in Section 2.16(b).

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority applicable to any Group Company or by which any Group Company is bound.

“OTS Licenses” has the meaning set forth in Section 2.10(d).

“Outside Date” means December 31, 2025.

“Paying Agent” has the meaning set forth in Section 1.09(a).

“Permits” has the meaning set forth in Section 2.13(a).

“Permitted Liens” means (i) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which adequate reserves have been established in accordance with GAAP on the Latest Balance Sheet; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable; (iii) requirements under applicable Law, including zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by and do not materially impair the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other

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similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Group Companies’ business; (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) Liens on goods in transit incurred pursuant to documentary letters of credit; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements that do not materially and adversely impact the value or current use and operation of the affected property and only to the extent that the associated Indebtedness remains outstanding through the Closing by agreement of the parties; and (viii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency, or political subdivision thereof.

“Personal Data” means (i) any information (including a Person’s name, physical address, telephone number, e-mail address, photograph, social security number, tax identification number, payment card number, bank account information and other financial information, customer or account numbers, codes and passwords, IP address, geographic location, family members, platform or transaction history, persistent identifier, order and purchase histories, platform behavior, conduct, preferences, demographic data and any other data and information) which, whether alone or in combination with other information, identifies or is capable of identifying or is associated with an identified natural Person, and (ii) any information that is governed, regulated or protected by one or more applicable Laws concerning information relating to an identified or identifiable natural person.

“Plan” has the meaning set forth in Section 2.11(a).

“Post-Closing Tax Period” means any Tax period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Privacy and Security Laws” means all applicable Laws concerning the collection, receipt, use, processing, disclosure, storage, maintenance, transmission, encryption, access to, breach or breach notification of, or privacy or security or protection of Personal Data and all guidance and implementing regulations issued by any Governmental Authority (including staff reports) thereunder, including, but not limited to the General Data Protection Regulation (EU) 2016/679, any laws implementing or connected with the GDPR, and the UK Data Protection Act of 2018 (collectively, “GDPR”).

“Privacy Obligations” means all applicable (a) Privacy and Security Laws, (b) legally binding industry standards, (c) Contracts to which any Group Company is a party and (d) posted policies of any Group Company, in each case with respect to the collection, storage, use, processing, disclosure, retention or transfer of Personal Data.

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“Process” or “Processing” shall mean, with respect to Personal Data, the use, collection, processing, storage, protection of, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, or combination of such Personal Data, and including processing as defined in Privacy Obligations.

“Products” means all articles marketed, provided, sold, offered for sale, imported, or distributed by the Group Companies.

“Purchase Price” means the aggregate consideration to be delivered by Purchaser to Sellers at Closing, consisting of the Closing Consideration.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Common Stock” means common stock, par value $0.01 per share, of Purchaser.

“Purchaser Indemnified Party” has the meaning set forth in Section 8.02(a).

“Purchaser Prepared Returns” has the meaning set forth in Section 5.07(a)(i).

“Purchaser Released Claims” has the meaning set forth in Section 5.05(b).

“Purchaser Released Parties” has the meaning set forth in Section 5.05(b).

“Purchaser Releasors” has the meaning set forth in Section 5.05(b).

“Purchaser Share Price” means $26.00.

“Recall” means any recall, removal, market withdrawal, replacement, field action, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients (including any action required to be reported or for which records must be maintained under 21 C.F.R. Part 806).

“Registrable Securities” has the meaning set forth in Section 5.11(a).

“Registration Period” has the meaning set forth in Section 5.11(c).

“Regulatory Approval” shall mean, with respect to a country, any and all Approvals, licenses, permits registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, market or clinically investigate the Products in such country, including, where applicable and as required, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval investigational and marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto and any investigational device exemptions), (c) labeling approval and (d) technical, medical and scientific licenses (including CE-marks).

“Regulatory Authority” shall mean any Governmental Authority or regulator, including the FDA or any successor agency thereto, with jurisdiction over the Products or otherwise

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exercising authority with respect to the testing, approval, clearance, manufacture, storage, distribution, use, promotion, marketing, sale and importation of the Products.

“Release” means any release, spill, leaking, pumping, injection, deposit, disposal, discharge, dumping, emitting, emptying, escaping, leaching, or pouring into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, and land surface or subsurface strata).

“Requisite Stockholder Approval” means, with respect to this Agreement, approval by holders of not less than a majority of the outstanding capital stock and voting power of the Target Company.

“Resale Shelf Registration Statement” has the meaning set forth in Section 5.11(a).

“Sanctioned Person” means (i) any Person listed on OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any resident of Cuba, Iran, North Korea, Syria, and the Crimea, so-called Luhansk, and so-called Donetsk regions of Ukraine.

“Sanctions Laws” means the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) relating to economic or trade sanctions.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller(s)” has the meaning set forth in the Preamble.

“Seller Indemnitors” means those Persons listed on Schedule 1.

“Seller Released Parties” has the meaning set forth in Section 5.05.

“Seller Releasors” has the meaning set forth in Section 5.05.

“Seller Representative” has the meaning set forth in the Preamble.

“Software” means (a) all software, firmware, middleware, computer programs, applications, interfaces, tools, operating systems, software code of any nature, (including all object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all processes, technical data, build scripts, test scripts, algorithms, APIs, subroutines, techniques, operating procedures, screens, user interfaces, report formats, development tools, templates, menus, buttons, icons and user interfaces, (b) all electronic data, databases and data collections, and (c) all documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to

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design, plan, organize and develop any of the foregoing, and training materials, relating to any of the foregoing.

“Squeeze Out” has the meaning set forth in Section 3.07.

“Standard Licenses” has the meaning set forth in Section 2.10(d)(ii).

“Straddle Period” means a Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock or units entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Subsidiary Equity” has the meaning set forth in Section 2.04(b).

“Survival Date” has the meaning set forth in Section 8.01(c).

“Surviving Company” means, from and after the Effective Time, the Target Company.

“Surviving Covenants” has the meaning set forth in Section 8.01(b).

“Surviving Entity” means, from and after the Second Merger Effective Time, Second Merger Sub.

“Target Company” has the meaning set forth in the Preamble.

“Target Working Capital” means $480,000, as may be adjusted pursuant to Section 1.11(c)(x).

“Tax” means (a) any tax liabilities of any kind, including all direct or indirect taxes, any U.S. federal, state, local or foreign tax, charge, duty, fee, levy, or other assessment, including income, corporation, gross income, gross receipts, production, franchise, estimated, alternative, minimum, add-on, sales, use, transfer, inheritance or gift tax, wealth tax, ad valorem, profits, real property, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, gains, special assessment, personal property, capital stock, withholding, unincorporated business, capital, general corporate, recording, privilege, social security and other social contributions, national insurance contributions, employment, unemployment, disability, worker’s compensation, payroll, license,

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employee or other tax or like charges in the nature of a tax (however denominated) whether disputed or not, and including any interest, fines, penalties or additions to tax or additional amounts in respect of the foregoing or which arise as a result of the failure to pay any Tax on the due date or to comply with any obligation relating to Tax, in each case, whether or not imposed by any Governmental Authority (or disputed), including any such amounts payable pursuant to any tax-sharing agreement or other agreement relating to the payment of any such Tax, levy, impost, duty, assessment, charge or withholding, whether imposed directly or primarily chargeable against, recoverable from or attributable to any person including as a result of being or having been a member of a consolidated tax group or a party to any tax sharing agreement; and (b) any tax liabilities for amounts described under clause (a) above under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign Law), as a result of being a transferee, successor, or member of an affiliated, consolidated, unitary or combined group, by contract, or otherwise.

“Tax Proceeding” means any audit, examination, claim or similar proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Representation” means those representations and warranties in Section 2.06(vi) or Section 2.08.

“Tax Returns” means any return, report, declaration, estimate, schedule, notice, notification, form, election, claim for refund, certificate, information return or statement or other document or information (including any schedules thereto or any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxing Authority” means the IRS or any other Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” has the meaning set forth in Section 10.02.

“Transaction Expenses” means, without duplication, in each case to the extent unpaid as of immediately prior to the Closing and payable by any Group Company, (i) all costs, fees and expenses incurred by Sellers or the Group Companies in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions hereby and thereby, including fees and expenses of any advisors, experts, brokers, consultants, accountants, auditors, lawyers, investment bankers or other advisors, (ii) except as otherwise provided in this Agreement, any and all management sale bonuses, transaction bonuses, severance, Change of Control Payments, retention payments and any other compensation or benefits that may be owed to current or former employees, officers, directors, or other service providers of the Group Companies as a result of the consummation of the transactions contemplated hereby or the entry into or adoption of this Agreement or any of the Transaction Documents (either alone or in conjunction with any other event, such as termination

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or continuation of employment), and (iii) the employer portion of all employment, payroll, social security or similar Taxes with respect to payments or other amounts described in clause (ii) or payments made in respect of the Company Options.

“Transaction Tax Deductions” means, without duplication, the aggregate amount of any income Tax deduction permitted under applicable Tax Law with respect to (a) all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity or option exercise or cancellation payments or similar payments made or to be made by any of the Group Companies in connection with or resulting from the Closing to the extent economically borne by Sellers; (b) all fees, expenses, prepayment premiums and interest (including amounts treated as interest for federal income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by the Group Companies with respect to the payment of Indebtedness in connection with the Transactions; (c) any Transaction Expenses (including, for this purpose, amounts that would be Transaction Expenses but that were paid prior to the Closing) and, to the extent economically borne by Sellers, all other similar fees, costs and expenses incurred by any of the Group Companies in connection with or incident to this Agreement and the transactions contemplated hereby, including any such legal, accounting and investment banking fees, costs and expenses; and (d) the employer share of any employment or payroll Taxes payable by any Group Company with respect to the amounts set forth in clause (a) of this definition. For the avoidance of doubt, the parties hereto shall, to the extent permitted by applicable Law, apply the seventy-percent safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the deductible portion of any success-based fees described in clauses (a) through (d). Notwithstanding anything in this Agreement to the contrary, Transaction Tax Deductions shall not include any Tax deduction attributable to any bonus payment that is the responsibility of Purchaser pursuant to Section 5.09.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Transferred Stock” has the meaning set forth in the Recitals.

“Transmittal Letter” has the meaning set forth in Section 1.09(b).

“Treasury Regulations” means the United States Treasury Regulations promulgated or proposed by the U.S. Treasury Department under the Code.

“Working Capital” means an amount (which may be positive or negative) equal to the current assets minus the current liabilities of the Target Company as of the Closing Date, excluding cash and any current or deferred Tax liabilities or assets, calculated in accordance with the Target Company’s historical accounting principles, practices, and procedures, consistently applied and in accordance with the Accounting Principles.

9.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of

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an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c) Dollars. Any reference in this Agreement to $ or “dollars” means U.S. dollars.

(d) To the Extent. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.”

(e) Made Available. Any reference in this Agreement to documents or information having been made available to Purchaser (or phrases having similar import) means that such documents were posted to the electronic data site with the project name “Project Ignite” maintained by Donnelley Financial Solutions (DFIN) in connection with the Transactions on or before 12:00 p.m. (Pacific time) on the date prior to the date of this Agreement.

(f) Ordinary Course of Business. The phrase “ordinary course of business” shall mean any action taken in the ordinary course of business consistent with past practice.

Article X

MISCELLANEOUS

10.01 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one Business Day after deposit with Federal Express or similar overnight courier service, upon transmission by electronic mail if successfully transmitted during normal business hours and, if not, the next Business Day after successful transmission or five Business Days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Purchaser, Sellers and the Target Company shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a) if to Purchaser:

ClearPoint Neuro, Inc.
120 S. Sierra Ave., Suite 100

Solana Beach, California 92075
Attention: Danilo D’Alessandro, Chief Financial Officer
Email: ddalessandro@clearpointneuro.com

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with a copy (which notice shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 100
San Diego, CA 92130-4092
Attention: John Tishler and Lindsay H. Ferguson
Email: jtishler@sheppardmullin.com; lferguson@sheppardmullin.com

(b) if to Sellers or the Target Company:

IRRAS Holdings, Inc.

Attn: Takeo Mukai

Email: info@irras.com

with a copy (which notice shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: Eli Curi

Email: Eli.Curi@lw.com

(c) if to the Seller Representative:

Marios Fotiadis; Olof Claussen

Email: marios@cerusadvisors.com; olof.clausson@icloud.com

10.02 Entire Agreement. This Agreement (including the Disclosure Schedules) and the Exhibits (each attached hereto) and the certificates of the parties delivered pursuant to Section 1.11 (collectively, the “Transaction Documents”) contain the entire understanding of the parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the parties with respect to such subject matter. The Exhibits and the Disclosure Schedules constitute a part hereof as though set forth in full above.

10.03 Expenses. Except as otherwise provided herein, each party shall pay its own fees and expenses, including its own counsel fees, incurred in connection with this Agreement.

10.04 Amendment; Waiver; Severability. This Agreement may not be modified, amended, supplemented, cancelled, or discharged, except by written instrument executed by Purchaser and Sellers. No failure to exercise, and no delay in exercising, any right, power, or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other Transaction Document shall be deemed to be an extension of the time for performance of any other obligations or any other acts. If any term

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or other provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, that provision will be deemed separable from the remaining provisions of this Agreement, and will not affect the validity or interpretation of the other provisions of this Agreement or any other Transaction Document, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such adjudication that any term or provision hereof is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.05 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder, except that (a) the Non-Party Affiliates are express third party beneficiaries of Section 10.12 and (b) the Purchaser Indemnified Parties and the Seller Indemnified Parties are express third party beneficiaries of Article VIII. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other parties.

10.06 Counterparts. This Agreement may be executed in any number of counterparts, including by electronic signature (e.g., DocuSign), each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail transmission of a “.pdf” or other similar data file shall be effective as delivery of a manually executed counterpart to this Agreement. No party hereto or to any such agreement or instrument will raise the use of electronic signature to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.07 Interpretation; Disclosure Schedules. When a reference is made in this Agreement to an article, section, paragraph, clause, Disclosure Schedule or exhibit, such reference shall be deemed to be to an article, section, paragraph, clause, Disclosure Schedule or exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words of one gender shall be held to include the other gender. The word “or” shall not be exclusive, unless used in conjunction with “either” or the like. The words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The headings contained herein and on the Disclosure Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedules. Unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation, or other Law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced, or rewritten from time to time. References to any section of any statute, listing rule, rule, standard, regulation, or other Law include any successor to such section.

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References to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise, and permitted assigns. Any information set forth in one section of a Disclosure Schedule will be deemed to apply to other sections of the Agreement to the extent its relevance to such other section is reasonably apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto on, or the absence of, any Disclosure Schedule relating to such other section of the Agreement). The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

10.08 Governing Law; Interpretation. This Agreement shall be interpreted and construed in accordance with the internal Laws of the State of Delaware. Any and all claims, controversies, causes of action and proceedings arising out of or relating to this Agreement or the negotiation, execution or performance hereof, whether sounding in contract, tort, or statute, shall be governed by the internal Laws of the State of Delaware, without giving effect to any conflict-of-laws or other rule that would result in the application of the Laws of a different jurisdiction.

10.09 Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a) Any claim, controversy, cause of action or proceeding against Purchaser, the Target Company or Sellers arising out of, relating to, or with respect to, this Agreement or the transactions contemplated hereby shall be brought exclusively in the state or federal courts located in New Castle County in the State of Delaware (the “Designated Courts”), and the parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any such claim, controversy, cause of action or proceeding. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such claim, controversy, cause of action or proceeding in any Designated Court and hereby further irrevocably waives any claim that any such claim, controversy, cause of action or proceeding brought in the Designated Courts has been brought in an inconvenient forum. Each party agrees that service of any process, summons, notice or document sent in accordance with Section 10.01 shall be effective service of process in any such claim, controversy, cause of action or proceeding.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV)

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EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.09(b). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.10 Specific Performance. Each of the parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms, that Purchaser, the Target Company and Sellers would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at Law, a non-breaching party shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each party further waives any defense that a remedy at Law would be adequate in any action or proceeding for specific performance or injunctive relief hereunder.

10.11 Arm’s Length Negotiations; Drafting. Each party expressly represents and warrants to the other parties that before executing this Agreement, such party has fully informed itself of the terms, contents, conditions and effects of this Agreement, such party has relied solely and completely upon its own judgment in executing this Agreement and such party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the parties and their respective counsel. This Agreement shall be deemed drafted jointly by the parties and nothing shall be construed against one party or another as the drafting party.

10.12 Non-Recourse Parties. Except in the case of Fraud, all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto, as applicable. Except in the case of Fraud, no Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Documents (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 10.12.

10.13 Conflict Waiver.

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(a) Notwithstanding that the Target Company has been represented by Latham & Watkins LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement, the Target Company agrees that, after the Closing, the Firm may represent Sellers and/or their Affiliates in matters related to this Agreement and the transactions contemplated hereby, including, in respect of any indemnification claims pursuant hereto.

(b) Purchaser agrees, on behalf of itself and, after the Closing, on behalf of the Target Company, that all communications in any form or format whatsoever between or among any of the Firm, the Target Company, any of the Sellers, or any of their respective representatives that relate to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Sellers, shall be controlled by the Seller Representative on behalf of the Sellers and shall not pass to or be claimed by Purchaser or, following the Closing, the Target Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative and the Sellers, shall be controlled by the Seller Representative on behalf of the Sellers and shall not pass to or be claimed by any of Purchaser or, following the Closing, the Target Company; provided, that nothing contained herein shall be deemed to be a waiver by any of Purchaser or any of its Affiliates (including, after the Closing, the Target Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or, after the Closing, the Target Company, on the one hand, and a third party other than a Seller, on the other hand, Purchaser or, following the Closing, the Target Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Purchaser nor, following the Closing, the Target Company may waive such privilege without the prior written consent of the Seller Representative. In the event that Purchaser or, following the Closing, the Target Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Purchaser shall, to the extent permitted by applicable Law, promptly notify the Seller Representative in writing (including by making specific reference to this Section 10.13(c)) so that the Seller Representative may seek, at the Seller Representative’s sole cost and expense, a protective order.

(d) To the extent that files or other materials maintained by the Firm constitute property of its clients, only the Seller Representative and the Sellers shall hold such property rights, and the Firm shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between the Firm, on the one hand, and the Target Company, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a Proceeding by an unrelated third party.

(e) Purchaser agrees on behalf of itself and, following the Closing, the Target Company, (i) to the extent that Purchaser or, after the Closing, the Target Company receives or takes physical possession of any Deal Communications, (A) such physical possession or receipt

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shall not, in any way, be deemed a waiver by any of the Sellers or any other Person, of the privileges or protections described in this section, and (B) neither Purchaser nor, following the Closing, the Target Company shall assert any claim that any of the Sellers or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) shall not seek to have the Seller Representative or any Seller waive the attorney-client or other privilege, or by otherwise asserting that Purchaser or, following the Closing, the Target Company has the right to waive the attorney-client or other privilege and (iii) shall not seek to obtain the Deal Communications from the Firm so long as such Deal Communications would be subject to a privilege or protection if they were being requested in a Proceeding by an unrelated third party.

Article XI

THE SELLER REPRESENTATIVE

11.01 Approval. By the adoption of the Mergers, and by receiving the benefits thereof, including any consideration payable hereunder, each Seller shall be deemed to have approved Marios Fotiadis and Olaf Claussen as of the Closing as the Seller Representative and as the representative, agent and attorney-in-fact of Sellers for all purposes in connection with this Agreement and the agreements ancillary hereto, including to execute any and all documents on behalf of Sellers, and to take any other actions on behalf of the Sellers which may be required, appropriate, helpful or allowed pursuant to this Agreement and any Transaction Document to which the Seller Representative is a party, in each case, in order to consummate the transactions contemplated by this Agreement and, if applicable, perform their respective obligations hereunder or thereunder before, at or following the Effective Time (as the case may be).

11.02 Authority. Without limiting the generality of the foregoing, the Seller Representative shall have the full and exclusive authority to (a) agree with Purchaser with respect to any matter reasonably deemed necessary by the Seller Representative in connection with this Agreement or any Transaction Document to which the Seller Representative is a party calling for the agreement of Sellers, give and receive notices on behalf of Sellers, and act on behalf of Sellers in connection with any matter as to which Sellers are or may be obligated under this Agreement or any such Transaction Documents, all in the reasonable discretion of the Seller Representative, (b) execute and deliver all documents contemplated by this Agreement to be executed by the Seller Representative in its capacity as such, (c) authorize distribution to Purchaser or Sellers (as the case may be) of all or a portion of the Holdback Shares and the Adjustment Amount pursuant to the applicable terms hereof; and (e) take all actions necessary or desirable in connection with the performance of obligations under Article I and Article VIII, including to withhold funds for satisfaction of expenses or other liabilities or obligations.

11.03 Binding Decisions; Rights. Subject to this Article XI, decisions by the Seller Representative within the scope of its authority granted pursuant to this Article XI shall be binding upon all Sellers, and no Seller shall have the right to contest the same. A decision, act, consent or instruction of the Seller Representative with respect to matters within the scope of its authority granted pursuant to this Article XI shall constitute a decision of all Sellers and shall be final, binding and conclusive upon Sellers and the Purchaser Indemnified Parties may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act,

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consent or instruction of each and every Seller. Sellers shall cooperate with the Seller Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. The Seller Representative may communicate with Sellers or any other Person concerning its responsibilities hereunder, but it is not required to do so.

11.04 Resignation. The Seller Representative may resign at any time by notifying in writing Purchaser and Seller. If the Seller Representative resigns, a successor Seller Representative shall be promptly appointed with the consent of Sellers which held a majority of the shares of voting Company Capital Stock immediately prior to the Effective Time (as determined on an as-converted to Common Stock basis). Notice of the appointment of a successor Seller Representative shall be given promptly to Purchaser. Such successor Seller Representative shall exercise the rights and powers of and be entitled to the indemnity, reimbursement and other benefits of the original Seller Representative.

11.05 Exculpation; Indemnification. The Seller Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Seller Representative shall not be liable for any action or omission pursuant to the advice of counsel. Sellers shall indemnify the Seller Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Seller Representative from any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Seller Representative may be paid from the aforementioned sources of funds, this does not relieve Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Seller Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Merger Agreement as of the date first above written.

TARGET COMPANY

IRRAS HOLDINGS, INC.

By: /s/ Will Martin

Name: Will Martin

Its: Chief Executive Officer

Signature Page to Merger Agreement

THE SELLER REPRESENTATIVE

/s/ Marios Fotiadis

/s/ Olof Clausson

Signature Page to Merger Agreement

PURCHASER

CLEARPOINT NEURO, INC.

By: /s/ Danilo D’Alessandro

Name: Danilo D’Alessandro

Its: Chief Financial Officer

FIRST MERGER SUB

IGNITE MERGER SUB, INC.

By: /s/ Danilo D’Alessandro

Name: Danilo D’Alessandro

Its: Chief Financial Officer

SECOND MERGER SUB

CLEARPOINT HOLDINGS, LLC

By: /s/ Danilo D’Alessandro

Name: Danilo D’Alessandro

Its: Chief Financial Officer

Signature Page to Merger Agreement

Schedule 1

Consenting Stockholders

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Schedule 1.11(c)(vii)

Discharged Liabilities

See attached.

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Schedule 1.11(c)(viii)

Convertible Promissory Notes

See attached.

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Schedule 1.16(g)

Seller Allocation Schedule

See attached.

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Schedule 9.01(a)

IRRAS Products

See attached.

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Exhibit A

Form of Joinder Agreement

See attached.

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Exhibit B

Form of Written Consent

See attached.

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Exhibit C

Form of First Certificate of Merger

See attached.

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Exhibit D

Form of Second Certificate of Merger

See attached.

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